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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
HEWLETT-PACKARD COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Raymond J. Lane Chairman of the Board Margaret C. Whitman President and Chief Executive Officer	Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 www.hp.com

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Hewlett-Packard Company to be held on March 20, 2013 at 2:00 p.m., local time, at the Computer History Museum, 1401 N. Shoreline Boulevard, Mountain View, California.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

This year, we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2012 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2012 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Your vote is important. Regardless of whether you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of, and continued interest in, Hewlett-Packard Company.

Sincerely,

Raymond J. Lane Chairman of the Board	Margaret C. Whitman President and Chief Executive Officer

2013 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

HEWLETT-PACKARD COMPANY

3000 Hanover Street
Palo Alto, California 94304
(650) 857-1501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	2:00 p.m., local time, on Wednesday, March 20, 2013
Place	Computer History Museum, 1401 N. Shoreline Boulevard, Mountain View, California
Items of Business	(1)	To elect the 11 directors named in this proxy statement
	(2)	To ratify the appointment of the independent registered public accounting firm for the fiscal year ending October 31, 2013
	(3)	To conduct an advisory vote on executive compensation
	(4)	To consider and vote upon a proposal to amend HP's Bylaws to permit stockholder proxy access
	(5)	To approve the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan
	(6)	To consider and vote upon three stockholder proposals, if properly presented
	(7)	To consider such other business as may properly come before the meeting
Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
Record Date	You are entitled to vote only if you were a Hewlett-Packard Company stockholder as of the close of business on January 22, 2013.
Meeting Admission
You are entitled to attend the annual meeting only if you were a Hewlett-Packard Company stockholder as of the close of business on January 22, 2013 or hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record or hold your shares through the Hewlett-Packard Company 401(k) Plan or the Hewlett-Packard Company 2011 Employee Stock Purchase Plan, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to January 22, 2013 or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.
The annual meeting will begin promptly at 2:00 p.m., local time. Check-in will begin at 12:30 p.m., local time, and you should allow ample time for the check-in procedures.
Voting
Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers—Voting Information beginning on page 10 of this proxy statement.

By order of the Board of Directors,
JOHN F. SCHULTZ Executive Vice President, General Counsel and Secretary

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about                         , 2013.

PROXY STATEMENT SUMMARY

The following is a summary of certain key disclosures in our proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the proxy statement as well as our 2012 Annual Report on Form 10-K.

 Annual Meeting of Stockholders

Time and Date	2:00 p.m., local time, on Wednesday, March 20, 2013
Place	Computer History Museum, 1401 N. Shoreline Boulevard, Mountain View, California
Record Date	January 22, 2013

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendation
Election of directors	FOR EACH NOMINEE
Ratification of Ernst & Young LLP as auditors for the 2013 fiscal year	FOR
Advisory vote to approve executive compensation	FOR
Proposal to amend HP's Bylaws to permit stockholder proxy access	FOR
Approval of the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan	FOR
Stockholder proposal related to the formation of a human rights committee	AGAINST
Stockholder proposal entitled "2013 Hewlett-Packard Resolution on Human Rights Policy"	AGAINST
Stockholder proposal entitled "Executives to Retain Significant Stock"	AGAINST

 Proposal No. 1—Director Nominees

              The following table provides summary information about each of the director nominees:

Name	Age	HP Director Since	Noteworthy Experience	Independent	Other Public/Investment Company Boards
Marc L. Andreessen	41	2009	Co-Founder of AH Capital Management, LLC, doing business as Andreessen Horowitz	Yes	eBay Inc.; Facebook, Inc.
Shumeet Banerji	53	2011	Senior Partner, Booz & Company	Yes
Rajiv L. Gupta	67	2009	Chairman, Avantor Performance Materials, and Senior Advisor, New Mountain Capital, LLC; former Chairman and Chief Executive Officer, Rohm and Haas Company	Yes	Delphi Automotive, PLC; Tyco International Ltd; The Vanguard Group
John H. Hammergren	53	2005	Chairman, President and Chief Executive Officer, McKesson Corporation	Yes	McKesson Corporation
Raymond J. Lane	66	2010	Chairman of the Board, Hewlett-Packard Company; Managing Partner, Kleiner Perkins Caufield & Byers	No
Ann M. Livermore	54	2011	Former Executive Vice President, Enterprise Business, Hewlett-Packard Company	No	United Parcel Service, Inc.
Gary M. Reiner	58	2011	Operating Partner, General Atlantic; former Senior Vice President and Chief Information Officer, General Electric Company	Yes
Patricia F. Russo	60	2011	Former Chief Executive Officer, Alcatel-Lucent	Yes	Alcoa, Inc.; General Motors Company; KKR Management LLC; Merck & Co., Inc.
G. Kennedy Thompson	62	2006	Principal, Aquiline Capital Partners LLC; former Chairman, President and Chief Executive Officer, Wachovia Corporation	Yes	BNC Bancorp
Margaret C. Whitman	56	2011	President and Chief Executive Officer, Hewlett-Packard Company	No	The Procter & Gamble Company; Zipcar, Inc.
Ralph V. Whitworth	57	2011	Principal, Relational Investors LLC	Yes

Proposal No. 2—Ratification of Auditors

              We are asking our stockholders to ratify the selection of Ernst & Young LLP ("E&Y") as our independent registered public accounting firm for fiscal 2012. Set forth below is a summary of E&Y's fees for services provided in fiscal 2012 and 2011:

	2012	2011
	In millions
Audit Fees	$30.6	$30.5
Audit-Related Fees	14.8	13.9
Tax Fees	3.2	3.0
All Other Fees	2.2	0.0

Total	$50.8	$47.4

 Proposal No. 3—Advisory Vote on Executive Compensation

              There are many challenges facing our business. It will take commitment from all the talented people throughout our company to address all of these challenges. We believe that we have the right executive team in place to deliver our strategy, and we have designed our compensation programs to enable us to attract, retain and reward our team for delivering value to stockholders over the long term.

              Our compensation programs must balance near-term results with long-term success and continue to encourage employees to build value through innovation. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding compensation made by HP management and the HR and Compensation Committee of our Board of Directors (the "Board"). In addition, our compensation decisions are designed to facilitate strong corporate governance. Our focus on pay-for-performance and corporate governance ensures alignment with the interests of stockholders as highlighted below:

ALIGNMENT WITH STOCKHOLDERS

Pay for Performance	Corporate Governance

Nearly 100% of total compensation for the CEO is performance-based and 85% is equity-based	We generally do not enter into individual executive compensation agreements

On average, 89% of total compensation for named executive officers other than the CEO is performance-based and 73% is equity-based	We devote significant time to succession planning and leadership development efforts

We target compensation within a competitive range of median and only deliver compensation above this level when warranted by performance	We maintain a market-aligned severance program and do not have automatic single-trigger equity vesting

We have removed discretionary incentive awards and replaced them with specific management objectives	We utilize an independent compensation consultant

Seventy percent of target long-term incentive compensation for NEOs is granted in the form of performance-contingent stock options that only vest if sustained stock price appreciation is achieved	We do not have compensation programs that encourage imprudent risk

We provide no special or supplemental pension or health benefits	We disclose our performance goals

We validate our pay-for-performance relationship on an annual basis	We conduct a robust stockholder outreach program

              The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Committee has made under those programs and the factors considered in making those decisions, focusing on the compensation of our named executive officers ("NEOs") for fiscal 2012, who were:

  •
  Margaret C. Whitman, our President and Chief Executive Officer;

  •
  Catherine A. Lesjak, our Executive Vice President and Chief Financial Officer;

  •
  David A. Donatelli, Executive Vice President and General Manager of our Enterprise Group;

  •
  John M. Hinshaw, our Executive Vice President of Technology and Operations;

  •
  R. Todd Bradley, Executive Vice President of our Printing and Personal Systems Group; and

  •
  Two former officers, Vyomesh I. Joshi, our former Executive Vice President, Imaging and Printing Group, and Giovanni G. Visentin, our former Executive Vice President, Enterprise Services.

              Our fiscal 2012 financial performance was below expectations. The table below further illustrates our pay-for-performance philosophy by showing the impact that this financial performance had on the compensation of the continuing NEOs in fiscal 2012:

Named Executive Officer	Fiscal 2012 Annual Incentive Compensation as a Percentage of Target(1)	Realized Value of Stock Option and Stock Awards Vesting in Fiscal 2012 as a Percentage of Target Value(2)(3)	Total Shares Released in Fiscal 2012 Under Performance-Based Restricted Unit Program

Margaret C. Whitman(4)	70.3%	9.6%	0

Catherine A. Lesjak	50.3%	16.1%	0

David A. Donatelli	50.3%	18.9%	0

John M. Hinshaw(5)	65.3%	—	0

R. Todd Bradley	55.3%	11.8%	0

(1)
Excludes payouts in the following amounts under the Cash Conversion Cycle Bonus Plan: Ms. Lesjak: $51,563; Mr. Donatelli: $51,563; Mr. Hinshaw: $40,625; Mr. Bradley: $53,125. Ms. Whitman was not eligible to participate in the Cash Conversion Cycle Bonus Plan.

(2)
Realized value is calculated using the actual aggregate value of all stock option and stock awards that vested during fiscal 2012. The realized value of vested stock options is calculated by multiplying the number of shares vested by the difference (but not less than zero) between the exercise price and the closing price of our common stock on the vesting date without regard to actual option exercise activity. The realized value of vested stock awards is calculated by multiplying the number of shares vested (excluding dividend equivalent shares) by the closing price of our common stock on the vesting date.

(3)
Target value is the hypothetical aggregate value of all stock options and stock awards that vested during fiscal 2012 had all of the awards vested at target. The target value for vested stock options and vested stock awards equals the grant date fair value of those awards. The target value of restricted stock units is calculated by multiplying the closing price of our common stock on the date of grant by the number of units awarded. The target value of time-based option awards is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. The target value for vested performance-based restricted unit ("PRU") awards is calculated by multiplying the number of PRUs granted by the closing price of our common stock on the grant date.

(4)
Only one of Ms. Whitman's stock awards vested during fiscal 2012. That award was granted in April 2011 in connection with her service as a non-employee member of the Board before she became CEO. None of Ms. Whitman's stock options or stock awards granted to her in connection her service as President and Chief Executive Officer vested during fiscal 2012.

(5)
No portion of Mr. Hinshaw's equity awards vested during fiscal 2012.

              We believe that we have created a compensation program deserving of stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement.

Proposal No. 4—Proposal to Amend HP's Bylaws to Permit Stockholder Proxy Access

              The Board is proposing for approval by stockholders amendments to our Amended and Restated Bylaws that would permit stockholders to include stockholder-nominated director candidates in our proxy materials.

Proposal No. 5—Approval of the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan

              The Board recommends a vote FOR the approval of the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan (the "Newly Amended Plan"). The Newly Amended Plan provides for the following changes to the existing Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan:

  •
  Makes an additional 172,500,000 shares of common stock available for issuance;

  •
  Adds a provision to allow for a fungible share pool that reduces the share reserve much more rapidly when "full value" awards, such as restricted stock and performance-based restricted units, are granted;

  •
  Adds the ability to grant stock appreciation rights;

  •
  Increases the share limits per individual under Section 162(m) of the Internal Revenue Code;

  •
  Adds a $550,000 value limit to the annual equity retainer that can be granted to non-employee directors in any plan year;

  •
  Amends the performance criteria to include the performance criteria under the Hewlett-Packard Company 2005 Pay-for-Results Plan; and

  •
  Extends the expiration of the existing Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan for ten years from the date of this annual meeting.

              The Board is asking stockholders to approve the Newly Amended Plan so that we may continue to use stock options, restricted stock, restricted stock units and other share-based compensation awards to attract and retain employees.

Proposal No. 6—Stockholder Proposal Related to the Formation of a Human Rights Committee

              The Board recommends a vote AGAINST a stockholder proposal seeking to have us establish a Human Rights Committee of the Board. The Nominating and Governance Committee of the Board

already appropriately and effectively oversees our policies and efforts relating to human rights, so the establishment of an additional committee to oversee the same policies and practices is unnecessary and would not be in the best interests of our stockholders.

Proposal No. 7—Stockholder Proposal Entitled "2013 Hewlett-Packard Resolution on Human Rights Policy"

              The Board recommends a vote AGAINST a stockholder proposal seeking to have the Board review and amend, where applicable, within ten months of the 2013 Annual Meeting of Stockholders, "HP's policies related to human rights that guide its international and U.S. operation." The proposal is unnecessary because our global human rights program already reflects a sufficiently comprehensive understanding of human rights. In addition, the Nominating and Governance Committee, the Board committee that is responsible for making recommendations and reporting to the full Board regarding our policies with respect to including human rights, met during fiscal 2012 to review human rights issues facing our company and is expected to continue to meet regularly in future years. Accordingly, we have already taken the action being sought by the proposal, rendering it unnecessary.

Proposal No. 8—Stockholder Proposal Entitled "Executives To Retain Significant Stock"

              The Board recommends a vote AGAINST a stockholder proposal seeking to have us adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until reaching retirement age because our existing stock ownership guidelines and other compensation policies already effectively facilitate significant stock ownership by our executives, and establishing holding requirements based on a particular retirement age would not be in the best interests of our stockholders.

QUESTIONS AND ANSWERS

Proxy Materials

1.           Why am I receiving these materials?

              The Hewlett-Packard Company ("HP") Board of Directors (the "Board") has made these materials available to you over the Internet or delivered paper copies of these materials to you by mail in connection with HP's annual meeting of stockholders, which will take place on Wednesday, March 20, 2013. As a stockholder, you are invited to attend the annual meeting and to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission and that is designed to assist you in voting your shares.

2.           What is included in the proxy materials?

              The proxy materials include:

  •
  Our proxy statement for the annual meeting of stockholders; and

  •
  Our 2012 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2012.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the annual meeting.

3.           What information is contained in this proxy statement?

              The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the Board and Board committees, the compensation of HP's directors and certain executive officers for fiscal 2012 and other required information.

4.           Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

              This year, we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

5.           Why didn't I receive a notice in the mail about the Internet availability of the proxy materials?

              We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

              In addition, we are providing notice of the Internet availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

6.           How can I access the proxy materials over the Internet?

              Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

  •
  View our proxy materials for the annual meeting on the Internet; and

  •
  Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at                                                                                 .

              Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

7.           How may I obtain a paper copy of the proxy materials?

              Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. Stockholders receiving notice of the availability of the proxy materials by e-mail will find instructions about how to obtain a paper copy of the proxy materials as part of that e-mail. All stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

8.           I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

              If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting Innisfree M&A Incorporated ("Innisfree") at:

(877) 750-5838 (U.S. and Canada)
(412) 232-3651 (International)
E-mail: info@innisfreema.com

A separate set of proxy materials will be sent promptly following receipt of your request.

              If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, please contact HP's transfer agent. See Question 27 below.

              If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please call Broadridge Financial Solutions, Inc. at:

(800) 542-1061

              All stockholders also may write to us at the address below to request a separate copy of these materials:

NASDAQ OMX
Print and Distribution Ctr.
325 Donald Lynch Blvd
Marlborough, MA 01752
(866) 869-5335

9.           What should I do if I receive more than one notice or e-mail about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

              You may receive more than one notice, more than one e-mail or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and vote over the Internet the shares represented by each notice and e-mail that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those notices or e-mails).

10.         How may I obtain a copy of HP's 2012 Form 10-K and other financial information?

              Stockholders may request a free copy of our 2012 Annual Report, which includes our 2012 Form 10-K, from:

NASDAQ OMX
Print and Distribution Ctr.
325 Donald Lynch Blvd
Marlborough, MA 01752
(866) 869-5335
www.hp.com/investor/informationrequest

              Alternatively, stockholders can access the 2012 Annual Report, which includes our 2012 Form 10-K and other financial information, on HP's Investor Relations website at:

www.hp.com/investor/home

              HP also will furnish any exhibit to the 2012 Form 10-K if specifically requested.

Voting Information

11.         What items of business will be voted on at the annual meeting?

              The items of business scheduled to be voted on at the annual meeting are:

  •
  The election of directors;

  •
  The ratification of the appointment of HP's independent registered public accounting firm for the 2012 fiscal year;

  •
  The advisory vote to approve executive compensation;

  •
  A proposal to amend HP's Bylaws to permit stockholder proxy access;

  •
  The approval of the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan; and

  •
  The consideration of three stockholder proposals, if properly presented.

              We also will consider any other business that properly comes before the annual meeting. See Question 23 below.

12.         How does the Board recommend that I vote?

              Our Board recommends that you vote your shares FOR each of the nominees for election to the Board, FOR the ratification of the appointment of HP's independent registered public accounting firm, FOR the approval of the compensation of HP's named executive officers, FOR the proxy access proposal, FOR the approval of the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan, and AGAINST each of the stockholder proposals.

13.         What is the difference between holding shares as a stockholder of record and as a beneficial owner?

              Most HP stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  •
  Stockholder of Record—If your shares are registered directly in your name with HP's transfer agent, you are considered, with respect to those shares, the "stockholder of record." As the stockholder of record, you have the right to grant your voting proxy directly to HP or to a third party, or to vote in person at the meeting.

  •
  Beneficial Owner—If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote and you also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you will not be entitled to vote your beneficially-owned shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

14.         What shares can I vote?

              Each holder of shares of HP common stock issued and outstanding as of the close of business on January 22, 2013, the record date for the annual meeting, is entitled to cast one vote per share on all items being voted upon at the annual meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the stockholder of record, including shares purchased through HP's Dividend Reinvestment Plan and HP's employee stock purchase plans and shares held through HP's Direct Registration Service, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee. On the record date, HP had approximately                          shares of common stock issued and outstanding.

15.         How can I vote my shares in person at the annual meeting?

              Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

16.         How can I vote my shares without attending the annual meeting?

              Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

  •
  By Internet—Stockholders who have received a notice of the Internet availability of the proxy materials by mail may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received notice of the Internet availability of the proxy materials by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

  •
  By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-866-209-1711 and following the instructions. Stockholders of record who have received a notice of the Internet availability of the proxy materials by mail must have the control number that appears on their notice available when voting. Stockholders of record who received notice of the Internet availability of the proxy materials by e-mail must have the control number included in the e-mail available when voting. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail may vote by phone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Those stockholders should check the voting instruction card for telephone voting availability.

  •
  By Mail—Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

17.         What is the deadline for voting my shares?

              If you hold shares as the stockholder of record, or through the Hewlett-Packard Company 2011 Employee Stock Purchase Plan (the "ESPP"), your vote by proxy must be received before the polls close at the annual meeting.

              If you hold shares in the Hewlett-Packard Company 401(k) Plan (the "HP 401(k) Plan"), your voting instructions must be received by 11:59 p.m., Eastern time, on March 17, 2013 for the trustee to vote your shares.

              If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

18.         May I change my vote?

              You may change your vote at any time prior to the vote at the annual meeting, except that any change to your voting instructions for the HP 401(k) Plan must be provided by 11:59 p.m., Eastern time, on March 17, 2013 as described above. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary at the address below in Question 30 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

19.         Is my vote confidential?

              Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within HP or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to HP management.

20.         How are votes counted?

              In the election of directors, you may vote "FOR," "AGAINST" or "ABSTAIN" with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted. You also may cumulate your votes as described in Question 22.

              For the other items of business, you may vote "FOR," "AGAINST" or "ABSTAIN." For these other items of business, if you elect to abstain, the abstention will have the same effect as an "AGAINST" vote.

              If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under the rules of the New York Stock Exchange, brokers, trustees or other nominees may generally vote on routine matters but cannot vote on non-routine matters. Only Proposal No. 2 (ratifying the appointment of the independent registered public accounting firm) is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

              If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of HP's nominees to the Board, FOR ratification of the appointment of HP's independent registered public accounting firm, FOR the approval of the compensation of HP's named executive officers, FOR the proxy access proposal, FOR the approval of the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan and AGAINST each of the stockholder proposals).

              For any shares you hold in the HP 401(k) Plan, if your voting instructions are not received by 11:59 p.m., Eastern time, on March 17, 2013, your shares will be voted in proportion to the way the shares held by the other HP 401(k) Plan participants are voted, except as may be otherwise required by law.

21.         What is the voting requirement to approve each of the proposals?

              In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast for a nominee's election must exceed the number of votes cast against such nominee's election. Each nominee receiving more votes "for" his or her election than votes "against" his or her election will be elected. Approval of Proposal No. 4 requires the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of HP common stock entitled to be voted on the proposal at the annual meeting. Approval of each of the other proposals requires the affirmative vote of a majority of the shares present, in person or represented by proxy, and entitled to vote on that proposal at the annual meeting, provided that Proposal No. 5 will only be approved if the total votes cast on the proposal represents more than 50% of all shares entitled to vote on the proposal.

22.         Is cumulative voting permitted for the election of directors?

              In the election of directors, you may elect to cumulate your vote. Cumulative voting allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock and there are 11 directors to be elected at the annual meeting, you may allocate 1,100 "FOR" votes (11 times 100) among as few or as many of the 11 nominees to be voted on at the annual meeting as you choose. You may not cumulate your votes against a nominee.

              If you are a stockholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the annual meeting, you will need to submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

              If you vote by proxy card or voting instruction card and sign your card with no further instructions, Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

              Cumulative voting applies only to the election of directors.

23.         What happens if additional matters are presented at the annual meeting?

              Other than the nine items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees named in this proxy statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

24.         Who will serve as inspector of elections?

              The inspector of elections will be a representative from                         .

25.         Who will bear the cost of soliciting votes for the annual meeting?

              HP is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Innisfree to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Innisfree a base fee of $20,000 plus customary costs and expenses for these services. HP has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its agreement. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

26.         Where can I find the voting results of the annual meeting?

              We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the "SEC") within four business days of the annual meeting.

27.         What if I have questions for HP's transfer agent?

              Please contact HP's transfer agent, at the phone number or address listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

Wells Fargo Bank, N.A.
Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
(800) 286-5977 (U.S. and Canada)
(651) 450-4064 (International)

              A dividend reinvestment and stock purchase program is also available through HP's transfer agent. For information about this program, please contact HP's transfer agent as follows:

Wells Fargo Bank, N.A.
Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
(800) 286-5977 (U.S. and Canada)
(651) 450-4064 (International)

Annual Meeting Information

28.         How can I attend the annual meeting?

              You are entitled to attend the annual meeting only if you were an HP stockholder or joint holder as of the close of business on January 22, 2013 or if you hold a valid proxy for the annual meeting. You must present photo identification for admittance. If you are a stockholder of record or hold your shares through the HP 401(k) Plan or the ESPP, your name will be verified against the list of stockholders of record or plan participants on the record date prior to your admission to the annual meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to January 22, 2013 or other similar evidence of ownership.

              If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting.

              The meeting will begin promptly at 2:00 p.m., local time. Check-in will begin at 12:30 p.m., local time, and you should allow ample time for the check-in procedures.

29.         How many shares must be present or represented to conduct business at the annual meeting?

              The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of HP common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in Question 20 are counted for the purpose of determining the presence of a quorum.

Stockholder Proposals, Director Nominations and Related Bylaw Provisions

30.         What is the deadline to propose actions for consideration at next year's annual meeting of stockholders?

              You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in HP's proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than                         , 2013. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
Fax: (650) 857-4837

              For a stockholder proposal that is not intended to be included in HP's proxy statement under Rule 14a-8, the stockholder must provide the information required by HP's Bylaws and give timely notice to the Corporate Secretary in accordance with HP's Bylaws, which, in general, require that the notice be received by the Corporate Secretary:

  •
  not earlier than the close of business on                         , 2013; and

  •
  not later than the close of business on                         , 2013.

              If the date of the stockholder meeting is moved more than 30 days before or 60 days after the anniversary of the HP annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in HP's proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

  •
  90 days prior to the meeting; and

  •
  10 days after public announcement of the meeting date.

31.         How may I recommend or nominate individuals to serve as directors?

              You may recommend director candidates for consideration by the Board's Nominating and Governance Committee. Any such recommendations should include the nominee's name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth in Question 30 above.

              In addition, HP's Bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver the information required by HP's Bylaws.

32.         What is the deadline to recommend or nominate individuals to serve as directors?

              A stockholder may send a recommended director candidate's name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Board meeting prior to the issuance of the proxy statement for HP's annual meeting.

              To nominate an individual for election at an annual stockholder meeting, the stockholder must give timely notice to the Corporate Secretary in accordance with HP's Bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on                         , 2013 and the close of business on                         , 2013, unless the annual meeting is moved by more than 30 days before or 60 days after the anniversary of the prior year's annual meeting, in which case the deadline will be as described in Question 30.

33.         How may I obtain a copy of the provisions of HP's Bylaws regarding stockholder proposals and director nominations?

              You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaws provisions regarding the requirements for making stockholder proposals and nominating director candidates. HP's Bylaws also are available on HP's website at www.hp.com/hpinfo/investor/bylaws.

Further Questions

34.         Who can help answer my questions?

              If you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact HP's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders: (877) 750-5838 (U.S. and Canada)
(412) 232-3651 (International)
Banks and brokers (call collect):
(212) 750-5833

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

              HP is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining HP's integrity in the marketplace. HP maintains a code of business conduct and ethics for directors, officers (including HP's principal executive officer, principal financial officer and principal accounting officer) and employees, known as our Standards of Business Conduct. HP also has adopted Corporate Governance Guidelines, which, in conjunction with the Certificate of Incorporation, Bylaws and respective charters of the committees of the Board of Directors, form the framework for the governance of HP. All of these documents are available at www.hp.com/investor/corpgovernance/highlights for review, downloading and printing. HP will post on this website any amendments to the Standards of Business Conduct or waivers of the Standards of Business Conduct for directors and executive officers. Stockholders may request free printed copies of the HP Certificate of Incorporation, Bylaws, Standards of Business Conduct, Corporate Governance Guidelines and charters of the committees of the Board of Directors by contacting:

Hewlett-Packard Company
Attention: Investor Relations
3000 Hanover Street
Palo Alto, California 94304
(866) 869-5335
www.hp.com/investor/home

Board Leadership Structure

              The Board of Directors ("Board") is currently led by executive Chairman Raymond J. Lane. In addition, the independent directors of the Board have designated Rajiv L. Gupta to serve as Lead Independent Director. This reflects the Board's preferred governance structure of a separate Chairman and Chief Executive Officer ("CEO"), but the Board's leadership structure may vary in the future as circumstances warrant. The Board believes that this structure best serves the interests of stockholders because it allows our CEO to focus primarily on our business strategy and operations and leverage the experience of the Chairman.

              The executive Chairman oversees the planning of the annual Board calendar, and, with the CEO, in consultation with the other directors, schedules and sets the agenda for meetings of the Board and leads the discussions at such meetings. In addition, the executive Chairman provides guidance and oversight to management, helps with the formulation and implementation of HP's strategic plans and acts as the Board's liaison to management. The executive Chairman also chairs HP's annual meetings of stockholders, is available to speak on behalf of the Board in limited circumstances, and performs such other functions and responsibilities as set forth in HP's Corporate Governance Guidelines or as requested by the Board from time to time.

              The Lead Independent Director presides at all meetings of the Board at which the Chairman is not present, including at executive sessions of the independent directors, serves as a liaison between the Chairman and the independent directors, approves information sent to the Board, approves Board meeting agendas and schedules to see that there is sufficient time to cover all agenda items, assists the Chairmen of the Board committees in preparing agendas for the respective committee meetings, is available for consultation and direct communication with major stockholders upon request, and performs such other functions and responsibilities as set forth in HP's Corporate Governance Guidelines or as requested by the Board or the independent directors from time to time. The Lead Independent Director also has the authority to call additional executive sessions of the independent directors and to encourage direct dialogue between all directors and management.

 Board Structure and Committee Composition

              As of the date of this proxy statement, the Board has 11 directors and the following five standing committees: (1) Audit; (2) Finance and Investment; (3) HR and Compensation; (4) Nominating and Governance; and (5) Technology. The current committee membership, the number of meetings held during the last fiscal year and the function of each of these standing committees are described below. Each of the standing committees operates under a written charter adopted by the Board. All of the committee charters are available on HP's website at www.hp.com/investor/board_charters. The Board and each of the committees has the authority to retain, terminate and receive appropriate funding from HP for outside advisors as the Board and/or each committee deems necessary.

              During fiscal 2012, the Board held 11 meetings, including six executive sessions. Each incumbent director serving during fiscal 2012 attended at least 75% of the aggregate of all Board and applicable committee meetings held during the period that he or she served as a director.

              Directors are encouraged to attend annual meetings of HP stockholders. Of the 14 then-current directors, 11 attended the last annual meeting of stockholders. All 11 directors standing for election at that meeting were present.

Name of Director	Audit	Finance and Investment	HR and Compensation	Nominating and Governance	Technology
Non-Employee Directors:
Marc L. Andreessen				Member	Chair
Shumeet Banerji	Member	Member
Rajiv L. Gupta	Member			Chair
John H. Hammergren		Chair	Member
Raymond J. Lane(1)
Gary M. Reiner	Member	Member		*	Member
Patricia F. Russo			Chair		Member
G. Kennedy Thompson	Chair	*		Member
Ralph V. Whitworth(2)		Member	Member
Employee Directors:
Ann M. Livermore		Member			Member
Margaret C. Whitman					*
Former Directors:
Lawrence T. Babbio, Jr.(3)	*	*	*	*
Sari M. Baldauf(3)	*			*
Dominique Senequier(3)	*	*
Number of Meetings in Fiscal 2012	13	6	11	8	5

*
Former Committee Chair or member

(1)
Mr. Lane, as executive Chairman of the Board, does not serve on any of the standing committees of the Board.

(2)
Mr. Whitworth was elected to the Board effective November 17, 2011.

(3)
Mr. Babbio, Ms. Baldauf and Ms. Senequier did not stand for election at the 2012 annual meeting of stockholders.

Audit Committee

              HP has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing HP's financial reporting processes and the audit of HP's financial statements, including the integrity of HP's financial statements, HP's compliance with legal and regulatory requirements, the qualifications, independence and performance of the independent registered public accounting firm, the performance of HP's internal audit function, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews its charter and performance; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews HP's disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance; reviews regulatory and accounting initiatives and off-balance sheet structures; oversees HP's compliance programs with respect to legal and regulatory requirements; oversees investigations into complaints concerning financial matters; and reviews risks facing HP and management's approach to addressing these risks, including significant risks or exposures relating to litigation and other proceedings and regulatory matters that may have a significant impact on HP's financial statements, and discusses policies with respect to risk assessment and risk management. The Audit Committee works closely with management as well as the independent registered public accounting firm.

              The Board determined that each of Mr. Thompson, chair of the Audit Committee, and Audit Committee members Mr. Banerji, Mr. Gupta and Mr. Reiner is independent within the meaning of the New York Stock Exchange ("NYSE") standards of independence for directors and audit committee members and has satisfied the NYSE financial literacy requirements. The Board also determined that each of Mr. Thompson, Mr. Banerji, Mr. Gupta and Mr. Reiner is an "audit committee financial expert" as defined by the U.S. Securities and Exchange Commission ("SEC") rules.

              The report of the Audit Committee is included on page 117.

Finance and Investment Committee

              The Finance and Investment Committee provides oversight to the finance and investment functions of HP. The Finance and Investment Committee reviews or oversees significant treasury matters such as capital structure, derivative policy, global liquidity, fixed income investments, borrowings, currency exposure, dividend policy, share issuances and repurchases, and capital spending; oversees HP's loans and loan guarantees of third-party debt and obligations; reviews HP Financial Services' capitalization and operations, including residual and credit management, risk concentration, and return on invested capital; and reviews the activities of HP's Investor Relations department. The Finance and Investment Committee also assists the Board in evaluating investment, acquisition, outsourcing services, joint venture and divestiture transactions in which HP engages as part of its business strategy from time to time and reports and makes recommendations to the Board as to scope, direction, quality, investment levels and execution of such transactions; evaluates and revises HP's approval policies with respect to such transactions; oversees HP's integration planning and execution and the financial results of such transactions after integration; evaluates the execution, financial results and integration of HP's completed transactions; and oversees and approves HP's strategic alliances.

HR and Compensation Committee

              The HR and Compensation Committee discharges the Board's responsibilities relating to the compensation of HP's executives and directors; reviews and approves the Compensation Discussion and Analysis required by the SEC for inclusion in the annual proxy statement; provides general oversight of HP's total rewards compensation structure; reviews and provides guidance on HP's human resources programs; and retains and approves retention terms of the HR and Compensation Committee's compensation consultants and other compensation experts. Other specific duties and responsibilities of the HR and Compensation Committee include reviewing senior management selection and overseeing succession planning, including reviewing the leadership development process; reviewing and approving objectives relevant to executive officer compensation and evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing HP's equity and incentive compensation plans; overseeing non-equity-based benefit plans and approving any changes to such plans involving a material financial commitment by HP; monitoring workforce management programs; establishing compensation policies and practices for service on the Board and its committees, including annually reviewing the appropriate level of director compensation and recommending to the Board any changes to that compensation; developing stock ownership guidelines for directors and executive officers and monitoring compliance with such guidelines; and annually evaluating its performance and its charter. The HR and Compensation Committee may create a subcommittee consisting of one or more of its members and may delegate any of its duties and responsibilities to such subcommittee, unless otherwise prohibited by applicable laws or listing standards. In addition, the HR and Compensation Committee may delegate any of its duties and responsibilities, including the administration of equity incentive or employee benefit plans, to one or more of its members, to one or more other directors, or to one or more other persons, unless otherwise prohibited by applicable laws or listing standards.

Nominating and Governance Committee

              The Nominating and Governance Committee identifies and recommends candidates to be nominated for election as directors at HP's annual meeting, consistent with criteria approved by the Board; develops and regularly reviews corporate governance principles, including HP's Corporate Governance Guidelines and related policies, for approval by the Board; oversees the organization of the Board to discharge the Board's duties and responsibilities properly and efficiently; and sees that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance matters. Other specific duties and responsibilities of the Nominating and Governance Committee include annually assessing the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; identifying and recruiting new directors and considering candidates proposed by stockholders; recommending assignments of directors to committees to ensure that committee membership complies with applicable laws and listing standards; conducting a preliminary review of director independence and financial literacy and expertise of Audit Committee members; and overseeing director orientation and continuing education. The Nominating and Governance Committee also reviews proposed changes to HP's Certificate of Incorporation, Bylaws and Board committee charters; assesses and makes recommendations regarding stockholder rights plans or other stockholder protections, as appropriate; establishes policies and procedures for the review and approval of related person transactions and conflicts of interest, including the review and approval of all potential "related person transactions" as defined under SEC rules; reviews and approves the designation of any employee directors or executive officers for purposes of Section 16 of the Exchange Act (the "Section 16 officers") standing for election for outside for-profit boards of directors; reviews stockholder proposals and recommends Board responses; oversees the self-evaluation of the Board and its committees; oversees the annual evaluation of the CEO conducted by the lead independent director, in conjunction with the HR and Compensation Committee, with input from all Board members; oversees the HR and Compensation Committee's evaluation of senior management; and reviews requests for indemnification under HP's Bylaws. In addition, the Nominating and Governance Committee may identify, evaluate and monitor social, political and environmental trends, issues, legislative proposals and regulatory developments that could significantly affect the public affairs of HP; may report and make recommendations to the Board relating to activities, policies and programs with respect to public policy matters; and oversees the HP Political Action Committee and the policies relating to, and the manner in which HP conducts, its government affairs activities.

Technology Committee

              The Technology Committee assesses HP's technology development strategies and the scope and quality of HP's intellectual property. The Technology Committee makes recommendations to the Board as to scope, direction, quality, investment levels and execution of HP's technology strategies; oversees the execution of technology strategies formulated by management; provides guidance on technology as it may pertain to, among other things, market entry and exit, investments, mergers, acquisitions and divestitures, new business divisions and spin-offs, research and development investments, and key competitor and partnership strategies; and reviews and makes recommendations on proposed investment, acquisition, joint venture and divestiture transactions with a value of at least $200 million that involve technology pursuant to HP's mergers and acquisitions approval policies.

Board Risk Oversight

              The Board, with the assistance of the Audit Committee as discussed below, reviews and oversees our enterprise risk management ("ERM") program, which is an enterprise-wide program designed to enable effective and efficient identification of and management visibility into critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. The ERM program was established to clearly define risk management roles and responsibilities, to bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and Board levels, and to facilitate appropriate risk response strategies. Under the ERM program, management develops a holistic portfolio of HP's enterprise risks by facilitating business and function risk assessments, performing targeted risk assessments, and incorporating information regarding specific categories of risk gathered from various internal HP organizations. Management then develops risk response plans for risks categorized as needing management focus and response and monitors other identified risk focus areas. Management provides regular reports on the risk portfolio and risk response efforts to senior management and to the Audit Committee.

              The Audit Committee oversees management's implementation of the ERM program, including reviewing HP's enterprise risk portfolio and evaluating management's approach to addressing identified risks. While the Audit Committee has primary oversight responsibility for the risk assessment and management process, various other committees of the Board also have responsibilities for oversight of risk management that supplement the ERM program. For example, the HR and Compensation Committee considers the risks associated with our compensation policies and practices as discussed below, the Finance and Investment Committee is responsible for overseeing financial risks, and the Nominating and Governance Committee oversees risks associated with HP's governance structure and processes. The Board is kept informed of its committees' risk oversight and related activities primarily through reports of the committee chairmen to the full Board. In addition, the Audit Committee escalates issues relating to risk oversight to the full Board as appropriate to keep the Board appropriately informed of developments that could affect HP's risk profile or other aspects of HP's business. The Board also considers specific risk topics in connection with strategic planning and other matters.

Compensation Risk Assessment

              During fiscal 2012, HP undertook a review of its material compensation processes, policies and programs for all employees and determined that HP's compensation programs and practices are not reasonably likely to have a material adverse effect on the company. In conducting this assessment, HP reviewed its compensation risk infrastructure, including its material plans, its risk control systems and governance structure, the design and oversight of its compensation programs and the developments, improvements and other changes made to those programs since fiscal 2011, and presented a summary of its findings to the HR and Compensation Committee. This assessment included a review of the new Cash Conversion Cycle Bonus Plan, which was put in place for the second half of fiscal 2012. Overall, HP believes that its programs generally contain a balance of fixed and variable features and short- and long-term incentives, as well as complementary metrics and reasonable, performance-based goals with linear payout curves under most plans. HP believes that these factors, combined with effective management oversight, operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs.

Director Independence

              HP's Corporate Governance Guidelines provide that a substantial majority of the Board will consist of independent directors and that the Board can include no more than three directors who are not independent directors. These standards are available on our website at www.hp.com/investor/director_standards. HP's director independence standards reflect the NYSE corporate governance listing standards. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the applicable listing standards.

              Under HP's Corporate Governance Guidelines, a director will not be considered independent in the following circumstances:

    (1)
    The director is, or has been within the last three years, an employee of HP, or an immediate family member of the director is, or has been within the last three years, an executive officer of HP.

    (2)
    The director has been employed as an executive officer of HP, its subsidiaries or affiliates within the last five years.

    (3)
    The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from HP, other than compensation for Board service, compensation received by a director's immediate family member for service as a non-executive employee of HP, and pension or other forms of deferred compensation for prior service with HP that is not contingent on continued service.

    (4)
    (A) The director or an immediate family member is a current partner of the firm that is HP's internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on HP's audit within that time.

    (5)
    The director or an immediate family member is, or has been in the past three years, employed as an executive officer of another company where any of HP's present executive officers at the same time serves or has served on that company's compensation committee.

    (6)
    The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, HP for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

    (7)
    The director is affiliated with a charitable organization that receives significant contributions from HP.

    (8)
    The director has a personal services contract with HP or an executive officer of HP.

              For these purposes, an "immediate family member" includes a person's spouse, parents, step-parents, children, step-children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than tenants or employees) who shares the director's home.

              In determining independence, the Board reviews whether directors have any material relationship with HP. An independent director must not have any material relationship with HP, either directly or as a partner, stockholder or officer of an organization that has a relationship with HP, nor any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the materiality of a director's relationship to HP, the Board considers all relevant facts and circumstances, including consideration of the issues from the director's standpoint and from the perspective of the persons or organizations with which the director has an affiliation, and is guided by the standards set forth above.

              In making its independence determinations, the Board considered transactions occurring since the beginning of fiscal 2010 between HP and entities associated with the independent directors or their immediate family members. The Board's independence determinations included reviewing the following transactions:

  •
  Each of Mr. Banerji and Mr. Hammergren is an executive officer, or was during fiscal 2012 an executive officer, of a company with which HP has entered into transactions for the purchase and sale of goods and services in the ordinary course of its business during the past three fiscal years. The amount that HP paid in each of the last three fiscal years to each of these companies, and the amount received in each fiscal year by HP from each company, did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of the recipient's consolidated gross revenues.

  •
  Each of Mr. Andreessen, Mr. Banerji, Mr. Gupta, Mr. Reiner, Ms. Russo, Mr. Thompson and Mr. Whitworth, or one of their immediate family members, is a non-employee director, trustee or advisory board member of another company that did business with HP at some time during the past three fiscal years. These business relationships were as a supplier or purchaser of goods or services in the ordinary course of business.

  •
  Each of Mr. Andreessen and Mr. Banerji, or one of their immediate family members, serves as a non-employee director, trustee or advisory board member for one or more charitable institutions to which HP has made charitable contributions during the previous three fiscal years. Contributions by HP (including employee-matching contributions and discretionary contributions by HP) to each charitable institution other than Stanford Hospital and Clinics did not exceed $100,000 in any of the previous three fiscal years. Since the beginning of fiscal 2010, contributions by HP (including employee-matching contributions and discretionary contributions by HP) to Stanford Hospital and Clinics totaled approximately $10,000,000. Mr. Andreessen is a member of the board of directors of Stanford Hospital and Clinics.

              As a result of this review, the Board has determined that, with the exception of Mr. Lane, each current non-employee director, including Mr. Andreessen, Mr. Banerji, Mr. Gupta, Mr. Hammergren, Mr. Reiner, Ms. Russo, Mr. Thompson and Mr. Whitworth, and each of the members of the Audit Committee, the HR and Compensation Committee and the Nominating and Governance Committee, has no material relationship with HP (either directly or as a partner, stockholder or officer of an organization that has a relationship with HP) and is independent within the meaning of HP's director independence standards. In addition, the Board determined in early fiscal 2012 that Mr. Babbio, Ms. Baldauf and Ms. Senequier, each of whom did not stand for election at the 2012 annual meeting of stockholders, were independent directors. The Board has determined that Mr. Lane is not independent because of his role as executive Chairman, Ms. Livermore is not independent because she was an employee of HP within the last three fiscal years and an executive officer of HP within the last five fiscal years, and Ms. Whitman is not independent because of her status as HP's current President and Chief Executive Officer.

Executive Sessions

              During fiscal 2012, the directors met in executive session six times, of which four included an additional executive session of the non-management directors and at least one included an additional executive session of only the independent directors. Each session was scheduled and chaired by Mr. Gupta, who was serving as Lead Independent Director at the time that each session was conducted. Any independent director may request that an additional executive session be scheduled.

Director Nominees

Stockholder Recommendations

              The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations of candidates for membership on the Board as described below under "Identifying and Evaluating Candidates for Directors." In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under "Proposals to be Voted on—Election of Directors—Director Nominee Experience and Qualifications." Any stockholder recommendations proposed for consideration by the Nominating and Governance Committee should include verification of the stockholder status of the person submitting the recommendation and the recommended candidate's name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
Fax: (650) 857-4837

Stockholder Nominations

              In addition, HP's Bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting and to solicit proxies in favor of such nominees. For a description of the process for nominating directors in accordance with HP's Bylaws, see "Questions and Answers—Stockholder Proposals, Director Nominations and Related Bylaw Provisions—How may I recommend or nominate individuals to serve as directors?"

Identifying and Evaluating Candidates for Directors

              The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee, in consultation with the Chairman, regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. Identified candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder recommendations for candidates for the Board to be included in HP's proxy statement. Following verification of the stockholder status of individuals proposing candidates, recommendations are considered collectively by the Nominating and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for HP's annual meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

              HP engages a professional search firm on an ongoing basis to identify and assist the Nominating and Governance Committee in identifying, evaluating and conducting due diligence on potential director nominees.

Board Policy Regarding Voting for Directors

              HP's Bylaws provide for a majority vote standard in the election of directors, meaning that, for a nominee to be elected, the number of shares voted "for" the nominee must exceed the votes cast "against" the nominee's election. In addition, HP has adopted a policy whereby any incumbent director nominee who receives a greater number of votes "against" his or her election than votes "for" such election will tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

Communications with the Board

              Individuals may communicate with the Board by contacting:

Secretary to the Board of Directors
3000 Hanover Street, MS 1050
Palo Alto, California 94304
e-mail: bod@hp.com

              All directors have access to this correspondence. In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and posts communications to the full Board or to individual directors, as appropriate. HP's independent directors have requested that certain items that are unrelated to the Board's duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be posted.

              Communications that are intended specifically for the lead independent director, the independent directors or the non-employee directors should be sent to the e-mail address or street address noted above, to the attention of the lead independent director.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

              Employee directors do not receive any separate compensation for their Board activities. In fiscal 2012, non-employee directors received the compensation described below.

              Each non-employee director other than Mr. Lane serving during fiscal 2012 was entitled to receive an annual cash retainer of $100,000 but could elect to receive an equivalent amount of securities in lieu of the cash retainer. Each non-employee director other than Mr. Lane was also entitled to receive an annual equity retainer of $175,000. The equity retainer is paid at the election of the director either entirely in restricted stock units or half in restricted stock units and half in stock options. Under special circumstances, the securities portion of the annual retainer may be paid in cash. The number of shares subject to the restricted stock unit awards is determined based on the fair market value of HP common stock on the grant date, and the number of shares subject to the stock option awards is determined as of the grant date based on a Black-Scholes option valuation model. Non-employee directors are entitled to receive dividend equivalent units with respect to unvested restricted stock units. Except for certain awards granted to Mr. Lane in fiscal 2011, restricted stock units and stock options generally vest after one year from the date of grant. Non-employee directors may elect to defer any portion of their annual retainer.

              In fiscal 2011, Mr. Lane received a special equity award in connection with his appointment as executive Chairman of the Board. During fiscal 2012, the independent members of the Board determined that, because of that award, Mr. Lane would not receive an annual retainer for the March 2012 through February 2013 Board term.

              In addition to the annual retainer, non-employee directors who served as chairs of standing committees during fiscal 2012 received a retainer for such service in the amount of $20,000 for the chair of the Audit Committee, $15,000 for the chair of the HR and Compensation Committee, and $10,000 for the chair of the other Board committees. In addition, prior to March 2012, the director who served as lead independent director received an additional retainer of $75,000 per year, which amount was reduced to $35,000 per year effective in March 2012. Prior to March 2012, each non-employee director also received $2,000 for designated Board meetings attended in excess of six per year and $2,000 for each committee meeting attended in excess of six per year. Effective in March 2012, each non-employee director receives $2,000 for Board meetings attended in excess of ten per year and $2,000 for each committee meeting attended in excess of a total of ten committee meetings per year.

              Non-employee directors are reimbursed for their expenses in connection with attending Board meetings (including expenses related to spouses when spouses are invited to attend Board events), and non-employee directors may use the company aircraft for travel to and from HP events. Each non-employee director also is eligible to contribute up to $100,000 worth of HP products each year to a school or qualified charity by paying 25% of the list price of those products, with HP contributing the remaining cost.

Fiscal 2012 Director Compensation

              The following table provides information on compensation for directors who served during fiscal 2012:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Marc L. Andreessen	28,000	275,002	—	—	303,002
Shumeet Banerji	18,000	275,002	—	5,296	298,298
Rajiv L. Gupta	177,000	87,501	87,067	28,627	380,195
John H. Hammergren	30,000	275,002	—	26,512	331,514
Raymond J. Lane(4)	6,000	—	—	2,690	8,690
Ann M. Livermore(5)	—	—	—	—	—
Gary M. Reiner	18,000	137,501	136,817	—	292,318
Patricia F. Russo	128,000	175,001	—	—	303,001
G. Kennedy Thompson	42,000	275,002	—	—	317,002
Margaret C. Whitman(6)	—	—	—	—	—
Ralph V. Whitworth(7)	146,112	175,001	—	—	321,113
Lawrence T. Babbio, Jr.(8)	60,333	—	—	—	60,333
Sari M. Baldauf(8)	47,333	—	—	—	47,333
Dominique Senequier(8)(9)	—	—	—	—	—

(1)
For purposes of determining director compensation, the term of office for directors begins in March and ends the following February, which does not coincide with HP's November through October fiscal year. Cash amounts included in the table above represent the portion of the annual retainers, committee chair fees and additional meeting fees earned with respect to service during HP's 2012 fiscal year. See "Additional Information about Fees Earned or Paid in Cash in Fiscal 2012" below.

(2)
Represents the grant date fair value of stock options and stock awards granted in fiscal 2012 calculated in accordance with applicable financial accounting standards relating to share based payment awards. For awards of restricted stock units, that amount is calculated by multiplying the closing price of HP's common stock on the date of grant by the number of units awarded. For time-based option awards, that amount is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. For information on the assumptions used to calculate the value of the awards, refer to Note 2 to HP's Consolidated Financial Statements in its Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as filed with the SEC on December 27, 2012. See "Additional Information about Non-Employee Director Equity Awards" below.

(3)
Amounts in this column represent the cost to HP of product donations made on behalf of non-employee directors.

(4)
In fiscal 2011, Mr. Lane received a special equity award in connection with his appointment as executive Chairman of the Board. During fiscal 2012, the independent members of the Board determined that, because of that award, Mr. Lane would not receive an annual retainer for the March 2012 through February 2013 Board term.

(5)
Ms. Livermore was an employee of HP throughout fiscal 2012. Accordingly, Ms. Livermore did not receive any separate compensation for her Board service. However, Ms. Livermore was paid $850,011 in base salary, received bonuses totaling $1,062,514 and received other compensation totaling $38,494 with respect to her employment with HP during fiscal 2012. Ms. Livermore also participated in HP's benefit programs during fiscal 2012. Ms. Livermore continues to be employed as an employee of HP and, in that capacity, performs various tasks and works on special projects, including acting as an advisor to the CEO. Following the appointment of Ms. Whitman as CEO, Ms. Livermore's continued employment was determined to be critical for purposes of providing transitional support, and the arrangement under which she remains employed contemplates that she will continue to receive base pay and be eligible to receive an annual bonus.

(6)
Ms. Whitman served as President and CEO of HP throughout fiscal 2012. Accordingly, she did not receive any compensation for her Board service.

(7)
Mr. Whitworth was elected to the Board effective November 17, 2011.

(8)
Mr. Babbio, Ms. Baldauf and Ms. Senequier did not stand for election at HP's 2012 annual meeting of stockholders, and the service of each of them on the Board terminated on March 21, 2012.

(9)
Because Ms. Senequier elected to receive her entire annual retainer for the March 2011 through February 2012 Board term in the form of an equity award granted during fiscal 2011 in lieu of cash, Ms. Senequier did not receive any compensation during fiscal 2012.

Additional Information about Fees Earned or Paid in Cash in Fiscal 2012

              The following table provides additional information about fees earned or paid in cash to non-employee directors in fiscal 2012:

Name	Annual Retainers(1)(2) ($)	Committee Chair/Lead Independent Director Fees(3) ($)	Additional Meeting Fees(4) ($)	Total ($)
Marc L. Andreessen	—	10,000	18,000	28,000
Shumeet Banerji	—	—	18,000	18,000
Rajiv L. Gupta(5)	100,000	55,000	22,000	177,000
John H. Hammergren	—	10,000	20,000	30,000
Raymond J. Lane	—	—	6,000	6,000
Gary M. Reiner	—	—	18,000	18,000
Patricia F. Russo(6)	100,000	10,000	18,000	128,000
G. Kennedy Thompson	—	20,000	22,000	42,000
Ralph V. Whitworth(7)	146,112	—	—	146,112
Lawrence T. Babbio, Jr.(8)	33,333	5,000	22,000	60,333
Sari M. Baldauf(9)	33,333	—	14,000	47,333
Dominique Senequier(10)	—	—	—	—

(1)
The term of office for directors begins in March and ends the following February, which does not coincide with HP's November through October fiscal year. The dollar amounts shown include cash annual retainers earned for service during the last four months of the March 2011 through February 2012 Board term and cash annual retainers earned for service during the first eight months of the March 2012 through February 2013 Board term.

(2)
Excludes (i) $100,000 paid in equity in lieu of cash for each of Mr. Andreessen, Mr. Banerji, Mr. Hammergren, Mr. Reiner and Mr. Thompson in April 2011, and (ii) $33,333 paid in equity in lieu of cash for Ms. Senequier in April 2011.

(3)
Committee chair fees are calculated based on service during each Board term. The dollar amounts shown include such fees earned for service during the last four months of the March 2011 through February 2012 Board term and fees earned for service during the first eight months of the March 2012 through February 2013 Board term.

(4)
The dollar amounts shown include additional meeting fees earned for meetings attended during the last four months of the March 2011 through February 2012 Board term and additional meeting fees earned for meetings attended during the first eight months of the March 2012 through February 2013 Board term. For the March 2011 through February 2012 Board term, additional meeting fees are calculated based on the number of Board meetings attended in excess of six and the number of committee meetings attended in excess of six during that Board term. For the March 2012 through February 2013 Board term, additional meeting fees are calculated based on the number of Board meetings attended in excess of ten and the number of committee meetings attended in excess of a total of ten committee meetings attended during that Board term.

(5)
Mr. Gupta was designated as the Lead Independent Director of the Board effective November 17, 2011 and, in that capacity, received $45,000 in lead independent director fees in fiscal 2012, consisting of (i) $21,667 for his service as Lead Independent Director from that date until the end of the March 2011 through February 2012 Board term, which was prorated based on the $75,000 annual lead independent director retainer in effect during that period, and (ii) $23,333 for his service as Lead Independent Director during the remainder of fiscal 2012, based on the $35,000 annual lead independent director retainer in effect during that period. The additional $10,000 reported in this column for Mr. Gupta was paid for his service as chair of the Nominating and Governance Committee.

(6)
The amount paid to Ms. Russo as committee chair fees represents the amount paid for her service as chair of the HR and Compensation Committee during a portion of fiscal 2012.

(7)
Mr. Whitworth was elected to the Board November 17, 2011. His prorated annual retainer for service as a non-employee director from that date until the end of the March 2011 through February 2012 Board term was paid in cash.

(8)
Mr. Babbio did not stand for election at HP's 2012 annual meeting of stockholders, and his service on the Board terminated on March 21, 2012. The amount paid to Mr. Babbio for committee chair fees represents the amount paid for his service as chair of the HR and Compensation Committee during a portion of fiscal 2012.

(9)
Ms. Baldauf did not stand for election at HP's 2012 annual meeting of stockholders, and her service on the Board terminated on March 21, 2012.

(10)
Ms. Senequier did not stand for election at HP's 2012 annual meeting of stockholders, and her service on the Board terminated on March 21, 2012. Because Ms. Senequier elected to receive her entire annual retainer for the March 2011 through February 2012 Board term in the form of an equity award granted during fiscal 2011 in lieu of cash, Ms. Senequier did not receive any compensation during fiscal 2012.

Additional Information about Non-Employee Director Equity Awards

              The following table provides additional information about non-employee director equity awards, including the stock awards and option awards made to non-employee directors during fiscal 2012, the grant date fair value of each of those awards and the number of stock awards and option awards outstanding as of the end of fiscal 2012:

Name	Stock Awards Granted During Fiscal 2012 (#)	Option Awards Granted During Fiscal 2012 (#)	Grant Date Fair Value of Stock and Option Awards Granted During Fiscal 2012(1) ($)	Stock Awards Outstanding at Fiscal Year End(2) (#)	Option Awards Outstanding at Fiscal Year End (#)
Marc L. Andreessen	11,220	—	275,002	11,393	—
Shumeet Banerji	11,220	—	275,002	11,393	—
Rajiv L. Gupta	3,570	15,112	174,568	3,625	29,523
John H. Hammergren	11,220	—	275,002	11,393	45,780
Raymond J. Lane	—	—	—	31,117	1,000,000
Gary M. Reiner	5,610	23,747	274,318	5,697	36,687
Patricia F. Russo	7,140	—	175,001	7,250	—
G. Kennedy Thompson	11,220	—	275,002	11,393	8,364
Ralph V. Whitworth	7,140	—	175,001	7,250	—
Lawrence T. Babbio, Jr.(3)	—	—	—	—	60,295
Sari M. Baldauf(3)	—	—	—	—	18,708
Dominique Senequier(3)	—	—	—	—	—

(1)
Represents the grant date fair value of stock options and stock awards granted in fiscal 2012 calculated in accordance with applicable financial accounting standards. For awards of restricted stock units, that number is calculated by multiplying the closing price of HP's common stock on the date of grant by the number of units awarded. For option awards, that amount is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded.

(2)
Includes dividend equivalent units paid with respect to outstanding awards of restricted stock units during fiscal 2012.

(3)
Mr. Babbio, Ms. Baldauf and Ms. Senequier did not receive any equity awards during fiscal 2012.

Non-Employee Director Stock Ownership Guidelines

              Under HP's stock ownership guidelines, non-employee directors are required to accumulate within five years of election to the Board shares of HP common stock equal in value to at least five times the amount of their annual cash retainer. Shares counted toward these guidelines include any shares held by the director directly or indirectly, including deferred vested awards.

              All non-employee directors with more than five years of service have met HP's stock ownership guidelines or are expected to meet those guidelines following the vesting of outstanding equity awards during the first half of fiscal 2013, based on current trading prices of HP shares. See "Common Stock Ownership of Certain Beneficial Owners and Management."

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

              HP's Bylaws fix the current number of directors at 11. On the recommendation of the Nominating and Governance Committee, the Board has nominated the 11 persons named below for election as directors this year, each to serve for a one-year term or until the director's successor is elected and qualified.

Director Nominee Experience and Qualifications

              The Board annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Board believes that its members should possess a variety of skills, professional experience, and backgrounds in order to effectively oversee our business. In addition, the Board believes that each director should possess certain attributes, as reflected in the Board's membership criteria described below.

              HP's Corporate Governance Guidelines contain the current Board membership criteria that apply to nominees recommended for a position on the Board. Under those criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding HP values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public service. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders of HP. Although the Board uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees.

              The Board believes that all the nominees named below are highly qualified and have the skills and experience required for effective service on the Board. The nominees' individual biographies below contain information about their experience, qualifications and skills that led the Board to nominate them.

              All of the nominees have indicated to HP that they will be available to serve as directors. In the event that any nominee should become unavailable, the proxy holders, Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, will vote for a nominee or nominees designated by the Board.

              Mr. Whitworth was elected to the Board and appointed to the Finance and Investment Committee and the HR and Compensation Committee of the Board pursuant to the terms of a letter agreement (the "Letter Agreement") with Relational Investors LLC ("Relational") and certain affiliates of Relational, including Mr. Whitworth (collectively, the "Relational Group"), pursuant to which HP has agreed that the Board will nominate and support Mr. Whitworth for election as a director at the 2012 and 2013 annual meetings of HP stockholders, provided that the Relational Group continues to hold no less than 0.5% of HP's then-outstanding common stock. During the term of the Letter Agreement, Relational and its affiliates will vote in favor of the election of each nominee to the Board that has been nominated by the Board and vote in accordance with the Board's recommendation on any proposal or other stockholder vote on any other matter. The Letter Agreement also contains standstill provisions, including, among others, that no member of the Relational Group will: (i) make, participate in or encourage a solicitation of proxies; (ii) initiate or encourage any stockholder proposals; (iii) seek, alone or in concert with others, to call or to request the calling of a special meeting of HP stockholders; (iv) seek representation on, or nominate any candidate for, the Board (other than Mr. Whitworth) or seek the removal of any member of the Board or a change in the composition or size of the Board; (v) act alone or in concert with others to control or influence or seek to control or influence the management, Board, operations or policies of HP; (vi) participate in, or take any action pursuant to, any "stockholder access" proposal; (vii) own or seek to own more than 9.9% of the outstanding Voting Securities (as such term is defined in the Letter Agreement) of HP; or (viii) seek, propose or make any statement with respect to any business combination or other extraordinary transaction involving HP. The Letter Agreement will terminate on the date that is the earlier of (a) 30 days prior to the last day of the notice period specified in HP's advance notice bylaw related to nominations of directors at HP's 2014 annual meeting of stockholders or (b) the one-year anniversary of the first day that Mr. Whitworth is no longer a member of the Board without having had submitted his resignation from the Board as a result of the Relational Group holding less than 0.5% of HP's then-outstanding shares of common stock or a breach of the Letter Agreement by any member of the Relational Group.

              There are no family relationships among our executive officers and directors.

              Our Board recommends a vote FOR the election to the Board of the each of the following nominees.

Marc L. Andreessen Director since 2009 Age 41	Mr. Andreessen is a co-founder of AH Capital Management, LLC, doing business as Andreessen Horowitz, a venture capital firm founded in July 2009. From 1999 to July 2007, Mr. Andreessen served as Chairman of Opsware, Inc., a software company that he co-founded. From March 1999 to September 1999, Mr. Andreessen served as Chief Technology Officer of America Online, Inc., a software company. Mr. Andreessen co-founded Netscape Communications Corporation, a software company, and served in various positions, including Chief Technology Officer and Executive Vice President of Products from 1994 to 1999. Mr. Andreessen also is a director of eBay Inc., Facebook, Inc. and several private companies.

Mr. Andreessen brings to the Board extensive experience as an Internet entrepreneur. Mr. Andreessen also is a recognized industry expert and visionary in the IT industry. In addition, he has extensive leadership, consumer industry and technical expertise through his positions at Netscape, America Online and Opsware and his service on the boards of public and private technology companies.
Shumeet Banerji Director since 2011 Age 53
Mr. Banerji has served as a senior partner of Booz & Company, a consulting company, since May 2012. Previously, Mr. Banerji served as Chief Executive Officer of Booz & Company from July 2008 to May 2012. Prior to that, Mr. Banerji served in multiple roles at Booz Allen Hamilton, a consulting company and predecessor to Booz & Company, while based in offices in North America, Asia and Europe, including President of the Worldwide Commercial Business from February 2008 to July 2008, Managing Director, Europe from February 2007 to February 2008 and Managing Director, United Kingdom from 2003 to March 2007. Earlier in his career, Mr. Banerji was a member of the faculty at the University of Chicago Graduate School of Business.

Mr. Banerji brings to the Board a robust understanding of the issues facing companies and governments in both mature and emerging markets around the world through his nearly two decades of work with Booz & Company. In particular, Mr. Banerji brings valuable experience in addressing issues ranging from corporate strategy, organizational structure, governance, transformational change, operational performance improvement and merger integration.

Rajiv L. Gupta Director since 2009 Age 67	Mr. Gupta has served as Lead Independent Director of the Board since November 2011. Mr. Gupta has served as Chairman of Avantor Performance Materials, a manufacturer of chemistries and materials, since August 2011 and as Senior Advisor to New Mountain Capital, LLC, a private equity firm, since July 2009. Previously, Mr. Gupta served as Chairman and Chief Executive Officer of Rohm and Haas Company, a worldwide producer of specialty materials, from 1999 to April 2009. Mr. Gupta occupied various other positions at Rohm and Haas after joining the company in 1971, including Vice Chairman from 1998 to 1999, Director of the Electronic Materials business from 1996 to 1999, and Vice President and Regional Director of the Asia-Pacific Region from 1993 to 1998. Mr. Gupta also is a director of Delphi Automotive PLC, Tyco International Ltd., The Vanguard Group and several private companies.

Mr. Gupta brings to the Board extensive experience in executive leadership at a large global company, international management experience, and venture capital investment experience. From his nearly ten years as Chairman and Chief Executive Officer of Rohm and Haas, Mr. Gupta has a strong operational and strategic background with significant experience in manufacturing and sales. He also brings public company governance experience as a member or chair of boards and board committees of other public and private companies.
John H. Hammergren Director since 2005 Age 53
Mr. Hammergren has served as Chairman of McKesson Corporation, a healthcare services and information technology company, since 2002. Mr. Hammergren joined McKesson in 1996 and held a number of management positions before becoming President and Chief Executive Officer in 2001. Mr. Hammergren also is a former director of Nadro, S.A. de C.V. (Mexico).

Mr. Hammergren brings to the Board nearly 30 years of business and leadership experience in the healthcare industry. As a Chairman and Chief Executive Officer of a large global company, Mr. Hammergren brings a wealth of complex management, worldwide operational and financial expertise. He also brings in-depth knowledge of the opportunities and challenges facing global companies.
Raymond J. Lane Director since 2010 Age 66
Mr. Lane was appointed executive Chairman in September 2011 after having served as HP's non-executive Chairman since November 2010. Mr. Lane has served as Managing Partner of Kleiner Perkins Caufield & Byers, a private equity firm, since 2000. Prior to joining Kleiner Perkins, Mr. Lane was President and Chief Operating Officer and a director of Oracle Corporation, a software company. Before joining Oracle in 1992, Mr. Lane was a senior partner of Booz Allen Hamilton, a consulting company. Prior to Booz Allen Hamilton, Mr. Lane served as a division vice president with Electronic Data Systems Corporation, an IT services company that HP acquired in August 2008. Mr. Lane is a director of several private companies and is a former director of Quest Software, Inc.

Mr. Lane brings to the Board significant experience as an early-stage venture capital investor, principally in the information technology industry, through his position as Managing Partner of Kleiner Perkins. In addition, having served as President and Chief Operating Officer of Oracle, Mr. Lane has experience in worldwide operations, management and the development of corporate strategy. He has also gained valuable experience serving in board leadership roles for many public and private companies.
Ann M. Livermore Director since 2011 Age 54
Ms. Livermore served as Executive Vice President of the former HP Enterprise Business from 2004 until June 2011 and has served in a transitional role since then. Prior to that, Ms. Livermore served in various other positions with HP in marketing, sales, research and development, and business management since joining the company in 1982. Ms. Livermore also is a director of United Parcel Service, Inc.

Ms. Livermore brings to the Board extensive experience in senior leadership positions at HP. In addition, through her nearly 30 years at HP, Ms. Livermore has vast knowledge and experience in the areas of technology, marketing, sales, research and development and business management, as well as extensive knowledge of enterprise customers and their IT needs. Ms. Livermore also brings public company governance experience from her service on another public company board.
Gary M. Reiner Director since 2011 Age 58
Mr. Reiner has served as Operating Partner at General Atlantic, a private equity firm, since November 2011. Previously, Mr. Reiner served as Special Advisor to General Atlantic from September 2010 to November 2011. Prior to that, Mr. Reiner served as Senior Vice President and Chief Information Officer at General Electric Company, a technology, media and financial services company, from 1996 until March 2010. Mr. Reiner previously held other executive positions with GE since joining the company in 1991. Earlier in his career, Mr. Reiner was a partner at Boston Consulting Group, a consulting company, where he focused on strategic and process issues for technology businesses. Mr. Reiner also is a former director of Genpact Limited.

Mr. Reiner brings to the Board deep insight into how IT can help global companies succeed through his many years of experience as Chief Information Officer at GE. From his other positions at GE and his prior experience with Boston Consulting Group, he also brings decades of experience driving corporate strategy, information technology and best practices across complex organizations. In addition, Mr. Reiner brings recent experience in private equity investing focusing on the IT industry.

Patricia F. Russo Director since 2011 Age 60	Ms. Russo served as Chief Executive Officer of Alcatel-Lucent, a communications company, from December 2006 to September 2008. Previously, she served as Chairman of Lucent Technologies Inc., a communications company, from 2003 to November 2006 and Chief Executive Officer and President of Lucent from 2002 to November 2006. Ms. Russo also is a director of Alcoa, Inc., General Motors Company, KKR Management LLC (the managing partner of KKR & Co., L.P.) and Merck & Co., Inc. Ms. Russo served as a director of Schering-Plough Corporation from 1995 until its merger with Merck in 2009.

Ms. Russo brings to the Board extensive global business experience, a broad understanding of the technology industry, strong management skills and operational expertise through her positions with Alcatel-Lucent and Lucent Technologies. In those positions, she dealt with a wide range of issues including mergers and acquisitions and business restructurings as she led Lucent's recovery through a severe industry downturn and later a merger with Alcatel. Ms. Russo also brings public company governance experience as a member of boards and board committees of other public companies.
G. Kennedy Thompson Director since 2006 Age 62
Mr. Thompson has been a principal of Aquiline Capital Partners LLC, a private equity firm, since November 2011 after having served as Senior Advisor to Aquiline from May 2009 until November 2011. Previously, Mr. Thompson served as Chairman of Wachovia Corporation, a financial services company, from 2003 until June 2008. Mr. Thompson also served as Chief Executive Officer of Wachovia, formerly First Union Corporation, from 2000 until June 2008 and as President from 1999 until June 2008. Previously, Mr. Thompson served as Chairman of First Union for a portion of 2001, Vice Chairman of First Union from 1998 to 1999, and Executive Vice President of First Union from 1996 to 1998. Mr. Thompson also is a director of BNC Bancorp.

Mr. Thompson brings to the Board broad business skills and experience, executive leadership expertise, organizational and operational management skills, and knowledge of complex global business and financial matters, having served as Chairman, Chief Executive Officer and President of a global financial services company. Mr. Thompson also brings to the Board recent experience in private equity capital investing focusing on the financial services industry.

Margaret C. Whitman Director since 2011 Age 56	Ms. Whitman has served as President and Chief Executive Officer of HP since September 2011 and as a member of the Board since January 2011. From March 2011 to September 2011, Ms. Whitman served as a part-time strategic advisor to Kleiner Perkins Caufield & Byers, a private equity firm. Previously, Ms. Whitman served as President and Chief Executive Officer of eBay Inc., an online marketplace and payments company, from 1998 to March 2008. Prior to joining eBay, Ms. Whitman held executive-level positions at Hasbro Inc., a toy company, FTD, Inc., a floral products company, The Stride Rite Corporation, a footwear company, The Walt Disney Company, an entertainment company, and Bain & Company, a consulting company. Ms. Whitman also serves as a director of The Procter & Gamble Company and Zipcar, Inc. and is a former director of DreamWorks Animation SKG, Inc.

Ms. Whitman brings to the Board unique experience in developing transformative business models, building global brands and driving sustained growth and expansion through her ten years as President and Chief Executive Officer of eBay. From her previous executive positions with other large public companies, she also brings strong operational and strategic expertise. In addition, Ms. Whitman brings public company governance experience having previously served as a member of boards and board committees of other public companies.
Ralph V. Whitworth Director since 2011 Age 57
Mr. Whitworth has been a principal of Relational Investors LLC, a registered investment advisor, since 1996. He also is a former director of Genzyme Corporation, Sovereign Bancorp, Inc., Sprint Nextel Corporation and seven other public companies.

Mr. Whitworth brings to the Board experience in finance, capital allocation, business operations, investments, acquisitions and divestitures from his 25 years of corporate board activities. He also brings extensive expertise in corporate governance, having previously served as a director of ten public companies and participated in multiple national commissions reviewing stockholder rights and corporate governance. His various governance-related activities include presenting his views before the United States Congress, the SEC, the New York Stock Exchange Board and the New York Federal Reserve on corporate governance and stockholder rights matters. Mr. Whitworth is also a member of the advisory board of the Public Company Accounting Oversight Board.

Vote Required

              Each director nominee who receives more "FOR" votes than "AGAINST" votes representing shares of HP common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

              If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the 11 persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

              You may cumulate your votes in favor of one or more of the director nominees. If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the 11 persons who will be voted upon at the annual meeting. See "Questions and Answers—Voting Information—Is cumulative voting permitted for the election of directors?" for further information about how to cumulate your votes. Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, as proxy holders, reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that a stockholder's votes will not be cast for a nominee as to whom such stockholder instructs that such votes be cast "AGAINST" or "ABSTAIN."

              If an incumbent director nominee receives a greater number of votes "AGAINST" his or her election than votes "FOR" such election, he or she is required to tender his or her resignation for consideration by the Nominating and Governance Committee in accordance with Section V of HP's Corporate Governance Guidelines and as described under "Corporate Governance Principles and Board Matters—Board Policy Regarding Voting for Directors."

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit HP's consolidated financial statements for the fiscal year ending October 31, 2013. During fiscal 2012, Ernst & Young LLP served as HP's independent registered public accounting firm and also provided certain other audit-related and tax services. See "Principal Accountant Fees and Services" on page 116. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required

              Ratification of the appointment of Ernst & Young LLP as HP's independent registered public accounting firm for the 2013 fiscal year requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted at the meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

Recommendation of the Board of Directors

              Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as HP's independent registered public accounting firm for the 2013 fiscal year.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

              In accordance with SEC rules, HP stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

              Our compensation programs must balance near-term results with long-term success and continue to encourage employees to build value through innovation. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding compensation made by HP management and the Committee. In addition, our compensation decisions are designed to facilitate strong corporate governance. Our focus on pay-for-performance and on corporate governance ensures alignment with the interests of stockholders. Please refer to "Executive Compensation—Compensation Discussion and Analysis—Executive Summary" for an overview of the compensation of HP's named executive officers.

              We believe that HP has created a compensation program deserving of stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement, which disclosures include the disclosures under "Executive Compensation—Compensation Discussion and Analysis," the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

              This vote is advisory and therefore not binding on HP, the HR and Compensation Committee of the Board, or the Board. The Board and the HR and Compensation Committee value the opinions of HP stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those stockholders' concerns, and the HR and Compensation Committee will evaluate whether any actions are necessary to address those concerns. HP currently conducts annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at HP's 2014 annual meeting of stockholders.

Vote Required

              The affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal.

Recommendation of the Board of Directors

              Our Board recommends a vote FOR the approval of the compensation of HP's named executive officers, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosures in this proxy statement.

PROPOSAL NO. 4

PROPOSAL TO AMEND HP'S BYLAWS TO PERMIT STOCKHOLDER PROXY ACCESS

              The Board is proposing, for approval by HP stockholders, amendments to HP's Amended and Restated Bylaws that would permit stockholders to include stockholder-nominated director candidates in HP's proxy materials.

Summary of Amendments

              Stockholder Eligibility to Nominate.    Section 2.2 of the Bylaws would be amended to permit any stockholder, or group of up to twenty stockholders, owning 3% or more of HP's outstanding common stock continuously for at least the previous three years to include director candidates that they nominated in HP's annual meeting proxy statement.

              Number of Stockholder-Nominated Candidates.    The maximum number of stockholder-nominated candidates would be equal to 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on HP's current board size of 11 directors, the maximum number of proxy access candidates that HP would be required to include in its proxy materials for an annual meeting is two. The number of permitted candidates would include nominees submitted under the proxy access procedures that were either later withdrawn or that the Board subsequently determined to include in that year's proxy materials as Board-nominated candidates. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder would select one nominee for inclusion in HP's proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of HP common stock held by each nominating stockholder or group of stockholders.

              Nominating Procedure.    So that HP has adequate time to assess stockholder-nominated candidates, requests to include nominated candidates in HP's proxy materials would have to be received no later than the close of business on the 120th day, and no earlier than the close of business on the 150th day, prior to the first anniversary of the preceding year's annual meeting.

              Information Required; Representations and Undertakings.    Each stockholder seeking to nominate a proxy access candidate would be required to provide certain information and make certain representations and undertakings at the time of nomination, including:

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  Proof that the stockholder has held the required number of shares for the requisite period;

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  The information required for stockholder nominations at annual meetings under HP's advance notice Bylaw provisions, together with the written consent of the stockholder nominee to being named in the proxy statement as a nominee and to serving as a director if elected;

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  A copy of the stockholder's Schedule 14N required to be filed with the SEC;

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  Representations and undertakings regarding the stockholder's intent and compliance with applicable laws, including the lack of an intent to change or influence control at HP and an undertaking to assume liability stemming from the information that the stockholder provides to HP;

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  Representations regarding the stockholder nominee's intent and compliance with HP policies; and

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  An undertaking that the nominating stockholder agrees not to cumulate votes in favor of its nominee.

              Unlike the vast majority of the other companies in the S&P 500, HP permits cumulative voting in the election of directors. Cumulative voting offers minority stockholders of HP the opportunity to consolidate their votes and elect one or more directors without the support of a majority of the voting shares. This proposal, if adopted, would further enhance the rights of minority stockholders by providing an alternative to the existing process for stockholders seeking to elect director candidates and by reducing the administrative burden and cost to stockholders of electing their nominees. At the same time, combining cumulative voting with proxy access could result in the election of directors who are unsupported by, and who may not be committed to protecting the interests of, all stockholders. To address this and ensure that the rights of minority stockholders are appropriately balanced with the rights of the majority of stockholders, the Board determined that stockholders submitting a proxy access nominee should forego exercising cumulative voting with respect to that nominee.

              In addition, at the request of HP, each stockholder nominee would be required to submit completed and signed questionnaires required of HP directors and officers and provide such additional information as necessary to permit the Board to determine if the stockholder nominee is independent under the listing standards of the principal U.S. exchange upon which the common stock of HP is listed, any applicable rules of the SEC, or any publicly disclosed standards used by the Board in determining and disclosing the independence of HP's directors.

              Calculation of Ownership.    In order to ensure that the interests of stockholders seeking to include director nominees in HP's proxy materials are aligned with the those of other stockholders, a stockholder seeking to nominate a proxy access candidate would be considered to own only the shares for which the stockholder possesses the full voting and investment rights pertaining to the shares and the full economic interest in (including the opportunity for profit and risk of loss on) the shares. Under this provision, borrowed or hedged shares would not count as "owned" shares, but shares that are loaned may count as owned shares provided the stockholder has retained full economic and voting rights over the shares. If the proposed Bylaw amendments are approved, the Board intends to make conforming amendments to Section 2.3 of the Bylaws so that a consistent definition of ownership is used with respect to the ability of stockholders to request a special meeting.

              Independence of Stockholder Nominees.    A stockholder nominee would not be eligible for inclusion if the Board determines that he or she is not independent under the listing standards of the principal U.S. exchange upon which the common stock of HP is listed, any applicable rules of the SEC, or any publicly disclosed standards used by the Board in determining and disclosing the independence of HP's directors.

              Supporting Statement.    Stockholders would be permitted to include in the proxy statement a 500-word statement in support of their nominees.

              Re-Nomination of Stockholder Nominees.    Stockholder nominees that are included in HP's proxy materials but subsequently withdraw from, or become ineligible or unavailable for, election at the annual meeting, or that have not received at least 25% of the votes cast at the annual meeting would be ineligible to be a nominee for the next two annual meetings. In addition, HP would not be required to include stockholder-nominated candidates in the proxy materials for any annual meeting for which any stockholder has already nominated a director for election pursuant to the advance notice provisions in the Bylaws.

              Qualifications of Stockholder Nominees.    If the proposed Bylaw amendments are approved, the Board intends to amend Section 3.3 of the Bylaws to provide that any director or director nominee would not be qualified to be a HP director if he or she: (1) has been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the past three years; (2) serves as a director at more than a specified number of other public companies; or (3) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years.

              The general description of the proposed amendments to the Bylaws set forth above is qualified in its entirety by reference to the text of the proposed amendments, which is attached as Annex A to these proxy materials. Additions to the Bylaws are indicated by underlining.

Vote Required

              Approval of the Bylaw amendments requires the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of HP common stock entitled to be voted on the proposal at the annual meeting.

Recommendation of the Board of Directors

              Our Board recommends a vote FOR approval of the Bylaw amendments.

PROPOSAL NO. 5

APPROVAL OF THE SECOND AMENDED AND RESTATED HEWLETT-PACKARD COMPANY
2004 STOCK INCENTIVE PLAN

              Subject to stockholder approval, the HR and Compensation Committee of the Board has approved a Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan (the "Newly Amended Plan"). HP stockholders approved the Hewlett-Packard Company 2004 Stock Incentive Plan (the "Original Plan") on March 17, 2004. HP stockholders approved the Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan, which contained amendments to the Original Plan, on March 17, 2010 (the "Amended Plan"). The Newly Amended Plan provides for the following changes to the Amended Plan:

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  Makes an additional 172,500,000 shares of common stock available for issuance;

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  Adds a provision to allow for a fungible share pool that reduces the share reserve much more rapidly when "full value" awards such as restricted stock and performance-based restricted units are granted;

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  Adds the ability to grant stock appreciation rights;

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  Increases the share limits per individual under Section 162(m) of the Internal Revenue Code;

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  Adds a $550,000 value limit to the annual equity retainer that can be granted to non-employee directors in any plan year;

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  Amends the performance criteria to include the performance criteria under the Hewlett-Packard Company 2005 Pay-for-Results Plan; and

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  Extends the expiration of the Original Plan for ten years from the date of this annual meeting.

              The Board is asking HP stockholders to approve the Newly Amended Plan so that HP may use the shares of the Newly Amended Plan to assist HP in achieving its goals of increasing profitability and creating stockholder value, while also receiving a federal income tax deduction for certain compensation paid under the Newly Amended Plan under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), and for qualifying such shares for special tax treatment under section 422 of the Code.

Summary of Amendments

              Additional Shares Available for Issuance.    The Newly Amended Plan authorizes the issuance of an additional 172,500,000 shares. This number represents approximately 8.8 percent of HP's 1,962,837,391 outstanding shares as of October 31, 2012. If the additional shares were all granted and issued as "full value" awards, after adjusting for the impact of the 2.32 fungible share ratio described below, the number of shares issued from the additional 172,500,000 shares would be only 74,353,449 shares, representing 3.8 percent of HP's outstanding shares as of December 31, 2012. If stockholders approve the Newly Amended Plan, the maximum aggregate number of shares available for issuance under the Newly Amended Plan would be 229,198,650 shares, of which 56,698,650 shares remained available for future awards as of October 31, 2012 assuming no shares will be issued in connection with performance-based restricted units granted in December 2009 and that the remaining outstanding performance-based restricted unit awards pay out at target. The number of shares remaining available under the Amended Plan is lower than originally projected due to the decline in HP's stock price that caused HP to grant more shares to its employees as part of its efforts to recruit new employees and retain and motivate current employees. The additional shares are intended to satisfy HP's equity award needs for the next one to two years based on HP's recent history of stock grants. For the fiscal year ended October 31, 2012, HP granted a total of 29,096,209 shares subject to stock grants to its employees. For the fiscal year ended October 31, 2011, HP granted a total of 42,322,623 shares subject to stock grants to its employees.

              As of October 31, 2012, the maximum aggregate number of shares available for future grants under all HP stock plans was 152,837,143. Of those shares, 92,046,502 of such shares are available under HP's current employee stock purchase plan; 2,725,611 of such shares are available under HP's legacy employee stock purchase plan which is no longer offered; and 1,366,380 shares available for future issuance under the HP Service Anniversary Award Plan a plan under which awards are no longer granted.

              As of October 31, 2012, there were a total of 87,295,681 outstanding stock options granted under all of HP's stock plans, including assumed plans. The weighted-average exercise price of these options is $29.00 and the weighted average remaining term for these options is 3.0 years.

              As of October 31, 2012, there were a total of 349,210 unvested shares of restricted stock granted under all of HP's stock plans, including assumed plans. As of October 31, 2012, there were a total of 24,556,500 unvested restricted stock units (one unit equals one share of HP common stock) granted under all of HP's stock plans, including assumed plans. As of October 31, 2012, there were a total of 5,808,722 unvested performance-based restricted units (one unit equals one share of HP common stock) granted under all of HP's stock plans, including assumed plans. As of October 31, 2012, the total number of granted, but unvested, share awards was 30,714,432.

              Fungible Share Pool.    Shares issued in respect of any Full-Value Award (any award under the plan other than a cash award, an option or a stock appreciation right) granted under the plan after March 20, 2013 shall be counted against the share limit as 2.32 shares for every one share actually issued in connection with such award. For example, if 100 shares are issued with respect to a stock unit, 232 shares will be counted against the share limit in connection with that award. Shares issued in respect of any other award (not a Full-Value Award) shall be counted against the share limit as one share. Therefore, as noted previously, if stockholders approved the Newly Amended Plan and all of 172,500,000 additional shares are issued as full-value awards, the total number of shares issued under the Newly Amended Plan would be 74,353,449.

              Stock Appreciation Rights.    A stock appreciation right entitles the recipient to receive an amount equal to the excess of the fair market value of a share on the date of exercise over the exercise price thereof. Stock appreciation rights may be settled in cash, shares or a combination of cash and shares. Stock appreciation rights may be granted in addition to another award or freestanding and unrelated to another award.

              Expiration Date of the Amended Plan.    The Amended Plan is scheduled to expire on March 16, 2020. Stockholder approval of the Newly Amended Plan will extend the plan expiration date to March 20, 2023.

              Share Limits.    The aggregate number of shares that can be granted in any calendar year to any one awardee under the Newly Amended Plan will be 4,000,000, except that the same awardee may be granted up to 4,000,000 additional shares in connection with his or her initial service. This is an increase from 1,500,000 under the Amended Plan.

              Non-Employee Director Awards.    The value of the annual equity retainer granted to a non-employee director for any director plan year is limited to $550,000 under the Newly Amended Plan.

              Additional Performance Criteria.    The Newly Amended Plan includes additional performance criteria to include the performance criteria under the Hewlett-Packard Company 2005 Pay-for-Results Plan. The additional criteria are: operating cash flow or free cash flow, net profit or net profit before annual bonus and other indexes in addition to S&P 500 and peer group indexes. All of the performance criteria provided for under the Original Plan remain in the Newly Amended Plan.

Summary of the Newly Amended Plan

              The principal features of the Newly Amended Plan are summarized below. The following summary of the Newly Amended Plan does not purport to be a complete description of all of the provisions of the Newly Amended Plan. It is qualified in its entirety by reference to the complete text of the Newly Amended Plan, which has been filed as Annex B with the SEC with this proxy statement. Any HP stockholder who wishes to obtain a copy of the Newly Amended Plan may do so upon written request to the Secretary at HP's principal executive offices.

              General.    The purpose of the Newly Amended Plan is to encourage ownership in HP by key personnel whose long-term employment is considered essential to HP's continued progress and thereby align participants' and stockholders' interests. Stock options and stock awards, including stock units, and cash awards may be granted under the Amended Plan. Options granted under the Newly Amended Plan may be either "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options.

              Administration.    The Newly Amended Plan may be administered by the Board, a committee appointed by the Board or its delegate (as applicable, the "Administrator").

              Eligibility.    Awards may be granted under the Newly Amended Plan to employees of HP and its affiliates and to non-employee directors. Incentive stock options may be granted only to employees of HP or its subsidiaries. There are approximately 304,000 employees and eight non-employee directors eligible to receive awards under the Newly Amended Plan. The Administrator, in its discretion, selects the employees to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards.

              Section 162(m) Limitations.    Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to HP's Chief Executive Officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the Newly Amended Plan provides that no employee may be granted more than 4,000,000 shares in any calendar year, except that an employee may be granted awards covering up to an additional 4,000,000 shares in connection with his or her initial employment with HP. The maximum amount payable pursuant to that portion of a cash award granted under the Newly Amended Plan for any fiscal year to any employee that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code may not exceed $15,000,000. Stockholder approval of this proposal will constitute stockholder approval of these limitations for Section 162(m) purposes.

              Terms and Conditions of Options and Stock Appreciation Rights.    Each option or stock appreciation right is evidenced by an award agreement between HP and the awardee and is subject to the following additional terms and conditions:

                  Exercise Price.    The Administrator determines the exercise price of options and stock appreciation rights at the time the award is granted. The exercise price of a stock option or stock appreciation right may not be less than 100% of the fair market value of the common stock on the date such award is granted, although certain replacement awards with lower exercise prices may be granted to service providers of entities acquired by HP. The fair market value of the common stock is determined as the closing quoted sales prices for the common stock on the date the award is granted (or if no sales were reported that day, the last preceding day a sale occurred). As of January     , 2013, the closing quoted sales prices of common stock was              per share. No option or stock appreciation right may be repriced to reduce the exercise price of such award without stockholder approval (except in connection with a change in HP's capitalization).

                  Exercise of Options and Stock Appreciation Rights; Form of Consideration.     The Administrator determines when options or stock appreciation rights become exercisable and in its discretion may accelerate the vesting of any outstanding award. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The Newly Amended Plan permits payment to be made by cash, check, wire transfer, other shares of common stock of HP (with some restrictions), broker assisted cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

                  Term of Option or Stock Appreciation Right.     The term of an option or stock appreciation right may be no more than ten years from the date of grant or 10 1/2 years in certain jurisdictions outside of the United States. No option or stock appreciation right may be exercised after the expiration of its term.

                  Termination of Employment.    If an awardee's employment terminates for any reason, then all options and stock appreciation rights held by the awardee under the Newly Amended Plan generally will terminate immediately upon the awardee's termination unless determined otherwise by the Plan Administrator.

                  Other Provisions.     The award agreement may contain other terms, provisions and conditions not inconsistent with the Newly Amended Plan, as may be determined by the Administrator.

              Terms and Conditions of Stock Awards.    Each stock award agreement will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Administrator, (5) restrictions on the transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the Newly Amended Plan, as may be determined from time to time by the Administrator.

                  Termination of Employment.     In the case of stock awards, including stock units, unless the Administrator determines otherwise, the restricted stock or restricted stock unit agreement will provide that the unvested stock or stock units will be forfeited upon the awardee's termination of employment for any reason.

                  Vesting.     The vesting of a stock award may be subject to performance criteria, continued service of the awardee, or both.

              Non-Employee Director Awards.    Non-employee directors are eligible only for annual retainer awards and are not eligible for any other type of award that is authorized under the Amended Plan. Annual retainer awards paid in the form of equity are granted in the form of non-statutory stock options or restricted stock units. The non-employee directors can elect to receive the annual equity retainer and the annual cash retainer in the form of stock options or restricted stock units, provided that such election is made within 25 days after the annual meeting at which they are elected. If no election is made within this period, the annual equity retainer will be in the form of restricted stock units and the annual cash retainer will be paid in cash. The awards are granted automatically one month after the beginning of the director's year of service. The exercise price of director stock options cannot be less than 100% of the fair market value of HP common stock on the grant date. The value of the annual equity retainer (not including cash compensation that may be payable in shares at the election of the non-employee director) granted to a non-employee director for any director plan year is limited to $550,000.

              The number of shares subject to non-statutory stock option awards granted to non-employee directors is determined as follows:

Amount of annual retainer to be paid as options Fair market value of a share of HP common stock on the grant date	× Multiplier (defined below) = Number of Shares

              The Administrator determines the Multiplier prior to the grant date using a modified Black-Scholes option valuation method that takes into account the following factors: (1) the fair market value of HP common stock on the date the Multiplier is determined; (2) the average length of time that HP stock options are held by optionees prior to exercise; (3) the risk-free rate of return based on the term determined in (2) and U.S. government securities rates; (4) the annual dividend yield for HP common stock; and (5) the volatility of HP common stock over the previous ten-year period.

              The number of shares subject to restricted stock unit awards granted to non-employee directors is determined as follows:

Amount of annual retainer to be paid as restricted stock units Fair market value of a share of HP common stock on the grant date	= Number of Shares

              Cash Awards.    Each cash award agreement will contain provisions regarding (1) the target and maximum amount payable to the awardee as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the Newly Amended Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a cash award that is settled for cash may be a multiple of the target amount payable.

              Nontransferability.    Unless otherwise determined by the Administrator, awards granted under the Newly Amended Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee. The Administrator will have the sole discretion to permit the transfer of an award.

              Qualifying Performance Criteria.    Qualifying Performance Criteria means any one of more of the performance criteria listed below, either individually, alternatively or in combination, applied to either HP as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Administrator in the award agreement. The performance criteria may be (1) cash flow (including operating cash flow or free cash flow) or cash conversion cycle; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (3) earnings per share; (4) growth in: earnings or earnings per share, cash flow, revenue, gross margin, operating expense or operating expense as a percentage of revenue; (5) stock price; (6) return on equity or average shareholder equity; (7) total shareholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue (on an absolute basis or adjusted for currency effects); (12) net profit or net profit before annual bonus; (13) income or net income; (14) operating income or net operating income; (15) operating profit, net operating profit or controllable operating profit; (16) operating margin or operating expense or operating expense as a percentage of revenue; (17) return on operating revenue; (18) market share or customer indicators; (19) contract awards or backlog; (20) overhead or other expense reduction; (21) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index or another index; (22) credit rating; (23) strategic plan development and implementation, attainment of research and development milestones or new product invention or innovation; (24) succession plan development and implementation; (25) improvement in productivity or workforce diversity, (26) attainment of objective operating goals and employee metrics; and (27) economic value added.

              Adjustments Upon Changes in Capitalization, Merger or Sale of Assets.    Subject to any required action by HP's stockholders, (1) the number and kind of shares covered by each outstanding award, (2) the price per share subject to each outstanding award and (3) the share limitations set forth in Section 3 of the Newly Amended Plan will be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of HP's stock, or any other increase or decrease in the number of issued shares of HP's stock effected without receipt of consideration by HP.

              In the event of a liquidation or dissolution, any unexercised options, stock appreciation rights or stock awards will terminate. The Administrator, in its discretion, may provide that each awardee shall have the right to exercise all of the awardee's options or stock appreciation rights, including those not otherwise exercisable, until the date ten days prior to the consummation of the liquidation or dissolution, and be fully vested in any other stock awards.

              In the event of a change of control of HP, as defined in the Newly Amended Plan and determined by the Board, the Board, in its discretion, may provide for the assumption, substitution or adjustment of each outstanding award, accelerate the vesting of options or stock appreciation rights and terminate any restrictions on stock awards or cash awards, or cancel awards for a cash payment to the awardee.

              Amendment and Termination of the Plan.    The Board may amend, alter, suspend or terminate the Newly Amended Plan, or any part thereof, at any time and for any reason. However, HP will obtain stockholder approval for any amendment to the Newly Amended Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by HP stockholders, no such amendment shall be made that would: (1) materially increase the maximum number of shares for which awards may be granted under the Newly Amended Plan, other than an increase pursuant to a change in HP's capitalization, (2) reduce the minimum exercise price for options or stock appreciation rights granted under the Newly Amended Plan, (3) reduce the exercise price of outstanding options or stock appreciation rights, or (4) change the class of persons eligible to receive awards under the Newly Amended Plan. No such action by the Board or stockholders may alter or impair any award previously granted under the Newly Amended Plan without the written consent of the awardee. Unless terminated earlier, the Newly Amended Plan shall terminate ten years from the date of its approval by the stockholders.

              New Plan Benefits.    Because benefits under the Newly Amended Plan will depend on the Administrator's actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the Newly Amended Plan is approved by the stockholders.

U.S. Federal Income Tax Consequences

              Incentive Stock Options.    An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, the optionee will recognize long-term capital gain or loss equal to the difference between the sale price and the exercise price. If the holding periods are not satisfied, then: (1) if the sale price exceeds the exercise price, the optionee will recognize capital gain equal to the excess, if any, of the sale price over the fair market value of the shares on the date of exercise and will recognize ordinary income equal to the difference, if any, between the lesser of the sale price or the fair market value of the shares on the exercise date and the exercise price; or (2) if the sale price is less than the exercise price, the optionee will recognize a capital loss equal to the difference between the exercise price and the sale price. Unless limited by Section 162(m) of the Code, HP is entitled to a deduction in the same amount as and at the time the optionee recognizes ordinary income.

              Non-Statutory Stock Options.    An optionee does not recognize any taxable income at the time a non-statutory stock option is granted. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of HP is subject to tax withholding by HP. Unless limited by Section 162(m) of the Code, HP is entitled to a deduction in the same amount as and at the time the optionee recognizes ordinary income. Upon a disposition of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

              Stock Appreciation Rights.    Stock appreciation rights will generally be taxed in the same manner as non-statutory stock options.

              Stock Awards.    Stock awards will generally be taxed in the same manner as non-statutory stock options. However, a restricted stock award is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the employee ceases to provide services to HP. As a result of this substantial risk of forfeiture, the employee will not recognize ordinary income at the time of award. Instead, the employee will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The employee's ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

              The employee may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding by HP. Unless limited by Section 162(m) of the Code, HP is entitled to a deduction in the same amount as and at the time the employee recognizes ordinary income.

              Stock Units and Performance-based Units.    A grantee does not recognize any taxable income at the time a stock unit is granted. Generally, restricted stock units, including performance-based units, will be subject to income taxation based upon the fair market value of the shares underlying the units on each date shares are delivered or made available at the vesting date. The ordinary income recognized by an employee will be subject to tax withholding by HP. Unless limited by Section 162(m) of the Code, HP is entitled to a deduction in the same amount as and at the time the employee recognizes ordinary income.

              Cash Awards.    Upon receipt of cash, the recipient will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received will be subject to tax withholding by HP. Unless limited by Section 162(m) of the Code, HP will be entitled to a tax deduction in the amount and at the time the recipient recognizes compensation income.

              The foregoing is only a summary of the effect of U.S. federal income taxation upon awardees and HP with respect to the grant and exercise of awards under the Amended Plan based on the U.S. Federal income tax laws in effect as of the date of this proxy statement. It does not intend to be exhaustive and does not discuss the tax consequences arising in the context of the employee's death or the income tax laws of any municipality, state or foreign country in which the employee's income or gain may be taxable or the gift, estate, excise (including application of Code Section 409A), or any tax law other than U.S. federal income tax law. Because individual circumstances may vary, HP advises all recipients to consult their own tax advisor concerning the tax implications of awards granted under the Amended Plan.

Equity Compensation Plan Information

              For additional information about our equity compensation plans, please see the section titled "Equity Compensation Plan Information" on page 115.

Vote Required

              Approval of the Newly Amended Plan requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting, provided that the total votes cast on the proposal represents more than 50% of all shares entitled to vote on the proposal.

Recommendation of the Board of Directors

              Our Board recommends a vote FOR the approval of the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan.

 PROPOSAL NO. 6

STOCKHOLDER PROPOSAL RELATED TO THE FORMATION OF A HUMAN RIGHTS COMMITTEE

              HP has received a stockholder proposal from Dr. Jing Zhao. The proponent has requested that HP include the following proposal and supporting statement in its proxy statement for the 2013 annual meeting of stockholders, and, if properly presented, this proposal will be voted on at the annual meeting. HP will provide the proponent's address and the number of shares that he beneficially owns upon oral or written request of any stockholder. The stockholder proposal is quoted verbatim in italics below.

              HP does not support the adoption of the resolution proposed below and asks stockholders to consider HP's response, which follows the stockholder proposal.

STOCKHOLDER PROPOSAL

Resolution for the 2013 Shareholders Meeting on Human Rights Committee

              Be it resolved, that the following proposal be adopted by Hewlett-Packard Company (HP) shareholders:

              HP will establish a Human Rights Committee to review, assess, disclose, and make recommendations to enhance the company's corporate policy and practice on human rights. The HP board of directors is authorized to: (1) adopt HP Human Rights Principles, (2) designate the members of the committee, including outside human rights experts, (3) provide the committee with sufficient funds for operating expenses, (4) adopt a charter to specify the powers of the committee, (5) empower the committee to solicit public input and to issue periodic reports to shareholders and the public, on the committee's activities, findings and recommendations, and (6) adopt any other measures consistent with applicable principles and laws.

    Supporting Statement

              From the heroic Chinese democratic movement tragedy in 1989 to the historical "Arab Spring" movement, human rights issues have become the most important international concerns for every corporation doing business globally. Human rights violations also occurred by giant corporations in advanced democratic society. HP currently has five committees: Technology Committee, Audit Committee, HR and Compensation Committee, Finance and Investment Committee, and Nominating and Governance Committee. Although human rights issues arise from all aspects in these existing committees, none of them mentions "human rights." Only the Nominating and Governance Committee indicates that "The Committee may identify, evaluate and monitor the social, political and environmental trends, issues, concerns, legislative proposals and regulatory developments, domestic and foreign, which could significantly affect the public affairs of HP." This is not sufficient, nor effective, to deal with the increasingly unavoidable complex business/trade issues of human rights concerns world-wide on an ongoing basis. Adoption of this resolution to establish a new Human Rights Committee would help build up our company's leadership position to expand our business world-wide.

 BOARD STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

              The Board recommends a vote against this proposal because it is unnecessary and not in the best interest of stockholders.

              HP already has a global human rights program that promotes the respect of human rights in all of HP's business practices and a robust legal and regulatory compliance program in place to comply with applicable laws and regulations. In addition, HP has recently enhanced its existing human rights policies and practices. For example, in October 2011, we expanded our Global Human Rights Policy to go beyond labor and employment concerns and include other human rights priorities such as privacy, freedom of expression and HP's Supplier Code of Conduct, just to name a few. In addition, in August 2011, HP designated a pan-HP Human Rights Program Manager responsible for implementing the UN Guiding Principles on Business and Human Rights and promoting HP's efforts to ensure human rights are respected in HP's business practices.

              HP has a designated committee of its Board of Directors, the Nominating and Governance Committee, that is responsible for making recommendations and reporting to the full Board of Directors relating to HP's policies with respect to corporate social responsibility and global corporate citizenship, including human rights. HP also has a Global Citizenship Council composed of internal human rights experts and senior leaders that collaborate with external human rights organizations and experts that meets quarterly to discuss human rights policy and strategy. In addition, the Global Citizenship Council reports to the Nominating and Governance Committee and provides updates to that committee at least annually. Furthermore, the Nominating and Governance Committee has sponsored and continues to sponsor the role of the pan-HP Human Rights Program Manager. Accordingly, the Board believes that the creation of an additional committee to oversee the same HP policies and efforts is unnecessary and not in the best interests of stockholders.

              HP's existing policies and practices relating to human rights are already appropriately shaped and influenced by external human rights experts and organizations. For example, HP is a member of the Global Business Initiative on Human Rights and the Business for Social Responsibility Human Rights Working Group, which is advised by human rights experts. In addition, HP is committed to upholding and respecting human rights as reflected in the United Nations Universal Declaration of Human Rights, the UN Global Compact, and the UN Guiding Principles on Business and Human Rights.

              HP already issues periodic reports to stockholders and the public that provide transparency around its human rights activities through an annual Global Citizenship Report. The Global Citizenship Report addresses HP's human rights efforts generally as well as more specific areas including supply chain, conflict minerals and privacy.

              For the foregoing reasons, the Board believes that establishing an additional Board committee is unnecessary and would not be in the best interest of stockholders. Accordingly, the Board recommends that you vote AGAINST this proposal.

Vote Required

              Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting.

Recommendation of the Board of Directors

              Our Board recommends a vote AGAINST this proposal.

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL ENTITLED
"2013 HEWLETT-PACKARD RESOLUTION ON HUMAN RIGHTS POLICY"

              HP has received a stockholder proposal from the Board of Pensions of the Presbyterian Church (U.S.A.), the Benedictine Sisters of Boerne, Texas, the Congregation of Divine Providence, Inc., the Global Ministries of the United Methodist Church, and Mercy Investment Services, Inc. The proponents have requested that HP include the following proposal and supporting statement in its proxy statement for the 2013 annual meeting of stockholders, and, if properly presented, this proposal will be voted on at the annual meeting. HP will provide the proponents' addresses and the number of shares that they each beneficially own upon oral or written request of any stockholder. The stockholder proposal is quoted verbatim in italics below.

              HP does not support the adoption of the resolution proposed below and asks stockholders to consider HP's response, which follows the stockholder proposal.

Whereas, Hewlett-Packard, a global corporation, faces increasingly complex problems as the international, social, and cultural context within which HP operates changes.

Companies face ethical and legal challenges arising from diverse cultural, political and economic contexts. Today, management must address issues that include human rights, workers' right to organize and bargain collectively, non-discrimination in the workplace, environmental protection and sustainable community development. HP does business in countries with human rights challenges including China, Colombia, Philippines, Russia, and Israel and the occupied Palestinian territories, for example.

Several international conventions, declarations and treaties set forth internationally recognized standards designed to protect human rights—civil, political, social, environmental, cultural and economic—that should be reflected in HP's policies. These include the Universal Declaration of Human Rights, the Fourth Geneva Convention, the Hague Conventions, International Covenant on Civil and Political Rights, the core labor standards of the International Labor Organization and the International Covenant on Economic, Cultural and Social Rights. We believe these documents will help inform HP's revision of its human rights policy. Also, United Nations resolutions and reports of special rapporteurs on countries where HP does business, and "Norms on the Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights," adopted by the UN's Sub-Commission on the Promotion and Protection of Human Rights in August 2003 are useful, as are human rights policies developed for global companies found in "Principles for Global Corporate Responsibility Bench Marks for Measuring Business Performance," developed by international religious investors.

As companies formulate comprehensive policies, we believe significant commercial advantages may result through enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations and reduced risk of adverse publicity, consumer boycotts, divestment campaigns and lawsuits.

Resolved, shareholders request the Board to review and amend, where applicable, within ten months of the 2013 Annual Meeting, Hewlett-Packard's policies related to human rights that guide its international and U.S. operations.

Supporting Statement

We believe Hewlett-Packard's current human rights policies are limited in scope, and provide little or no guidance for determining business relationships where our products or services could entangle the company in human rights violations. Although we are not urging that any specific provisions of the above-named documents be included in a revised policy, we believe that our company's policies should reflect a more comprehensive understanding of human rights.

HP should be able to assure shareholders that employees are treated fairly and with dignity wherever they work in the global economy. Going beyond internal practices, however, the company should be able to provide assurance that its products and services are not used in human rights violations. One element of ensuring compliance is utilization of independent monitors composed of respected local human rights, religious and non-governmental organizations that know local culture and conditions. We believe adopting a more comprehensive human rights policy, coupled with implementation, enforcement and independent monitoring, will assure shareholders of HP's global leadership.

 BOARD STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

              The Board recommends a vote against this proposal because it is unnecessary and because HP has already taken the action being sought by the proposal.

              HP believes that human rights are the fundamental rights, freedoms and standards of treatment to which all people are entitled. HP upholds and respects human rights as reflected in the United Nations Universal Declaration of Human Rights (UDHR), the UN Global Compact, and the UN Guiding Principles on Business and Human Rights, which further clarify government responsibility to protect human rights against third party abuses, business responsibility to respect human rights, and a joint responsibility to remedy if rights are not upheld. HP also uses its size and influence to promote respect for human rights in all its business dealings, including by working with organizations such as the Global Business Initiative on Human Rights (GBI) and Business for Social Responsibility, which promote awareness of the UN Guiding Principles on Business and Human Rights.

              As noted in HP's opposition statement to Proposal No. 6 above, HP already has a global human rights program that promotes the respect of human rights in all of HP's business practices and a robust legal and regulatory compliance program in place to comply with applicable laws and regulations. In particular, HP's Global Human Rights Policy establishes HP's commitment to integrating respect for human rights throughout its business. It commits HP to complying with laws and regulations or international standards—whichever are more stringent locally—and a range of other best-practice measures. More specifically, the policy provides that HP will in practice:

  •
  Complete due diligence to avoid complicity in human rights violations;

  •
  Regularly assess human rights risks, policies, and impacts and provide visibility of the results to senior executives;

  •
  Provide access to independent grievance mechanisms immediately to raise concerns or identify adverse human rights impacts;

  •
  Promptly investigate allegations and pursue action to mitigate any adverse human rights impacts;

  •
  Promote continual improvement through capability building for our business partners, terminating relationships only as a last resort;

  •
  Advance its human rights practices through a journey of cumulative progress; and

  •
  Report transparently on its efforts.

The policy also highlights links between human rights and other areas of HP's business, such as supply chain management, employee practices and privacy protection. In addition, in October 2011, HP expanded its Global Human Rights Policy to go beyond labor and employment concerns and include other human rights priorities such as privacy, freedom of expression and HP's Supplier Code of Conduct, just to name a few. Furthermore, as noted in HP's opposition statement to Proposal No. 6 above, in August 2011, HP designated a pan-HP Human Rights Program Manager responsible for implementing the UN Guiding Principles on Business and Human Rights and promoting HP's efforts to respect human rights in HP's business practices. Accordingly, the Board believes that HP's global human rights program already reflects a sufficiently comprehensive understanding of human rights, rendering this proposal unnecessary.

              The proposal requests that the Board review and amend, where applicable, within ten months of the 2013 Annual Meeting of Stockholders, "HP's policies related to human rights that guide its international and U.S. operations." As noted in HP's opposition statement to Proposal No. 6 above, HP has a designated committee of its Board of Directors, the Nominating and Governance Committee, that is responsible for making recommendations and reporting to the full Board of Directors regarding HP's policies with respect to corporate social responsibility and global corporate citizenship, including human rights. The Nominating and Governance Committee met during fiscal 2012 to review human rights issues facing HP, and HP expects that the committee will continue to do so regularly in future years. Consequently, the Board believes that HP has already taken the action being sought by the proposal. Accordingly, the Board recommends that you vote AGAINST this proposal.

Vote Required

              Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting.

Recommendation of the Board of Directors

              Our Board recommends a vote AGAINST this proposal.

 PROPOSAL NO. 8

STOCKHOLDER PROPOSAL ENTITLED "EXECUTIVES TO RETAIN SIGNIFICANT STOCK"

              HP has received a stockholder proposal from Howard and Joan Poulter, represented by John Chevedden. The proponents have requested that HP include the following proposal and supporting statement in its proxy statement for the 2013 annual meeting of stockholders, and, if properly presented, this proposal will be voted on at the annual meeting. HP will provide the proponents' address and the number of shares that they beneficially own upon oral or written request of any stockholder. The stockholder proposal is quoted verbatim in italics below.

              HP does not support the adoption of the resolution proposed below and asks stockholders to consider HP's response, which follows the stockholder proposal.

STOCKHOLDER PROPOSAL

8–Executives To Retain Significant Stock

RESOLVED: Shareholders request that our Compensation Committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company's qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of 33% of such shares.

The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company's existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company's long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives "an ever-growing incentive to focus on long-term stock price performance."

This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012.

The GMI/The Corporate Library, an independent investment research firm rated our company "D" with "High Governance Risk," and "Very High Concern" in Executive Pay—$16 Million for our CEO Margaret Whitman. HP shareholders rejected the company's 2011 Executive Pay and approval of our 2012 executive pay was far below the vote at the vast majority of companies.

In spite of her $16 million Ms. Whitman was also on the Procter & Gamble board, which has the highest number [of] overburdened CEOs of any company in the Standard & Poor's 500. "This is probably not the kind of board you want for a company that's about to face a crisis," said Jay Lorsch, a management professor at Harvard Business School.

HP shareholder return was negative 37% (-) over 5-years and negative 40% (-) over one year.

Shumeet Banerji, who was 50% of our Audit Committee, owned no stock. Kennedy Thompson, the other member of our audit committee, almost received our highest negative votes. Other directors receiving high negative votes included John Hammergren, Marc Andreessen and Rajiv Gupta. Mr. Gupta was also our Lead Director, which makes his showing all the more disturbing.

Directors who received high negative votes and directors who owned no stock occupied all the seats on our key audit, nomination and executive pay committees, except for one seat. Ms. Whitman announced the elimination of 29,00[0] jobs and ironically said there were no silver bullets. Yet there is the low-hanging fruit of improvements in our corporate governance that will not cause job elimination and will cost virtually nothing.

Please encourage our board to respond positively to this proposal for improved governance:

Executives To Retain Significant Stock–Proposal 8

BOARD STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

              The Board recommends a vote against this proposal because it is unnecessary and not in the best interests of our stockholders.

              We have adopted stock ownership guidelines and other compensation policies to ensure that our executives are focused on HP's long-term success and that their interests are aligned with those of our stockholders. The guidelines provide that, within five years of assuming a designated position, the CEO should attain an investment position in HP's stock equal to seven times her base salary and all Executive Vice Presidents should attain an investment position equal to five times their base salary. These ownership multiples were increased during fiscal 2012 from five times salary (for the CEO) and three times salary (for Executive Vice Presidents), respectively. Since Ms. Whitman's salary as CEO is $1, we use an imputed salary of $1.2 million, which is a competitive salary for a CEO in our peer group, to calculate Ms. Whitman's ownership requirement, thereby requiring her to hold $8.4 million in shares within five years of becoming CEO. Executives have five years to reach compliance. All Executive Vice Presidents subject to these guidelines (that is, who have been Executive Vice Presidents for five or more years) are in compliance with these guidelines. In addition, no executive subject to the guidelines is engaged in any transaction involving derivatives designed to hedge against the market risk associated with ownership of HP shares. Accordingly, we believe that our stock ownership guidelines have effectively promoted significant stock ownership by our senior executives.

              In addition, in order to be successful, we must attract and retain qualified senior executives. In order to do so in a competitive marketplace, we must provide a competitive compensation package, including equity compensation. Imposing additional holding requirements could limit our ability to attract and retain executives or require us to compensate executives in other less effective ways to remain competitive. We believe that it is in the best interests of our stockholders that we retain the flexibility to establish executive compensation programs that are competitive in attracting and retaining executives who can best drive long-term stockholder value.

              Finally, for some of our senior executives, HP's stock makes up a substantial portion of their net worth. These executives may have a legitimate need to diversify their portfolios. In addition, requiring executives to retain stock until retirement could motivate executives to leave HP earlier than they otherwise would have in order to diversify their portfolios and realize the value of their equity compensation. We believe our stock ownership guidelines strike the right balance between ensuring that our executives own significant amounts of HP stock while allowing them the flexibility to effectively manage their personal financial affairs.

              For the foregoing reasons, the Board believes that HP's existing stock ownership guidelines and other compensation policies effectively facilitate significant stock ownership by HP executives and that establishing additional holding requirements would not be in the best interests of HP stockholders. Accordingly, the Board recommends that you vote AGAINST this proposal.

Vote Required

              Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting.

Recommendation of the Board of Directors

              Our Board recommends a vote AGAINST this proposal.

COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth information as of December 31, 2012 concerning beneficial ownership by:

  •
  holders of more than 5% of HP's outstanding shares,

  •
  HP directors and nominees,

  •
  each of the named executive officers listed in the Summary Compensation Table on page 96, and

  •
  all directors and HP executive officers as a group.

              The information provided in the table is based on HP's records, information filed with the SEC and information provided to HP, except where otherwise noted.

              The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of March 1, 2013 (60 days after December 31, 2012) through the exercise of any stock options, through the vesting of restricted stock units ("RSUs") payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after March 1, 2013 and any RSUs vesting on or before March 1, 2013 that may be payable in cash or shares at HP's election. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

 BENEFICIAL OWNERSHIP TABLE

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
BlackRock, Inc.(1)	101,686,444	5.2%
Dodge & Cox(2)	116,905,657	6.0%
State Street Corporation(3)	105,897,478	5.4%
Marc L. Andreessen	14,472	*
Shumeet Banerji	6,909	*
Rajiv L. Gupta(4)	29,181	*
John H. Hammergren(5)	70,730	*
Raymond J. Lane(6)	315,058	*
Ann M. Livermore(7)	1,058,312	*
Gary M. Reiner(8)	16,395	*
Patricia F. Russo	4,396	*
G. Kennedy Thompson(9)	37,059	*
Margaret C. Whitman(10)	137,838	*
Ralph V. Whitworth(11)	34,534,517	1.8%
Catherine A. Lesjak(12)	204,254	*
David A. Donatelli(13)	208,618	*
John M. Hinshaw	15,179	*
R. Todd Bradley(14)	359,023	*
Vyomesh I. Joshi(15)	1,423,695	*
Giovanni G. Visentin(16)	20,454	*
All current executive officers and directors as a group (23 persons)(17)	37,377,086	1.9%

*
Represents holdings of less than 1%.

(1)
Based on the most recently available Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. According to its Schedule 13G, BlackRock, Inc. reported having sole voting and dispositive power over all shares beneficially owned. The Schedule 13G contained information as of January 20, 2012 and may not reflect current holdings of HP common stock. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(2)
Based on the most recently available Schedule 13G filed with the SEC on February 10, 2012 by Dodge & Cox. According to its Schedule 13G, Dodge & Cox reported having sole voting power over 111,450,761 shares, shared voting power over no shares, sole dispositive power over 116,905,657 shares and shared dispositive power over no shares. The securities reported on the Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts, and which clients have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, the common stock of HP. The Schedule 13G contained information as of February 10, 2012 and may not reflect current holdings of HP common stock. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.

(3)
Based on the most recently available Schedule 13G filed with the SEC on February 9, 2012 by State Street Corporation and certain of its subsidiaries ("State Street"). According to its Schedule 13G, State Street reported having shared voting and dispositive power over all shares beneficially owned. The Schedule 13G contained information as of February 9, 2012 and may not reflect current holdings of HP common stock. The address for State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(4)
Includes 14,411 shares that Mr. Gupta has the right to acquire by exercise of stock options.

(5)
Includes 18,041 shares that Mr. Hammergren holds indirectly through a trust and 45,780 shares that Mr. Hammergren has the right to acquire by exercise of stock options.

(6)
Includes 66,666 shares that Mr. Lane has the right to acquire by exercise of stock options.

(7)
Includes 4,172 shares held by Ms. Livermore in the HP 401(k) Plan, 90,844 shares that Ms. Livermore holds indirectly through a trust with her spouse, and 940,000 shares that Ms. Livermore has the right to acquire by exercise of stock options.

(8)
Includes 12,940 shares that Mr. Reiner has the right to acquire by exercise of stock options.

(9)
Includes 8,364 shares that Mr. Thompson has the right to acquire by exercise of stock options.

(10)
Includes 66 shares held by Ms. Whitman indirectly through a trust, and 100,000 shares that Ms. Whitman has the right to acquire by exercise of stock options.

(11)
Mr. Whitworth is a Principal of Relational. Relational is the record owner of 200 shares and sole general partner, or sole managing member of the general partner, of Relational Investors L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P., RH Fund 1, L.P., RH Fund 6, L.P., Relational Investors VIII, L.P., Relational Investors IX, L.P., Relational Investors, XV, L.P., Relational Investors XVI, L.P., Relational Investors XX, L.P., Relational Investors XXIII, L.P. and Relational Investors Alpha Fund I, L.P. These limited partnerships hold a total of 24,570,108 shares, of which 5,413,888 shares are held in margin accounts. An additional 9,964,209 shares were held in accounts managed by Relational. Mr. Whitworth disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(12)
Includes 306 shares held by Ms. Lesjak's spouse, 42,236 shares held indirectly by Ms. Lesjak with her spouse, and 135,000 shares that Ms. Lesjak has the right to acquire by exercise of stock options.

(13)
Includes 112,500 shares that Mr. Donatelli has the right to acquire by exercise of stock options.

(14)
Includes 137,232 shares held by Mr. Bradley indirectly through a trust, and 200,000 shares that Mr. Bradley has the right to acquire by exercise of stock options.

(15)
Includes an aggregate of 172,148 shares that Mr. Joshi holds indirectly through two living trusts for his adult daughters, an aggregate of 200,000 shares that Mr. Joshi holds indirectly through two grantor-retained annuity trusts, and 1,040,000 shares that Mr. Joshi has the right to acquire by exercise of stock options. Mr. Joshi ceased serving as Executive Vice President, Imaging and Printing Group effective April 2, 2012. The information reported for Mr. Joshi is based on information available to HP and may not reflect current beneficial ownership.

(16)
Mr. Visentin ceased serving as Executive Vice President, Enterprise Services effective August 8, 2012. The information reported for Mr. Visentin is based on information available to HP and may not reflect current beneficial ownership.

(17)
Includes 1,751,163 shares that current executive officers and directors have the right to acquire.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of HP common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. HP believes that, during fiscal 2012, its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making these statements, HP has relied upon an examination of the copies of Forms 3, 4, and 5, and amendments thereto, and the written representations of its directors, executive officers and 10% stockholders.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transaction Policies and Procedures

              HP has adopted a written policy for approval of transactions between HP and its directors, director nominees, executive officers, beneficial owners of more than 5% of HP's common stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

              The policy provides that the Nominating and Governance Committee reviews certain transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Nominating and Governance Committee determines whether the transaction is in the best interests of HP. In making that determination, the Nominating and Governance Committee takes into account, among other factors it deems appropriate:

  •
  The extent of the related person's interest in the transaction;

  •
  Whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;

  •
  The benefits to HP;

  •
  The impact or potential impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, 10% stockholder or executive officer;

  •
  The availability of other sources for comparable products or services; and

  •
  The terms of the transaction.

              The Nominating and Governance Committee has delegated authority to the chair of the Nominating and Governance Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the chair is provided to the full Nominating and Governance Committee for its review at each of the committee's regularly scheduled meetings.

              The Nominating and Governance Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

    1.
    Compensation of executive officers that is excluded from reporting under SEC rules where HP's HR and Compensation Committee approved (or recommended that the Board approve) such compensation;

    2.
    Director compensation;

    3.
    Transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company's annual revenues, where the related person has an interest only as an employee (other than executive officer), director or beneficial holder of less than 10% of the other company's shares;

    4.
    Contributions to a charity in an amount that does not exceed $1 million or 2% of the charity's annual receipts, where the related person has an interest only as an employee (other than executive officer) or director; and

    5.
    Transactions where all stockholders receive proportional benefits.

              A summary of new transactions covered by the standing pre-approvals described in paragraphs 3 and 4 above is provided to the Nominating and Governance Committee for its review in connection with the committee's regularly scheduled meetings.

Fiscal 2012 Related Person Transactions

              HP enters into commercial transactions with many entities for which its executive officers or directors serve as directors and/or executive officers in the ordinary course of its business. All of those transactions were pre-approved transactions as defined above except for transactions with McKesson Corporation and AXA Private Equity, which were ratified by the Nominating and Governance Committee. Mr. Hammergren served as Chairman and Chief Executive Officer of McKesson and former director Dominique Senequier served as Chairman and Chief Executive Officer of AXA Private Equity during fiscal 2012. HP considers these transactions to be arm's-length and does not believe that either Mr. Hammergren or Ms. Senequier had a material direct or indirect interest in any of such commercial transactions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

              This Compensation Discussion and Analysis contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the HR and Compensation Committee (the "Committee") has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers ("NEOs") for fiscal 2012, who were:

  •
  Margaret C. Whitman, our President and Chief Executive Officer;

  •
  Catherine A. Lesjak, our Executive Vice President and Chief Financial Officer;

  •
  David A. Donatelli, Executive Vice President and General Manager of our Enterprise Group;

  •
  John M. Hinshaw, our Executive Vice President of Technology and Operations;

  •
  R. Todd Bradley, Executive Vice President of our Printing and Personal Systems Group; and

  •
  Two former officers, Vyomesh I. Joshi, our former Executive Vice President, Imaging and Printing Group, and Giovanni G. Visentin, our former Executive Vice President, Enterprise Services.

Executive Summary

Business Overview and Performance

              HP is a leading global provider of products, technologies, software, solutions and services to individuals and organizations of all sizes, including personal computing and other access devices, multi-vendor customer services, imaging and printing-related products and services, enterprise information technology infrastructure products, and information technology management software. We offer one of the IT industry's broadest portfolios of products and services, and we are the leader or among the leaders in most of our markets. We also have a trusted brand that is supported by a culture of innovation and strong connections with our customers, partners and employees.

              Despite these strengths, our fiscal 2012 financial performance was below expectations, as shown in the table below.

	Fiscal 2012	Fiscal 2011	Y/Y

Net revenue	$120.4 billion	$127.2 billion	(5)%

GAAP diluted (loss) earnings per share	$(6.41)	$3.32	(293)%

Non-GAAP diluted earnings per share(1)	$4.05	$4.88	(17)%

Cash flow from operations	$10.6 billion	$12.6 billion	(16)%

(1)
Fiscal year 2012 non-GAAP diluted earnings per share excludes after-tax costs of $10.46 per diluted share related to the impairment of goodwill and purchased intangible assets, restructuring charges, amortization of purchased intangible assets, acquisition-related charges, and charges relating to the wind down of non-strategic businesses. Fiscal year 2011 non-GAAP diluted earnings per share excludes after-tax costs of $1.56 per diluted share related to the amortization of purchased intangible assets, impairment of goodwill and purchased intangible assets, the wind down of HP's webOS device business, restructuring charges and acquisition-related charges. HP's management uses non-GAAP diluted earnings per share to evaluate and forecast HP's performance before gains, losses, or other charges that are considered by HP's management to be outside of HP's core business segment operating results. HP believes that presenting non-GAAP diluted earnings per share, in addition to GAAP diluted earnings per share, provides investors with greater visibility to the information used by HP's management in its financial and operational decision making. HP further believes that providing this additional non-GAAP information helps investors understand HP's operating performance and evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. This additional non-GAAP information is not intended to be considered in isolation or as a substitute for GAAP diluted earnings per share.

              This performance reflects the many challenges facing our business. Many of those challenges relate to structural and execution issues, including the need to align our costs with our revenue trajectory, the need to address our underinvestment in research and development and in our internal IT systems in recent years, which has made us less competitive, effective and efficient, the need to implement the data gathering and reporting tools and systems needed to track and report on all key business performance metrics so as to most effectively manage a company of our size, scale and diversity, and the need to rebuild our business relationships with our channel partners. We are also facing dynamic market trends, such as the growth of mobility, the increasing demand for hyperscale computing infrastructure, the shift to software-as-a-service and the transition towards cloud computing, and we need to develop products and services that position us to win in a very competitive marketplace. Furthermore, we face a series of significant macroeconomic challenges, including broad-based weakness in consumer spending, weak demand in the small- and medium-sized business and enterprise sectors in Europe, and declining growth in some emerging markets, particularly China.

              We have a multi-year plan to address these challenges through consistency of leadership, focus, execution and, most importantly, superior products, services and solutions. The focus in fiscal 2012 was to identify and define those challenges and build a foundation to address them. As part of that process, we spent time understanding how those challenges manifest themselves in each of our businesses and each of our markets. Our efforts in fiscal 2012 produced the following results:

  •
  We implemented leadership and organizational changes, including consolidating our personal computer and printing businesses under the same senior executive leadership, combining our global accounts sales organization with our enterprise servers, storage and networking business and our technology services business to create a new Enterprise Group, and centralizing all of our marketing and communications activities;

  •
  We conducted a detailed strategic analysis of each of our businesses, which resulted in some adjustments to the strategic focus of some of our businesses, some modifications to our overall strategic priorities, and the identification of additional opportunities for greater synergies;

  •
  We began investing in systems and tools that are making it easier for us to manage our business, allocate resources and prioritize investment dollars;

  •
  We began working to optimize our supply chain, reduce the number of stock keeping units (SKUs) and platforms, refine our real estate strategy, improve our business processes and implement consistent pricing and promotions;

  •
  We began making significant changes to our sales force to improve our go-to-market selling activities and reduce cost;

  •
  We began taking steps to refocus our research and development efforts;

  •
  We began implementing a multi-year restructuring program to streamline our company and create the capacity to invest in innovation;

  •
  We improved our communications with employees, partners and customers, and we are rebuilding our relationships with each of those constituencies;

  •
  We renewed the company's focus on operational excellence, and we ended fiscal 2012 much better prepared with focused scorecards, key metrics, and key leaders who are empowered to make changes; and

  •
  We used the $10.6 billion in cash flow from operations generated in fiscal 2012 to make significant progress on rebuilding our balance sheet, including reducing our net debt by $5.6 billion, and we returned $2.6 billion to stockholders in the form of share repurchases and dividends.

              We expect fiscal 2013 to be a fix and rebuild year as we focus on working through the anticipated disruptions expected to accompany the changes made in fiscal 2012 and continue to implement our cost-reduction and operational initiatives, make investments in our business, particularly in tools, systems, processes and instrumentation, and maintain our focus on disciplined capital allocation.

              It will take a strong commitment from all of the talented people throughout HP to fully address these challenges. We believe that we have the right executive team in place to execute the turnaround of our business and deliver our strategy, and we believe that consistency of leadership is critical to that effort. As such, it is particularly important that we provide a level of compensation that enables us to retain our existing executive team. In addition, executing a turnaround is difficult and demanding work, and our compensation package must reflect that. Therefore, while providing a robust and competitive compensation package is always important, it is even more critical for HP at this time.

Compensation Philosophy

              We have designed our compensation programs to enable us to attract, retain and reward our team for delivering value to stockholders over the long term. We have a pay-for-performance philosophy that forms the foundation for all decisions regarding compensation made by HP management and the Committee. In addition, our compensation decisions are designed to facilitate strong corporate governance. Our focus on pay-for-performance and on corporate governance provides alignment with the interests of stockholders. The chart below summarizes key elements of our compensation programs relative to these criteria.

ALIGNMENT WITH STOCKHOLDERS

Pay for Performance	Corporate Governance

Nearly 100% of total compensation for the CEO is performance-based and 85% is equity-based	We generally do not enter into individual executive compensation agreements

On average, 89% of total compensation for NEOs other than the CEO is performance-based and 73% is equity-based	We devote significant time to succession planning and leadership development efforts

We target compensation within a competitive range of median and only deliver compensation above this level when warranted by performance	We maintain a market-aligned severance program and do not have automatic single-trigger equity vesting

We have removed discretionary incentive awards and replaced them with specific management objectives	We utilize an independent compensation consultant

Seventy percent of target long-term incentive compensation for NEOs is granted in the form of performance-contingent stock options that only vest if sustained stock price appreciation is achieved	We do not have compensation programs that encourage imprudent risk

We provide no special or supplemental pension or health benefits	We disclose our performance goals

We validate our pay-for-performance relationship on an annual basis	We conduct a robust stockholder outreach program

Fiscal 2012 Target Compensation

              As illustrated in the chart below, for fiscal 2012, the Committee approved target total compensation for the NEOs, with performance-based pay (the combination of target bonus and long-term incentive awards) on average representing nearly 100% of total compensation for the CEO and approximately 89% for the NEOs other than the CEO:

              There were four components of our incentive compensation programs in fiscal 2012, all of which were linked to operational objectives, financial results or stock price performance:

  •
  Annual incentive compensation, which would be earned only to the extent that financial and non-financial goals are met;

  •
  Performance-contingent stock options, which would vest only if HP's stock price reaches certain levels and remains at or above those levels for specified periods;

  •
  Performance-based restricted unit awards, which would vest only if cash flow and revenue growth goals are achieved above a threshold level of performance; and

  •
  Time-vested restricted stock units, the value of which would depend directly on HP's stock price.

              Annual incentive compensation focuses on short-term performance, while the other components of performance-based pay are tied to achievement of financial targets and stock price performance over a longer period of time. This mix of short- and long-term incentives provides sufficient rewards to motivate near-term performance, while at the same time providing significant incentives to keep HP's executives focused on longer-term corporate goals that drive stockholder value. In addition, we believe this balance of short- and long-term incentive compensation and mix of performance criteria helps mitigate any incentive for executives to take excessive risks that may have the potential to harm HP in the long term.

Fiscal 2012 Realized Compensation

              Actual compensation realized in fiscal 2012 by the continuing NEOs is shown in the table below. This table supplements the Summary Compensation Table that appears on page 96. The primary difference between this supplemental table and the Summary Compensation Table is the method used to value performance-based restricted units ("PRUs"), stock options and stock awards. SEC rules require that the grant date fair value of all PRUs, stock options and stock awards be reported in the Summary Compensation Table for the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relates to PRUs, stock options and stock awards that have not vested and for which the value is therefore uncertain (and which may end up having no value at all). In contrast, this supplemental table includes only PRUs, stock options and stock awards that vested during the applicable fiscal year and shows the value of those awards as of the applicable vesting date. It should be noted that there is no assurance that these NEOs will actually realize the value attributed to these awards even in this supplemental table, since the ultimate value of the stock options will depend on when the stock options are exercised and the ultimate value of the PRUs and stock awards will depend on the value of the released shares.

 Realized Pay Table

Name	Year	Base Salary ($)	PfR Plan Bonus ($)	Other Bonuses ($)	PRU Awards Vested in Fiscal Year(1) ($)	Options and Stock Awards Vested in Fiscal Year(2) ($)	All Other Compensation(3) ($)	Total Compensation Realized ($)
Margaret C. Whitman(4)	2012	1	1,686,915	—	—	84,249	220,901	1,992,066
	2011	1	—	—	—	—	372,598	372,599
Catherine A. Lesjak	2012	825,011	518,603	51,563	—	978,063	40,670	2,413,910
	2011	825,000	679,143	—	—	1,187,745	101,507	2,793,395
	2010	610,000	940,925	2,580,762	3,671,882	2,275,373	84,034	10,162,976
David A. Donatelli	2012	825,011	518,603	51,563	—	1,151,716	32,372	2,579,265
John M. Hinshaw	2012	625,415	510,403	1,540,625	—	—	375,990	3,052,433
R. Todd Bradley	2012	850,011	587,444	53,125	—	942,239	127,125	2,559,944
	2011	850,000	464,457	—	—	1,551,640	105,447	2,971,544
	2010	748,000	1,465,145	1,655,355	5,050,995	4,158,224	187,666	13,265,385

(1)
Amounts shown represent the aggregate value of all PRUs that vested during fiscal 2010. No PRUs vested during fiscal 2011 or 2012 because the performance targets were not met. The value of vested PRUs is calculated by multiplying the number of shares vested by the closing price of HP's common stock on the date that the shares were released to the award recipients.

(2)
Amounts shown represent the aggregate value of all stock options and stock awards that vested during the applicable fiscal year. The value of vested stock options is calculated by multiplying the number of shares vested by the difference (but not less than zero) between the exercise price and the closing price of HP's common stock on the vesting date without regard to actual option exercise activity. The value of vested stock awards is calculated by multiplying the number of shares vested (excluding dividend equivalent shares) by the closing price of HP's common stock on the vesting date. All of the stock options that vested during fiscal 2012 had a value equal to zero at the time of vesting.

(3)
Amounts shown equal the amounts reported in the "All Other Compensation" column of the Summary Compensation Table.

(4)
The amount shown for Ms. Whitman in the Options and Stock Awards Vested in Fiscal Year column represents the amount realized upon vesting of a stock award granted to her before she became CEO in connection with her service as a non-employee member of the Board.

              For fiscal year 2012, our annual incentive plan paid out well below target, with active NEOs receiving, on average, total bonus payouts equal to 61% of target (including payouts under the Cash Conversion Cycle Bonus Plan). In addition, the PRUs that were due to pay out at the end of fiscal 2012 did not vest because the threshold total shareholder return performance was not achieved.

Fiscal 2012 Comparison of Target and Realized Equity Compensation

              The table below compares the following for each continuing NEO who served during fiscal 2012:

  •
  The hypothetical aggregate value of all stock options and stock awards that vested during fiscal 2012 if all of the awards had vested at target; and

  •
  The actual aggregate value of all stock options and stock awards that vested during fiscal 2012 as shown in the Realized Pay Table above.

This information provides additional context to the fiscal 2012 compensation of continuing NEOs by showing the impact that HP's below-target financial performance in fiscal 2012 had on the value of realized equity compensation.

Named Executive Officer	Target Value of Options and Stock Awards Vested in Fiscal 2012(1)	Realized Value of Options and Stock Awards Vested in Fiscal 2012(2)	Realized Value as a Percentage of Target Value in Fiscal 2012

Margaret C. Whitman(3)	$877,745	$84,249	9.6%

Catherine A. Lesjak	$6,086,433	$978,063	16.1%

David A. Donatelli	$6,102,309	$1,151,716	18.9%

John M. Hinshaw(4)	—	—	—

R. Todd Bradley	$7,999,877	$942,239	11.8%

(1)
Amounts shown represent the aggregate target value of all stock option and stock awards that vested during fiscal 2012. The target value for vested stock options and vested stock awards equals the grant date fair value of those awards. The target value of restricted stock units is calculated by multiplying the closing price of HP's common stock on the date of grant by the number of units awarded. The target value of time-based option awards is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. The target value for vested PRU awards is calculated by multiplying the number of PRUs granted by the closing price of HP's common stock on the grant date.

(2)
Amounts shown equal the fiscal 2012 amounts reported in the "Options and Stock Awards Vested in Fiscal Year" column of the Realized Pay Table.

(3)
Amounts shown for Ms. Whitman represent the target value and the realized value of a stock award granted to her before she became CEO in connection with her service as a non-employee member of the Board.

(4)
Mr. Hinshaw's employment commenced after the beginning of fiscal 2012, so no target compensation was established for him for that fiscal year. In addition, no portion of Mr. Hinshaw's equity awards vested during fiscal 2012.

Fiscal 2013 Target Compensation

              The Board and the Committee regularly explore ways in which HP's executive compensation programs could be improved. We take stockholder feedback on our compensation programs very seriously and strive for significant levels of stockholder support. In 2012, more than 78 percent of shares voted were voted in favor of our "say on pay" proposal, representing a 30 percentage point increase over 2011. We believe that this increased level of stockholder support for our compensation programs reflects the fact that we have made substantial changes that enhance our pay-for-performance culture and further align our compensation programs with the interests of stockholders. We also gathered feedback from discussions with institutional investors as part of the stockholder outreach effort we began in fiscal 2011 and continued during fiscal 2012.

              As illustrated in the chart below, for fiscal 2013, the Committee approved target total compensation for the NEOs with performance-based pay (the combination of target bonus and long-term incentive awards) on average representing 100% of total compensation for the CEO and approximately 88% for the NEOs other than the CEO:

              In addition, taking into account input gathered from discussions with institutional investors, during fiscal 2012 the Committee approved a revised structure for annual and long-term incentive awards beginning in fiscal 2013.

  •
  Annual incentive awards will include a greater emphasis on business unit results to increase alignment of these awards with achievement of business unit goals, and free cash flow will be included as a performance metric.

  •
  Long-term incentive awards will include two types of equity awards: (1) performance-contingent stock options (70%), which will vest only if HP's stock price reaches certain levels and remains at or above those levels for specified intervals within four years from the date of grant and if the service requirement is met; and (2) time-based restricted stock units (30%), which will vest over a three-year period. This program strongly aligns receipt of awards with stockholder interests and will only deliver targeted value to executives if we successfully execute our turnaround.

Revised Incentive Pay Structure for Fiscal 2013

              For fiscal 2013, the Committee has approved a new incentive structure, including a new metric and revised weightings under the annual 2005 Pay for Results Plan (the "PfR Plan").

              Consistent with our CEO's announced intention to focus business leaders more directly on their business results, under the new structure for fiscal 2013, PfR Plan awards for business unit executives will be based on the performance metrics of business-owned net profit, business-owned revenue, the new metric of free cash flow and achievement against non-financial management by objective ("MBO") goals, which will include business-unit specific goals, as well as objectives related to people development and succession planning. Under the new structure for fiscal 2013, PfR Plan awards for the CEO and global function executives (such as executives who lead Finance, Human Resources and the Office of the General Counsel) will be based on the financial performance metrics of revenue, net earnings and free cash flow, each determined at the parent company level, as well as on achievement of MBO goals. In all cases, each of the three financial metrics and the one non-financial objective goal will be weighted at 25% of the award.

              The financial metrics of revenue and net profit have been used under HP's annual bonus plan for many years, and the MBO metric was added in fiscal 2011. The inclusion of the new financial metric of free cash flow is a result of the Committee's belief that free cash flow is an important indicator of HP's financial performance and the efficiency of HP's cash management practices, including working capital and capital expenditures.

              As an additional incentive tied directly to HP's business transformation and performance turnaround, a new incentive award opportunity will be provided in fiscal 2013 based on year-over-year improvement in return on invested capital ("ROIC") measured at the parent company level. The ROIC improvement incentive award amount will take the form of a percentage add-on to the annual award earned under the PfR Plan. Performance on the ROIC metric must be achieved at above target for any payout to occur: for "stretch" achievement on ROIC improvement, an executive will earn an additional amount equal to 20% of the amount of his or her regular PfR Plan bonus; if the maximum level of ROIC improvement is attained, the executive will earn an amount equal to 40% of the regular PfR Plan bonus award. The amount earned for fiscal 2013, if any, will be banked and paid after the end of fiscal 2014, subject to continued service through the payment date.

              The maximum that could be earned by an executive under the combined PfR Plan and the ROIC improvement incentive is 350% of his or her regular annual target bonus opportunity under the PfR Plan. The Committee determined that this level of annual bonus opportunity is appropriate in light of the significant challenges being faced by HP over the next several years, as well as the difficulty of achieving or exceeding the performance goals. In addition, the Committee believes that the deferred payout feature of the award provides a critical retention incentive to those executives.

              For fiscal 2013, the Committee simplified the long-term incentive ("LTI") award program by reducing the number of vehicles from three to two to provide increased focus on the applicable performance metrics. Under the revised structure, 70% of the LTI value will be awarded in the form of performance-contingent stock options ("PCSOs") and the remaining 30% will be awarded in the form of time-vested restricted stock units.

              The PCSOs follow the same structure as the awards granted in fiscal 2011. For a PCSO to vest, both a stock price appreciation condition and a continued service condition must be satisfied. For the first half of the award to vest, HP's stock price must increase by at least 20% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and the recipient's service to HP must continue for at least two years from the date of grant. For the remainder of the award to vest, HP's stock price must increase by at least 40% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and the recipient's service to HP must continue for at least three years from the date of grant. All PCSO awards have an eight-year term.

              The RSU component of the LTI award for fiscal 2013, which vests as to one-third of the units on each anniversary of the grant date, is intended to encourage retention of our leadership talent and further reinforce alignment with stockholders' interests.

Oversight and Authority over Executive Compensation

Role of the HR and Compensation Committee and its Advisors

              The Committee oversees and provides strategic direction to management regarding HP's pay to and rewards for senior executives. It makes recommendations regarding the CEO's compensation to the independent members of the Board, and it reviews and approves the compensation of the remaining Section 16 officers. Each Committee member is an independent non-employee director with significant experience in executive compensation matters. The Committee employs its own independent compensation consultant, as well as its own independent legal counsel.

              During fiscal 2012, the Committee continued its retention of Compensation Advisory Partners LLC ("CAP") as its independent compensation consultant, and SNR Denton US LLP ("SNR Denton") as its independent legal counsel. CAP provides analyses and recommendations that inform the Committee's decisions, evaluates market data and competitive-position benchmarking compiled by management's consultants, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews various management proposals presented to the Committee related to executive compensation, and works with the Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders. Pursuant to SEC rules the Committee has assessed the independence of CAP and concluded that no conflict of interest exists that would prevent CAP from independently representing the Committee. SNR Denton provides advice on legal matters that come before the Committee. Neither CAP nor SNR Denton performs other services for HP, and neither will do so without the prior consent of the Committee chair. Both SNR Denton and CAP meet with the Committee chair and the Committee outside the presence of management.

              The Committee met 11 times in fiscal 2012, and five of these meetings included an executive session. The Committee's independent advisors CAP and SNR Denton participated in most of the Committee's meetings and, when requested by the Committee chair, in the preparatory meetings and the executive sessions.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

              On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating NEO compensation. The Executive Vice President, Human Resources and other members of HP's human resources organization, together with members of HP's finance organization and Office of the General Counsel, work with the CEO to design and develop compensation programs, to recommend changes to existing plans and programs applicable to NEOs and other senior executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the Committee in making its decisions, and, ultimately, to implement the decisions of the Committee. During fiscal 2012, management continued to engage Meridian Compensation Partners, LLC ("Meridian") as management's compensation consultant. Meridian only provides executive compensation-related services to HP. During fiscal 2012, Meridian worked with the Executive Vice President, Human Resources and her staff to develop market data and to assist in the design and development of HP's executive compensation programs. The Committee takes into account that Meridian provides executive compensation-related services to management when it evaluates the information and analyses provided by Meridian.

              During fiscal 2012, Ms. Whitman reviewed HP fiscal 2012 compensation programs and provided input to the Committee regarding performance metrics and the setting of appropriate performance targets. Ms. Whitman also established non-financial goals for the NEOs and the other senior executives who report directly to her. In addition, Ms. Whitman provided input to the Committee with respect to modifying the compensation programs for fiscal 2013 so as to promote the alignment of those programs with the strategic direction of the company, as approved by the Board. All modifications to the compensation programs for fiscal 2013 were reviewed and approved by the Committee. While Ms. Whitman is subject to the same financial performance goals as the executives who lead global functions, Ms. Whitman's specific goals and compensation are established by the Committee in executive session and presented to the independent members of the Board for approval; Ms. Whitman is not involved in the setting of her own specific performance goals or compensation.

Use of Comparative Compensation Data and Compensation Philosophy

              Each year, the Committee reviews the compensation of HP's Section 16 officers and compares it to that of HP's peer group companies. The Committee finds this information useful in evaluating whether HP's pay practices are and remain current and competitive, as well as for purposes of targeting HP's executive compensation at or near the median range. This process starts with the selection of an appropriate group of peer companies for comparison purposes. The Committee continues to use a "rules-based" approach for determining HP's executive compensation peer group. Under this approach, the peer group companies are determined using six screening levels:

    (1)
    Current market capitalization greater than $25 billion;

    (2)
    Revenue in excess of $15 billion for technology companies and $50 billion for companies in other industries;

    (3)
    Inclusion in the S&P 500 Index, the Dow Jones 30 Index and/or the Dow Jones Global Titans Index;

    (4)
    Inclusion in industry-specific categories of information technology, industrials, materials, telecommunications services, consumer discretionary and consumer staples;

    (5)
    Global scope and complexity of the company's business; and

    (6)
    A lack of anomalous pay practices (generally companies with a founder as CEO).

              The Committee believes that use of this methodology continues to produce the appropriate peer group for comparison, as well as a group that is large and diverse enough so that the addition or elimination of any one company does not alter the overall analysis.

              This six-level screening approach produced the same peer group for fiscal 2012 executive compensation comparisons as was used by the Committee for fiscal 2011, consisting of the following companies:

Company Name	Revenue ($ in billions)*
Chevron	253.71
Apple	156.51
General Electric	147.30
Ford Motor Company	136.26
AT&T	126.72
Hewlett-Packard Company	120.36
Verizon Communications	110.88
IBM Corp.	106.92
Procter & Gamble	83.68
Microsoft	73.72
Boeing	68.74
Johnson & Johnson	65.03
Dell	62.07
United Technologies	58.19
Intel	54.00
Cisco Systems	46.06
Google	37.91
Oracle	37.12
EMC	20.01

*
Represents fiscal 2011 reported revenue, except fiscal 2012 reported revenue is provided for Apple, Dell, Cisco Systems, Microsoft, Oracle, Procter & Gamble and HP.

              In reviewing comparative pay data from these companies in connection with evaluating the compensation programs for executive officers who lead HP's business units, the Committee evaluated some data using regression analysis to adjust for segment and business-unit size differences between HP's business units and those of the peer companies.

              Due in part to feedback from HP stockholders and the results of the 2011 advisory vote on HP's executive compensation, in fiscal 2012 the Committee set target compensation levels generally at or near market median (although in some cases higher for attraction and retention purposes), and provided opportunities to earn significant rewards for the achievement of superior business results, with the possibility of lesser rewards if results fell short of targets. As discussed in further detail below, as a result of the company's below-target financial performance during fiscal 2012, all NEOs received a below-target bonus for fiscal 2012, demonstrating the direct relationship between HP's performance and its executive pay.

HP's Process for Setting and Awarding Executive Compensation

              A broad range of facts and circumstances is considered in setting HP's overall executive compensation levels. Among the factors considered for HP's executives generally, and for the NEOs in particular, are market competitiveness, internal equity and individual performance. The weight given to each factor may differ from year to year and may differ among individual NEOs in any given year. For example, when HP recruits externally, market competitiveness, experience and the circumstances unique to a particular candidate may weigh more heavily in the compensation analysis. In contrast, when determining year-over-year compensation for current NEOs, internal equity and individual performance may factor more heavily in the analysis.

              Because such a large percentage of NEO pay is performance-based, the Committee spends significant time determining the appropriate financial targets for HP's short- and long-term incentive pay plans. In general, management makes an initial recommendation for the financial targets, which is then reviewed and discussed by the Committee and its independent advisors. Major factors considered in setting targets for each fiscal year are business results from the most recently completed fiscal year, segment-level strategic plans, macroeconomic factors, conditions or goals specific to a particular business segment, as well as strategic initiatives. To ensure eligible compensation qualified as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Committee set the overall funding target for the "umbrella" structure within the first 90 days of the fiscal year. Due to a number of factors, including the reorganization and realignment of certain business units, the Committee (and, in the case of the CEO, the independent members of the Board) set the financial targets and non-financial MBOs during the second quarter of fiscal 2012, as described below under "Analysis of Elements of Fiscal 2012 Executive Compensation—Annual Incentive Pay."

              Following the close of the fiscal year, the Committee reviews actual financial and non-financial results achieved against the targets set by the Committee under HP's incentive compensation plans for that year, and payouts under the plans are generally determined by reference to performance against the established targets. In evaluating fiscal 2012 performance at its November meeting, the Committee reviewed the financial results for the business units and at the parent company level the non-financial results and recommendations based on non-financial results presented by the CEO and the individual performance of the NEOs as reported by the CEO, and determined the NEO incentive compensation for that fiscal year.

              In setting incentive compensation for the NEOs, the Committee generally does not consider the effect of past changes in stock price or expected payouts or earnings under other plans. In addition, incentive compensation decisions are made without regard to length of service or prior awards. For example, NEOs with longer service at HP or who are eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in a given year than do NEOs with shorter service or who are not eligible for retirement.

Analysis of Elements of Fiscal 2012 Executive Compensation

              Under HP's Total Rewards Program, executive compensation consists of the following elements: base pay, annual incentive pay, long-term incentive pay, benefits and perquisites.

Base Pay

              Consistent with HP's philosophy of tying pay to performance, HP executives receive a relatively small percentage of their overall compensation in the form of base pay. Consistent with the practice of HP's peer group companies, the NEOs are paid an amount in the form of base pay sufficient to attract qualified executive talent and maintain a stable management team. The Committee aims to have executive base salaries set at or near the market median for comparable positions and comprise 10% to 20% of the NEOs' overall compensation, consistent with the practice of HP's peer companies.

              In fiscal 2012, Mr. Donatelli was the only NEO who received an increase in annual base pay (from $800,000 to $825,000, or approximately three percent). This increase was approved in connection with his becoming a Section 16 officer and on account of the expansion of his responsibilities.

Annual Incentive Pay

    2005 Pay-for-Results Plan

              The NEOs are eligible to receive annual incentive pay under the PfR Plan. For fiscal 2012, the financial metric used to determine overall funding for the PfR Plan for Section 16 officers for purposes of Section 162(m) of the Internal Revenue Code is 0.5% of net earnings, which is the same metric used in fiscal 2011. Below this umbrella funding structure, payouts are determined based on financial performance metrics and non-financial metrics, or MBOs, established by the Committee for Section 16 officers who report to the CEO and by the independent members of the Board for the CEO.

              For fiscal 2012, the financial performance metrics were weighted equally as a total of 75% of the target bonus and consisted of a "top line" (revenue) metric and a "bottom line" (net profit) metric, which are metrics often used by our stockholders to measure our financial performance. The combination of the two financial performance metrics of revenue and net profit limits the likelihood of an executive being rewarded for taking excessive risks on behalf of HP by, for example, seeking revenue-enhancing opportunities at the expense of profitability, since performance is required on both metrics to achieve a payout under the PfR Plan.

              The definition of and rationale for each of the financial performance metrics is described below:

Fiscal 2012 Financial Performance Metrics(1)	Adjustments to GAAP Financial Measure(2)	Rationale for Metric

Adjusted non-GAAP net earnings(3)	Adjusted non-GAAP net earnings excludes primarily charges related to the impairment of goodwill and purchased intangible assets, restructuring charges, amortization of purchased intangible assets, charges relating to the wind down of non-strategic businesses, acquisition-related charges and annual incentive compensation, adjusted by the amount of additional taxes or tax benefit associated with each item	Reflects bottom line financial performance by the company, which we believe is most directly tied to stockholder value on a short-term basis

Net revenue(3)	None	Reflects top line growth for the company, which we believe is a strong indicator of our long-term ability to drive stockholder value

(1)
Prior to fiscal 2012, achievement against business unit level financial metrics determined a portion of the bonus payable for the executives who led business units. For fiscal 2012, achievement against financial metrics was determined based solely on company-wide financial performance for all NEOs due to the implementation of certain leadership and organizational changes during the spring of 2012. We plan to return to using business unit level financial metrics in determining annual incentive pay in fiscal 2013.

(2)
While we report our financial results in accordance with GAAP, our financial performance targets under our incentive plans are sometimes based on non-GAAP financial measures. Those non-GAAP financial measures may be further adjusted as permitted by those plans and approved by the Committee. These metrics and the related performance targets are relevant only to our executive compensation program and should not be used or applied in other contexts.

(3)
When determining achievement against financial performance metrics, appropriate adjustments are made to exclude the impact of the fluctuations in currency exchange rates that occurred during fiscal 2012.

              The non-financial metrics, referred to as MBOs, were weighted as 25% of the target bonus value, and were designed to address other business objectives, such as business- and function-specific operational and strategic initiatives, as well as talent management and succession planning goals.

              The target payout percentages for the NEOs for fiscal 2012 were unchanged from those adopted in fiscal 2007, with a target of 200% of imputed base pay for the CEO and a target of 125% of base pay for the other NEOs (since the CEO salary is currently set at $1, we used an imputed salary of $1.2 million in fiscal 2012 to calculate target annual incentive compensation for the CEO, which was a competitive salary for a CEO in our peer group). The actual payouts can be zero if performance thresholds are not met and can be up to 250% of target if performance is exceptional.

              The funding metric used to determine deductibility under Section 162(m) of the Code was approved, as required, within the first 90 days of the fiscal year. Under that umbrella structure, both financial and non-financial targets, including targets at the business unit level for the executives who head business units, were recommended by management and presented to the Committee at its regular meetings in November 2011 and January 2012. However, due to the reorganization and restructuring of certain business units in the spring of 2012, including the combination of the former Imaging and Printing Group and the former Personal Systems Group to form the new Printing and Personal Systems Group, the Committee subsequently decided to evaluate financial performance for all NEOs based on overall financial performance at the parent company level, rather than at the business unit level for those executives. As a result, final financial and non-financial targets were approved for the CEO by the independent Board members in March and for the Section 16 officers who report to the CEO at a special meeting of the Committee in April of 2012.

              At its November 2012 meeting following the close of HP's fiscal year, the Committee reviewed results for fiscal 2012 and certified an aggregate funding pool of $44 million based on the funding metric of 0.5% of net profit before bonus (for purposes of qualifying for deductibility of performance-based compensation under Section 162(m) of the Code). The Committee then certified performance against the financial metrics as follows:

Fiscal 2012 PfR Plan Performance Against Financial Metrics

Metric	Actual Performance as a Percentage of Target Performance(1)	Weight(2)	Payout as a Percentage of Target Bonus

Net revenue	25%	37.5%	9.2%

Adjusted non-GAAP net earnings	56%	37.5%	21.1%

Total	—	75.0%	30.3%

(1)
Fiscal 2012 performance targets were as follows: Net revenue: $127.8 billion; Adjusted non-GAAP net earnings: $9.6 billion.

(2)
The financial metrics of net revenue and adjusted non-GAAP net earnings were equally weighted to account for 75% of the target bonus.

              With respect to performance against the non-financial metrics (the MBOs), the independent members of the Board evaluated the CEO's performance during an executive session of the independent Board members held in November 2012. That evaluation included an analysis of Ms. Whitman's performance against all of her MBOs, which MBOs included, among others: analyzing and developing a turnaround plan, as well as a forward-looking strategy across all business units; identifying key investment areas against the strategic plan; establishing a regular cadence of strategic, internally consistent communications; executing key initiatives, such as achieving cost savings (including the "Make it Better" program), in order to create financial flexibility, create the capacity to reinvest, and improve the HP customer experience; driving the business process re-engineering aspect of the "Make it Better" program; driving the new cultural model "HP Way Now"; delivering on succession planning initiatives for key leaders; and achieving high retention rate of top talent. After conducting a thorough review of Ms. Whitman's performance, the independent members of the Board determined that Ms. Whitman had exceeded her objectives and that, taking into account her many accomplishments and the many challenges faced by HP in fiscal 2012, on balance, this constituted above-target achievement of her MBOs. Some of Ms. Whitman's notable accomplishments contributing to the independent members' finding that her performance was above target include:

  •
  Conducting a thorough assessment and in-depth analysis of the strategic, cost, product and customer issues facing each of HP's business units and leading the development of a comprehensive turnaround strategy;

  •
  Implementing leadership and organizational changes, including consolidating our personal computer and printing businesses under the same senior executive leadership, combining our global accounts sales organization with our enterprise servers, storage and networking business and our technology services business to create a new Enterprise Group, and centralizing all of our marketing and communications activities;

  •
  Developing and launching the "Make it Better" program designed to achieve significant cost savings over the subsequent three years;

  •
  Developing new programs designed to enhance our tools and processes, optimize our supply chain, implement consistent pricing and promotions and rebuild our relationships with our channel partners;

  •
  Implementing significant changes to our sales force to improve our go-to-market selling activities and reduce cost;

  •
  Working to refocus and invest in research and development;

  •
  Strengthening the talent review/succession planning program by improving the executive talent review process, creating development plans and identifying successors and gaps for senior executive roles;

  •
  Prioritizing internal hiring, with the result being that a majority of new senior leaders are now promoted from within the company, a distinct change from prior years;

  •
  Enriching the company culture by driving a broad-based employee engagement program with enhancements in workplace environment, tools and processes; and

  •
  Reducing total target compensation for the CEO and her direct reports by approximately $10 million for fiscal 2013 compared to the prior year.

              The CEO evaluated the performance of each of the Section 16 officers and presented the results of those evaluations to the Committee at its November 2012 meeting. The findings of the Committee for all of the other NEOs are summarized below.

              Ms. Lesjak.    The evaluation included an analysis of Ms. Lesjak's performance against all of her MBOs, which MBOs included, among others: improving the finance organization operating model; supporting the new Investor Relations leadership and maintaining good relations with investors; working with other business units on achievement of key milestones and business initiatives; achieving assigned objectives related to the "Make it Better" program; delivering on succession planning initiatives for key leaders; and achieving a high retention rate of top talent. After conducting a thorough review of Ms. Lesjak's performance, Ms. Whitman recommended, and the Committee determined, that Ms. Lesjak had achieved most of her objectives, and that, on balance, these accomplishments constituted partial achievement of her MBOs.

              Mr. Donatelli.    The evaluation included an analysis of Mr. Donatelli's performance against all of his MBOs, which MBOs included, among others: successfully managing the converged infrastructure initiative; driving pan-HP initiatives related to quality, global sales model, and cloud computing; developing and achieving milestones relating to investment in research and development; achieving assigned objectives related to the "Make it Better" program; delivering on succession planning initiatives for key leaders; and achieving a high retention rate of top talent. After conducting a thorough review of Mr. Donatelli's performance, Ms. Whitman recommended, and the Committee determined, that Mr. Donatelli had achieved most of his objectives, and that, on balance, this constituted partial achievement of his MBOs.

              Mr. Hinshaw.    The evaluation included an analysis of Mr. Hinshaw's performance against all of his MBOs, which MBOs included, among others: successfully implementing a new customer relationship management system; redesigning sales process to increase productivity and reduce cost; delivering on key IT initiatives, including HP.com; improving employee satisfaction rating on the category related to HP's tools and processes; achieving cost saving through business process re-engineering; delivering on succession planning initiatives for key leaders; and achieving a high retention rate of top talent. After conducting a thorough review of Mr. Hinshaw's performance, Ms. Whitman recommended, and the Committee determined, that Mr. Hinshaw had exceeded his objectives, and that, on balance, this constituted above-target achievement of his MBOs.

              Mr. Bradley.    The evaluation included an analysis of Mr. Bradley's performance against all of his MBOs, which MBOs included, among others: developing a future product roadmap for the Printing and Personal Systems Group; achieving cost savings by business process re-design; continuing to refine product supply chain and manufacturing alliance core competency; achieving assigned objectives related to the "Make it Better" program; delivering on succession planning initiatives for key leaders, and achieving a high retention rate of top talent. After conducting a thorough review of Mr. Bradley's performance, Ms. Whitman recommended, and the Committee determined, that Mr. Bradley had achieved all of his objectives, and that, on balance, this constituted full achievement of his MBOs.

              Based on the findings of these performance evaluations, the Committee (and, in the case of the CEO, the independent members of the Board) certified performance against the non-financial metrics for the continuing NEOs as follows:

Fiscal 2012 PfR Plan Performance Against Non-Financial Metrics

Named Executive Officer	Actual Performance as a Percentage of Target Performance (%)	Weight(1) (%)	Payout as a Percentage of Target Bonus (%)

Margaret C. Whitman	160	25	40.0

Catherine A. Lesjak	80	25	20.0

David A. Donatelli	80	25	20.0

John M. Hinshaw	140	25	35.0

R. Todd Bradley	100	25	25.0

(1)
Performance against non-financial metrics is weighted to account for 25% of the target bonus.

              Based on this level of performance on both the financial and non-financial metrics for fiscal 2012, the payouts to the NEOs under the PfR Plan were as follows:

Fiscal 2012 PfR Plan Bonus Payout
	Percentage of Target Bonus Funded		Final Bonus Payout

Named Executive Officer	Financial Metrics (%)	Non-Financial Metrics (%)	As % of Target Bonus (%)	Payout ($)

Margaret C. Whitman	30.3	40.0	70.3	1,686,915

Catherine A. Lesjak	30.3	20.0	50.3	518,603

David A. Donatelli	30.3	20.0	50.3	518,603

John M. Hinshaw	30.3	35.0	65.3	510,403

R. Todd Bradley	30.3	25.0	55.3	587,444

    Cash Conversion Cycle Bonus Plan

              Following the close of the first half of fiscal 2012, Ms. Whitman, Ms. Lesjak and the Board reviewed HP's financial performance and determined that increased discipline and focus on efficient cash management and increasing cash flow was needed. As a result, management proposed the implementation of a "Cash Conversion Cycle Bonus Plan" for the second half of fiscal 2012 (the "CCC Plan") under which cash payments would be made if specific cash conversion cycle targets were achieved in the second half of fiscal 2012. Recognizing that achievement of the performance targets under the CCC Plan could result in significant additional cash flow to the company, the Committee adopted the CCC Plan at its July 2012 meeting. The Committee also designated all of the Section 16 officers who headed business units (including Mr. Donatelli and Mr. Bradley), Ms. Lesjak and Mr. Hinshaw as participants in the plan. Ms. Whitman was not eligible to participate in the plan. Ms. Whitman subsequently extended the CCC Plan to approximately 90 executives below the Section 16 officer level.

              Under the CCC Plan, the cash conversion cycle was determined under the following formula: "days sales outstanding" plus "days payable outstanding" minus "days of supply in inventory," or (DSO + DOS-DPO). The cash conversion cycle targets were 26 days and 24 days for the third and fourth quarters of fiscal 2012, respectively, which, in each case, required meaningful improvement in performance over the performance achieved in each of the first two quarters of fiscal 2012. For any payouts to occur, those specific targets had to be achieved; no higher or lower payouts were possible if performance was either above or below target-level performance.

              Following the close of each of the quarters in the second half of fiscal 2012, the Committee reviewed performance under the CCC Plan and concluded that performance was below target in the third quarter (although performance improved significantly during that quarter compared to the first two quarters of fiscal 2012) and that performance was above target for the fourth quarter. This performance resulted in the payouts to the eligible, continuing NEOs shown in the table below.

Cash Conversion Cycle Bonus Plan Payout
	Third Quarter Fiscal 2012		Fourth Quarter Fiscal 2012

Named Executive Officer	Achievement Against Target (%)	Payout ($)	Achievement Against Target (%)	Payout ($)

Catherine A. Lesjak	—	—	100	51,563

David A. Donatelli	—	—	100	51,563

John M. Hinshaw	—	—	100	40,625

R. Todd Bradley	—	—	100	53,125

Long-Term Incentive Pay

              At the beginning of fiscal 2012, the Committee established a total long-term incentive target amount for each NEO. Of that amount, 30% was awarded in the form of performance-contingent stock options; 40% was awarded in the form of performance-based restricted units with metrics tied to operating cash flow margin and revenue growth; and the remaining 30% awarded in the form of time-based restricted stock units. The high proportion of performance-based awards reflects HP's primary emphasis on performance-driven compensation. The time-based awards facilitate retention, which is also an important goal of HP's executive compensation program.

    Performance-Contingent Stock Options

              Thirty percent of the value of the long-term incentive awards granted to the NEOs in fiscal 2012 was awarded in the form of PCSOs. For a PCSO award to vest, both a stock price appreciation condition and a continued service condition must be satisfied. For the first half of the award to vest, HP's stock price must increase by at least 20% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and the recipient's service to HP must continue for at least two years from the date of grant. For the remainder of the award to vest, HP's stock price must increase by at least 40% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and the recipient's service to HP must continue for at least three years from the date of grant. In establishing the stock price appreciation conditions, the Committee believed that having the stock price remain at or above those levels for at least 20 consecutive days and without dropping below the applicable level for even a single day during the 20-day period would be indicative of a sustained increase in value to stockholders. In addition, the Committee believed that setting the stock price appreciation levels at 20% and 40% incorporated an appropriate degree of "stretch" achievement (by way of example, HP's stock price would have to more than double from current levels for Ms. Whitman to receive the full value of all of her PCSOs). As of the end of fiscal 2012, the performance conditions had not been met on any PCSO awards.

              Mr. Hinshaw was granted an in-hire PCSO award in connection with the commencement of his employment. The terms of that award differ from the PCSO award terms described above in two ways. First, the period during which the stock price appreciation conditions could be satisfied is eight years from the date of grant rather than four years. Second, the length of the required service periods are one year instead of two for the first half of the award to vest and two years instead of three for the remainder of the award to vest. These terms are the same as the terms of the PCSO granted to Ms. Whitman in connection with her election as President and CEO in September 2011.

    Performance-Based Restricted Units

              Forty percent of the value of the long-term incentive awards granted to the NEOs in fiscal 2012 was awarded in the form of PRU awards. Each PRU award reflects a target number of shares that may be issued to the award recipient at the end of a three-year performance period. At the end of each fiscal year, the Committee certifies performance against the applicable performance targets, and units representing the level of achievement during that fiscal year are "banked" for potential payout at the end of the three-year performance period. The Committee determines the actual number of shares the recipient receives at the end of the three-year period based on results achieved versus performance targets over the performance period. The actual number of shares a recipient receives ranges from zero to two times the target number of shares depending on performance during the three-year period. Structuring payouts under PRU awards based on overlapping three-year performance periods prevents executives from being rewarded for taking excessive risk.

              HP has used "cash flow from operations as a percentage of revenue" as a financial performance metric for its long-term incentive compensation for more than five years. It is a key metric used in measuring the financial performance of the company, and it also complements the revenue and net earnings metrics used under the annual PfR Plan discussed above. Cash flow goals are set at the beginning of each fiscal year, and performance is reviewed at the end of each fiscal year. A percentage of between zero and 200% is applied to one-third of a participant's cash flow target award each year to determine the number of units to be credited for that year based upon the extent to which the cash flow performance goal was achieved. If HP does not achieve a threshold level of cash flow performance for the year, no units are credited for that year. The Committee retained a one-year cash flow performance period in fiscal 2012 because establishing suitable cash flow goals for a longer performance period would have been difficult given the many challenges faced by HP's business. As HP executes on its plans to address these challenges, the Committee plans to re-evaluate the length of the cash flow performance period and consider migrating to a multi-year period.

              The PRU awards granted in fiscal 2010 and fiscal 2011 also included a total shareholder return ("TSR") performance metric, which represents HP's stock performance relative to the S&P 500 over the three-year performance period. This metric reduces payouts under the program if HP's stock performance is below that of the median of S&P 500 companies for the three-year period and eliminates payouts entirely if HP's stock performance is in the bottom quartile for that period. As a result, even if annual cash flow goals are achieved or exceeded in each of the three years of the performance period, there may be limited or no payouts if HP's stock performance is below the median of the S&P 500 companies during the performance period.

              As part of a re-design of the overall long-term incentive pay program for fiscal 2012, the Committee eliminated the TSR modifier from the PRU awards granted in fiscal 2012. As part of that re-design, the Committee also began issuing the performance-contingent stock options discussed above, which will vest and become exercisable only if specific, absolute stock price performance goals are met. While the Committee recognized that delivering strong relative TSR was important, use of the relative TSR metric does not ensure that senior executives will be fully rewarded only if stockholders receive strong absolute returns; use of the relative TSR metric could result in senior executives being fully rewarded for weak absolute returns provided that those returns exceed the returns generated by a certain percentage of the other companies in the S&P 500. The Committee also determined that focusing on delivering strong absolute returns to stockholders was more important, particularly given the ongoing efforts to address the many challenges facing the company. In addition, given the decline in the trading price of HP's shares that occurred during fiscal 2012, the Committee determined that senior executives should only be fully rewarded if the trading price of HP's shares increases by a meaningful amount.

              In connection with its decision to eliminate the TSR modifier from the PRU awards granted in fiscal 2012, the Committee established revenue growth as a new performance metric for fiscal 2012 PRU awards, given the connection between that metric and HP's long-term success. The Committee also weighted cash flow from operations as a percentage of revenue at 70% and revenue growth at 30% for the fiscal 2012 PRU awards.

              The Committee set the fiscal 2012 cash flow and revenue growth goals during the first 90 days of the fiscal year. The fiscal 2012 goals were set to align with HP's fiscal 2012 business plan, taking into account anticipated business challenges, industry trends and macro-economic conditions. At its November 2012 meeting, the Committee reviewed HP's actual cash flow from operations as a percentage of revenue for fiscal 2012 and the change in net revenue between fiscal 2011 and fiscal 2012.

              For PRU awards granted in fiscal 2012, the performance measures are weighted 70% to cash flow and 30% to revenue growth. The Committee certified fiscal 2012 cash flow performance at 17.0% of target and fiscal 2012 revenue growth performance at 56.8% of target after taking into account certain permitted adjustments to cash flow from operations as described in footnote (1) to each of the tables below. Accordingly, recipients of PRU awards granted in fiscal 2012 were each credited with a blended rate of 28.94% of the units attributable to fiscal 2012 performance. PRU awards granted in fiscal 2012 have a 3-year performance period and so are still subject to fiscal 2013 and fiscal 2014 performance.

              For PRU awards granted in fiscal 2010 and fiscal 2011, recipients were each credited with 35.44% of the units attributable to fiscal 2012 cash flow performance. PRU awards granted in fiscal 2010 and 2011 also have 3-year performance periods. PRU awards granted in fiscal 2011 are still subject to fiscal 2013 performance.

              The actual performance as of the end of fiscal 2012 for all outstanding PRU awards is summarized in the tables below:

	Cash Flow From Operations as a Percentage of Revenue(1)
					TSR Modifier	Award Payout
	FY10	FY11	FY12	FY13

FY10 Award	Achievement at 90.3%	Achievement at 88.2%	Achievement at 35.4%		0%	0%

FY11 Award		Achievement at 88.2%	Achievement at 35.4%	—(2)	—(2)	—(2)

(1)
While we report our financial results in accordance with U.S. GAAP, our financial performance targets under our incentive plans are sometimes based on non-GAAP financial measures that have been adjusted to exclude certain items. As a result of these adjustments, the financial measures used for purposes of our incentive plans may differ from the financial measures included in our financial statements for financial reporting purposes. In particular, when assessing cash flow performance for purposes of the PRU program, the Committee often makes specific and limited adjustments for certain predetermined items, such as asset write downs, litigation claims or settlements, the effect of changes in tax laws or accounting principles or other similar types of extraordinary events, as permitted under the Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan. For fiscal 2012, cash flow from operations as a percentage of revenue is calculated using adjusted non-GAAP cash flow from operations and GAAP net revenue. Fiscal 2012 adjusted non-GAAP cash flow from operations reflects a net reduction of $1.1 billion to cash flow from operations calculated on a GAAP basis relating to certain tax payments, the impact of lower than budgeted capital lease activity, and payments made under restructuring plans.

(2)
To be determined for the respective future performance period.

	Cash Flow From Operations as a Percentage of Revenue(1)			Revenue Growth(1)
							Award Payout
	FY12	FY13	FY14	FY12	FY13	FY14

FY12 Award	Achievement at 17.0%	—(2)	—(2)	Achievement at 56.8%	—(2)	—(2)	—(2)

(1)
Cash flow from operations as a percentage of revenue is calculated as described in footnote (1) to the table above. Revenue growth is calculated using the year-over-year change in GAAP net revenue and adjusting to eliminate any impact from changes in currency exchange rates between the two periods.

(2)
To be determined for the respective future performance period.

              HP's TSR performance over the three-year performance period applicable to the PRU awards granted in fiscal 2010 was below the 25th percentile, which resulted in a TSR modifier of 0% for those awards. As a result, as illustrated in the table below, even though units had been credited each year during the performance period based on cash flow performance, no shares were released to any participant (including the three current NEOs who were granted such awards) with respect to those awards.

	FY10-12 PRU Awards (November 1, 2009—October 31, 2012)

			Cash Flow Performance

			FY10	FY11	FY12
		Grant Date Value of Units Awarded				Total Shares Earned for Cash Flow Performance	Multiplier for TSR Performance	Total Shares Earned Under Program:
Named Executive Officer	No. of Units Awarded
			90.26%	88.18%	35.44%

Catherine A. Lesjak	89,905	$4,507,837	27,049	26,426	10,621	64,096	0%	0

David A. Donatelli	65,000	$3,253,250	19,556	19,106	7,679	46,341	0%	0

R. Todd Bradley	128,436	$6,439,781	38,642	37,752	15,173	91,567	0%	0

              Whether any units credited under the PRU awards granted in fiscal 2011 will be paid out in shares at the end of fiscal 2013 will depend on future cash flows as a percentage of revenue and TSR performance during the remainder of the three-year performance period, neither of which is determinable until the end of that period. Similarly, whether any units credited under the PRU awards granted in fiscal 2012 will be paid out in shares at the end of fiscal 2014 will depend on future cash flows as a percentage of revenue and revenue growth performance during the remainder of the three-year performance period, neither of which is determinable until the end of that period.

    Restricted Stock Units

              As described above, a portion of an executive's long-term incentive award value has historically been awarded in the form of time-based restricted stock units. For fiscal 2012, 30% of LTI value was awarded in this form. In the case of Mr. Donatelli, the additional value was provided in his RSU grant to make up for a significant decline in the value of previously granted equity awards that had been granted for the purpose of buying out the equity from his previous employer, which he had forfeited as a result of joining HP. In the case of Mr. Hinshaw, the grant of RSUs was made as part of his in-hire package.

              The RSUs awarded in fiscal 2012 vest as to one-third of the units on each anniversary of the grant date, for full vesting after three years of service.

              For more information on PRUs and grants of restricted stock units to the NEOs during fiscal 2012, see "Executive Compensation—Grants of Plan-Based Awards in Fiscal 2012."

    Special Incremental Performance-Based Unit Awards

              At its July 2010 meeting, the Committee approved awards of special incremental performance-based restricted units ("SIPRUs") for certain executives, including Ms. Lesjak and Mr. Bradley. Under the terms of the SIPRU awards, 40% of the units would be earned if HP met its annual earnings per share ("EPS") goals for each year in the two-year period covering fiscal 2011 and fiscal 2012 ("Segment 1") and if HP's TSR performance for the same period was at or above the 50th percentile; the remaining 60% of the units will be earned if HP meets the EPS goal for fiscal 2013 and HP's TSR is at or above the 50th percentile at the end of the entire three-year period of the award ("Segment 2"). Any units "banked" due to EPS performance during Segment 1 or Segment 2 will be cancelled if TSR performance is below the 50th percentile of the S&P 500 for the 24- or 36-month period, respectively. However, units may be earned based on TSR performance during a period even if no units are earned or "banked" based on EPS performance during that segment.

              The fiscal 2012 EPS target for this award was set by the Committee at its January 2012 meeting. At its November 2012 meeting, the Committee reviewed HP's actual EPS for fiscal 2012 and determined that performance was below threshold. As a result, no units were "banked" for Segment 1 of this SIPRU award.

    Special Retention Restricted Stock Unit Awards

              In June 2011, the Committee granted special retention awards of restricted stock units ("SRRSUs") to key members of the executive team, including Ms. Lesjak, Mr. Bradley and Mr. Donatelli, upon the recommendation of the then current CEO. The awards were intended to provide both performance and retention incentives and will vest after four years, with accelerated vesting possible in years three and four upon the attainment of certain stock price increases, which have not been achieved to date.

Benefits

              HP does not provide its executives, including the NEOs, with special or supplemental defined benefit pension or health benefits. HP's NEOs receive health and welfare benefits (including retiree medical benefits, if eligibility conditions are met) under the same programs and subject to the same eligibility requirements that apply to HP employees generally.

              Benefits under all U.S. pension plans were frozen effective December 31, 2007. As a result, no NEO or any other HP employee accrued a benefit under any HP U.S. defined benefit pension plan during fiscal 2012. The amounts reported as an increase in pension benefits are for those NEOs who previously accrued a benefit in an HP pension plan prior to 2008, and reflect changes in actuarial values only, not additional benefit accruals.

              The NEOs, along with other HP executives who earn base pay or an annual bonus in excess of certain federal tax law limits, are eligible to participate in the HP Executive Deferred Compensation Plan (the "EDCP"). This plan is maintained to permit executives to defer some of their compensation in order to also defer taxation on such amounts. This is a standard benefit plan also offered by most of HP's peer companies. The EDCP permits deferral of base pay in excess of the amount taken into account under the qualified HP 401(k) Plan and up to 95% of the annual incentive bonus payable under the PfR Plan. In addition, HP makes a 4% matching contribution to the plan on base pay contributions in excess of Internal Revenue Service ("IRS") limits. This is the same percentage as that which those executives are eligible to receive under the HP 401(k) Plan. In effect, the EDCP permits these executives and all employees to receive a 401(k)-type matching contribution on a portion of base-pay deferrals in excess of IRS limits. Amounts deferred or matched under the EDCP are credited with investment earnings based on investment options selected by the participant from among mutual and proprietary funds available to employees under the HP 401(k) Plan. No amounts earn above-market returns.

              Consistent with its practice of not providing any special or supplemental executive benefit programs, including arrangements that would otherwise provide special benefits to the family of a deceased executive, in 2011 the Committee adopted a policy that, unless approved by HP's stockholders pursuant to an advisory vote, HP will not enter into a new plan, program or agreement or modify an existing plan, program or agreement with a Section 16 officer that provides for payments, grants or awards following the death of the officer in the form of unearned salary or unearned bonuses, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity, perquisites, and other payments or awards made in lieu of compensation, except to the extent that such payments, grants or awards are provided or made available to HP employees generally.

Perquisites

              Consistent with the practices of many of its peer companies, HP provides a small number of perquisites to its senior executives, including the NEOs, as discussed below.

              HP's NEOs are provided financial counseling services to assist them in obtaining professional financial advice. This benefit is provided because it is common among HP's peer group companies.

              Due to HP's global presence, HP maintains a certain number of corporate aircraft. Personal use of these aircraft by the CEO and her direct reports (members of the Executive Council, or "EC members," which includes all of the other NEOs) is permitted, subject to availability. The CEO may use HP aircraft for personal purposes in her own discretion and, at times, is advised to use HP aircraft for personal travel for security reasons. EC members may use HP aircraft for personal purposes, if available and approved by the CEO. The CEO and EC members are taxed on the value of this usage according to IRS rules. There is no tax gross-up paid on the income attributable to this value. In fiscal 2012, Ms. Whitman entered into a "time-sharing agreement" with HP, under which she reimburses the company for costs incurred in connection with certain personal travel on corporate aircraft.

              In the past, executives received a gross-up for imputed income related to their spouses attending certain HP-sponsored events, but this tax gross-up was eliminated for EC members effective January 1, 2012.

              Following a global risk management review commissioned by the Audit Committee of the Board, security systems were installed at the personal residences of some of HP's executives, including the NEOs. These protections are provided due to the range of security issues that may be encountered by key executives of any large, multinational corporation.

Severance Plan for Executive Officers

              HP's Section 16 officers (including all of the NEOs) are covered by the HP Severance Plan for Executive Officers (the "SPEO"), which is intended to provide a level of transition assistance in the event of an involuntary termination of employment. Under the SPEO, participants who incur an involuntary termination, not for cause, and who execute a full release of claims following such termination, are eligible to receive severance benefits in an amount determined as a multiple of base pay and the average of the actual annual bonuses paid for the preceding three years. In the case of the NEOs, the multiplier is 1.5. In the case of the CEO, the multiplier would have been 2.0 under the terms of the SPEO, but Ms. Whitman elected to be eligible for the same multiplier as the other NEOs. In all cases, this benefit will not exceed 2.99 times the sum of the executive's base pay plus target bonus as in effect immediately prior to the termination of employment.

              Although the majority of compensation for HP executives is performance-based and largely contingent upon achievement of financial goals, the Committee continues to believe that the SPEO provides important protection to the Section 16 officers and is appropriate for the attraction and retention of executive talent. In addition, we find it more equitable to offer severance benefits based on a standard formula for the Section 16 officers because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations. As a result, and consistent with the practice of the peer companies, other compensation decisions are not generally based on the existence of this severance protection.

              In addition to the cash benefit, SPEO participants are eligible to receive (1) a pro-rata annual bonus for the year of termination based on actual performance results, in the discretion of the Committee, (2) pro-rata vesting of unvested equity awards if the executive has worked at least 25% of the applicable vesting or performance period and only if any applicable performance conditions have been satisfied, and (3) for payment or reimbursement of premiums for continued medical coverage for a period of up to 18 months for the executive and his or her eligible dependents, to the extent those premiums exceed the premiums for active employees.

Benefits in the Event of a Change in Control

              HP does not generally provide change in control benefits to its executive officers. While the Board does have the discretion to accelerate vesting of all stock and stock option awards upon a change in control, accelerated vesting is not automatic. This approach allows the Board to decide whether to vest equity after taking into consideration the facts and circumstances of a given transaction. As a result, the NEOs could become fully vested in their outstanding equity awards upon a change in control if the Board affirmatively acts to accelerate vesting.

              In addition, an involuntary termination of employment following a change in control of HP could qualify as "involuntary termination, not for cause" within the meaning of the SPEO. This event would trigger the same level of benefits as though the termination occurred absent a change in control.

              In the fall of 2010, the Committee entered into a letter agreement with Ms. Lesjak relating to her employment with HP. That letter agreement includes, among other things, certain protections for Ms. Lesjak in the event of a change in control of HP during the three-year term of the agreement. The

Committee believed that including those provisions was appropriate given the context of changes in HP's leadership at that time.

Employment Offer Letter for Margaret C. Whitman as President and CEO

              The terms of the offer letter under which Ms. Whitman was elected President and Chief Executive Officer provided for her to receive a base salary of $1 per year, a fiscal 2012 target annual bonus under the PfR Plan of $2.4 million, with a maximum bonus opportunity equal to 2.5 times target, subject to the satisfaction of the same performance conditions applicable to other participants in the PfR Plan, and a grant of an option to purchase 1,900,000 shares of HP stock. The option vests in accordance with the vesting schedule and performance criteria described below, which criteria require that HP's stock price increases by at least 40% over the price on the grant date of the option for the option to vest in full:

  •
  100,000 shares will vest, if at all, on each of the first three anniversaries of the option grant date, subject to Ms. Whitman's continued employment;

  •
  800,000 shares will vest, if at all, upon the satisfaction of both of the following criteria prior to the expiration of the option: (i) Ms. Whitman's continued employment on the first anniversary of the option grant date; and (ii) subject to Ms. Whitman's continued employment on such date, the first date following the grant date that the closing price of HP common stock on the NYSE has met or exceeded 120% of the exercise price of the option for at least 20 consecutive trading days; and

  •
  800,000 shares will vest, if at all, upon the satisfaction of both of the following criteria prior to the expiration of the option: (i) Ms. Whitman's continued employment on the second anniversary of the option grant date; and (ii) subject to Ms. Whitman's continued employment on such date, the first date following the grant date that the closing price of HP common stock on the NYSE has met or exceeded 140% of the exercise price of the option for at least 20 consecutive trading days.

              The option is subject to substantially the same terms and conditions as apply to options granted to other executives under the 2004 Plan except (i) if Ms. Whitman's employment is involuntarily terminated without cause by HP, then Ms. Whitman will forfeit all unvested shares subject to performance-based vesting, receive pro-rata accelerated vesting of all unvested shares subject to time-based vesting, and retain the right to exercise the option with respect to vested shares during the one-year period following her termination (or until the original expiration date of the option, if earlier), and (ii) any accelerated vesting of the option following Ms. Whitman's death or disability will apply only to shares subject to time-based vesting with any unvested shares subject to performance-based vesting being forfeited. In addition, Ms. Whitman is entitled to receive severance benefits payable under the SPEO at the rate applicable to an executive vice president rather than the rate applicable to the Chief Executive Officer (that is, using a 1.5x multiple of base pay plus bonus, rather than the 2.0x multiplier otherwise applicable to the Chief Executive Officer under the SPEO). The aggregate value of Ms. Whitman's compensation package remains below the median for CEO compensation at peer companies.

Other Compensation-Related Matters

Succession Planning

              Among the Committee's responsibilities described in its charter is to oversee succession planning and leadership development. The Board plans for succession of the CEO and annually reviews senior management selection and succession planning that is undertaken by the Committee. As part of this process, the independent directors annually review the Committee's recommended candidates for senior management positions to see that qualified candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board. In fiscal 2012, the Committee conducted a full executive talent review of all EC members, focusing specifically on EC member succession plans with an emphasis on CEO succession. In connection with that review, the Committee identified three potential successors to the CEO and created development plans for all three individuals.

              In conjunction with the EC member talent review, management also reviewed potential successors for the top 110 roles across the company. In connection with that review, we concluded that "ready now" potential successors exist for approximately two-thirds of those roles, which represents a significant increase in the level of readiness of our talent compared to previous years. We created development plans for the potential successors who were identified as being ready in 1-2 years or 3-5 years. We have also begun tracking development plans for all roles at the vice president level or above. In addition, we are expanding our executive talent review process to include all vice presidents and director-level employees, as well as critical roles beyond the top 110 roles. By the end of fiscal 2013, we expect to have much greater visibility into our talent pool, including down to the director level, and will use that data to build the succession plans for the next tier of critical roles.

Stock Ownership Guidelines

              HP's stock ownership guidelines are designed to increase executives' equity stakes in HP and to align executives' interests more closely with those of stockholders. The current guidelines provide that, within five years of assuming a designated position, the CEO should attain an investment position in HP's stock equal to seven times her base salary and all other executive vice presidents ("EVPs") should attain an investment position equal to five times their base salary. These ownership multiples were increased during fiscal 2012 from five times (for the CEO) and three times salary (for EVPs), respectively. Since the CEO salary is currently set at $1, we use an imputed salary of $1.2 million, which is a competitive salary for a CEO in our peer group, to calculate Ms. Whitman's ownership requirement, thereby requiring her to hold shares with a value equal to at least $8.4 million within five years of joining HP. Shares counted toward these guidelines include any shares held by the executive directly or through a broker, shares held through the HP 401(k) Plan, shares held as restricted stock, shares underlying time-vested restricted stock units, and shares underlying vested but unexercised stock options (50% of the in-the-money value of such options is used for this calculation). NEOs subject to this ownership guideline (that is, those who have been in a covered role for five or more years) are in compliance with its requirements.

Accounting and Tax Effects

              The impact of accounting treatment is considered in developing and implementing HP's compensation programs, including the accounting treatment as it applies to amounts awarded or paid to HP's executives.

              The impact of federal tax laws on HP's compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as limited by Section 162(m) of the Internal Revenue Code (the "Code"). Most of HP's compensation programs are designed to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of HP's compensation programs may qualify for deductibility.

              Likewise, the impact of Section 409A of the Code is taken into account, and HP's executive compensation plans and programs are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from non-compliance.

Policy on Recovery of Bonus in Event of Financial Restatement

              In fiscal 2006, the Board adopted a "clawback" policy that permits the Board to recover certain cash bonuses from senior executives whose fraud or misconduct resulted in a significant restatement of financial results. The policy allows for the recovery of bonuses paid at or above target from those senior executives whose fraud or misconduct resulted in the restatement where the bonuses would have been lower absent the fraud or misconduct, to the extent permitted by applicable law.

Approval Process for Equity Grants

              Equity awards granted to Section 16 officers (other than the CEO) are generally approved by the Committee at a regularly scheduled meeting, or occasionally at a special meeting or by unanimous written consent; grants to the CEO are approved by the independent members of the full Board. If approval is obtained at a meeting, the grant date of the award is generally the date of the meeting; if approval is by unanimous written consent, the grant date of the award is generally the day the last Committee member (or independent Board member, in the case of the CEO) signs the consent. The Committee may act in advance to approve equity grants for newly-hired or existing Section 16 officers and other executives (other than the CEO), in which case the grant effective date may be the first day of employment or a later, pre-established date.

              HP has no practice of timing grants of stock options or restricted stock awards to coordinate with the release of material non-public information, and HP has not timed the release of material non-public information for the purpose of affecting the value of NEO compensation.

 HR and Compensation Committee Report on Executive Compensation

              The HR and Compensation Committee of the Board of Directors of Hewlett-Packard Company has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Hewlett-Packard Company filed for the fiscal year ended October 31, 2012.

HR and Compensation Committee of the Board of Directors

Patricia F. Russo, Chair
John H. Hammergren
Ralph V. Whitworth

Summary Compensation Table

              The following table sets forth information concerning the compensation of HP's chief executive officer, HP's chief financial officer, the three other most highly compensated executive officers serving during fiscal 2012 and two former HP employees who served as executive officers during fiscal 2012 but who were no longer serving as such on the last day of fiscal 2012.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Margaret C. Whitman	2012	1	—	7,040,076	6,414,249	1,686,915	—	220,901	15,362,142
President and Chief	2011	1	—	—	16,146,331	—	—	372,598	16,518,930
Executive Officer
Catherine A. Lesjak	2012	825,011	—	2,478,698	2,308,503	570,166	480,404	40,670	6,703,452
Executive Vice President	2011	825,000	—	9,310,408	—	679,143	89,920	101,507	11,005,978
and Chief Financial Officer	2010	610,000	2,580,762	3,514,884	—	940,925	366,363	84,034	8,096,968
David A. Donatelli	2012	825,011	—	5,970,213	3,231,909	570,166	—	32,372	10,629,671
Executive Vice President and General Manager, Enterprise Group
John M. Hinshaw	2012	625,415	1,500,000	2,392,517	2,734,163	551,028	—	375,990	8,179,113
Executive Vice President, Technology and Operations
R. Todd Bradley	2012	850,011	—	2,974,443	2,770,206	640,569	251	127,125	7,362,605
Executive Vice President,	2011	850,000	—	9,271,624	—	464,457	273	105,447	10,691,801
Printing and Personal Systems Group	2010	748,000	1,655,355	5,021,292	—	1,465,145	373	187,666	9,077,831
Vyomesh I. Joshi(8)	2012	590,213	—	2,974,443	2,770,206	244,765	289,118	1,719,148	8,587,893
Former Executive Vice	2011	850,000	—	7,965,324	—	638,355	263,503	76,215	9,793,397
President, Imaging and	2010	748,000	1,953,883	3,765,932	—	1,568,930	978,888	102,459	9,118,092
Printing Group
Giovanni G. Visentin(9)	2012	800,298	2,000,000	1,982,966	1,846,801	275,546	—	1,459,643	8,365,254
Former Executive Vice President, Enterprise Services

(1)
Amounts shown represent base salary earned or paid during the fiscal year, as described under "Compensation Discussion and Analysis—Analysis of Elements of Fiscal 2012 Executive Compensation—Base Pay."

(2)
The fiscal 2012 bonus amount for Mr. Hinshaw represents a signing bonus paid under the terms of his employment offer letter. The fiscal 2012 bonus amount for Mr. Visentin represents a bonus paid in connection with his promotion to Executive Vice President, Enterprise Services and relocation to California. Amounts shown for fiscal 2010 represent the discretionary bonuses awarded to the NEOs by the Committee and take into account performance during that fiscal year. No such discretionary performance-related bonuses were awarded for fiscal 2011 or 2012.

(3)
The grant date fair value of all stock awards has been calculated in accordance with applicable financial accounting standards. In the case of RSUs and SRRSUs, the value is determined by multiplying the number of units granted by the closing price of HP common stock on the grant date. In the case of PRUs and SIPRUs, the accounting standards provide for the value to be determined using only those tranches where the applicable financial performance targets have been set as of the reporting date.

(4)
The grant date fair value of option awards with time-based vesting is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. The grant date fair value of performance-contingent stock option awards is calculated using a combination of a Monte Carlo simulation model and a lattice model as these awards contain market conditions. For information on the assumptions used to calculate the value of the awards, refer to Note 2 to HP's consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as filed with the SEC on December 27, 2012.

(5)
Amounts shown represent payouts under the PfR Plan, including bonuses paid under the CCC Plan (amounts earned during the applicable fiscal year but paid after the end of that fiscal year).

(6)
Amounts shown represent the increase (or decrease) in the actuarial present value of NEO pension benefits during the applicable fiscal year. As described in more detail under "Narrative to the Fiscal 2012 Pension Benefits Table" below, pension accruals ceased for all NEOs in 2007, and NEOs hired after that date are not eligible for coverage under any pension plan. Accordingly, the amounts reported for the NEOs do not reflect additional accruals but reflect the fact that each of them is one year closer to "normal retirement age" as defined under the terms of the HP Pension Plan as well as changes in other actuarial assumptions. The assumptions used in calculating the changes in pension benefits are described in footnote (2) to the Fiscal 2012 Pension Benefits Table below. No HP plan provides for above-market earnings on deferred compensation amounts, so the amounts reported in this column do not reflect any such earnings.

(7)
The amounts shown are detailed in the supplemental All Other Compensation Table below.

(8)
Mr. Joshi retired as Executive Vice President, Imaging and Printing Group effective April 2, 2012.

(9)
Mr. Visentin ceased serving as Executive Vice President, Enterprise Services effective August 8, 2012.

Fiscal 2012 All Other Compensation Table

              The following table provides additional information about the amounts that appear in the "All Other Compensation" column in the Summary Compensation Table above:

Name	401(k) Company Match(1) ($)	NQDC Company Match(2) ($)	Relocation Expenses(3) ($)	Security Services/ Systems(4) ($)	Legal Fees(5) ($)	Severance Payments(6) ($)	Personal Aircraft Usage(7) ($)	Tax Gross- Up(8) ($)	Miscellaneous(9) ($)	Total AOC ($)
Margaret C. Whitman	—	—	—	—	—	—	198,401	—	22,500	220,901
Catherine A. Lesjak	9,869	9,800	—	1,340	—	—	—	—	19,661	40,670
David A. Donatelli	1,375	—	8,296	—	—	—	2,373	—	20,328	32,372
John M. Hinshaw	10,000	—	120,326	124,300	—	—	50,380	54,468	16,516	375,990
R. Todd Bradley	9,777	9,800	—	10,013	—	—	77,149	—	20,386	127,125
Vyomesh I. Joshi	2,433	9,800	—	4,561	44,030	1,628,544	1,347	216	28,217	1,719,148
Giovanni G. Visentin	8,658	—	2,120	—	35,000	—	751	580,312	832,802	1,459,643

(1)
Represents matching contributions made under the HP 401(k) Plan.

(2)
Represents matching contributions credited during fiscal 2012 under the HP Executive Deferred Compensation Plan with respect to the 2011 calendar year of that plan.

(3)
Represents payments made under HP's executive relocation program as follows: Mr. Donatelli: $8,296 in mortgage interest subsidies; Mr. Hinshaw: $45,775 as reimbursement for relocation expenses, a $31,417 relocation allowance, $26,843 as reimbursement for expenses incurred in connection with the purchase of a home in California, and $16,291 in mortgage interest subsidies; and Mr. Visentin: $2,120 as reimbursement for relocation expenses.

(4)
Represents home security services provided to the NEOs. Although security systems were installed at the request of the company, consistent with SEC guidance, the expense is reported here as a perquisite due to the fact that there is an incidental personal benefit.

(5)
The amounts reported for Mr. Joshi and Mr. Visentin represent reimbursement for legal fees and expenses incurred by them in connection with the negotiation of their respective separation agreements under the HP Severance Plan for Executive Officers.

(6)
Represents severance payments made to Mr. Joshi in connection with the termination of his employment effective April 2, 2012.

(7)
Represents the value of personal usage of HP corporate aircraft. For purposes of reporting the value of such personal usage in this table, HP uses data provided by an outside firm to calculate the hourly cost of operating each type of aircraft. These costs include the cost of fuel, maintenance, landing and parking fees, crew, catering and supplies. For trips by NEOs that involve mixed personal and business usage, HP includes the incremental cost of such personal usage (i.e., the excess of the cost of the actual trip over the cost of a hypothetical trip without the personal usage). For income tax purposes, the amounts included in NEO income are calculated based on the standard industry fare level ("SIFL") valuation method. While tax gross-ups were provided for certain travel in the past, all aircraft-related tax gross-ups were discontinued effective February 28, 2009.

(8)
The amount reported for Mr. Joshi represents reimbursement for taxes incurred on meals and other event-related expenses for guests accompanying Mr. Joshi at HP-sponsored events; that reimbursement was paid under a reimbursement policy that applies to all HP employees but was discontinued for NEOs effective January 1, 2012. The amount reported for Mr. Hinshaw represents reimbursement for taxes incurred on relocation expenses paid under HP's relocation policy. The amount reported for Mr. Visentin includes $451,540 as reimbursement for taxes incurred as a result of HP's reimbursement of Mr. Visentin for amounts recouped by his previous employer following the commencement of his employment with HP, $127,311 as reimbursement for taxes incurred as a result of HP's reimbursement of Mr. Visentin for the loss of a deposit placed in connection with the purchase of a residence and other relocation expenses, and $1,461 as reimbursement for taxes incurred on relocation expenses paid under HP's relocation policy.

(9)
Generally includes imputed income with respect to guest attendance at HP events, and amounts paid either directly to the executives or on their behalf for financial counseling, as follows: Ms. Whitman: $22,500; Ms. Lesjak: $17,963; Mr. Donatelli: $18,000; Mr. Hinshaw: $14,963; Mr. Bradley: $17,963; Mr. Joshi: $26,938; and Mr. Visentin: $16,838. The amount reported for Mr. Visentin includes $654,904 as reimbursement for amounts recouped by his previous employer following the commencement of his employment at HP and $161,060 as reimbursement for a deposit placed in connection with the purchase of a residence that was subsequently forfeited and other associated expenses.

 Narrative to the Summary Compensation Table

              The amounts reported in the Summary Compensation Table, including base pay, annual and long-term incentive amounts, benefits and perquisites, are described more fully under "Compensation Discussion and Analysis."

              The amounts reported in the column entitled "Non-Equity Incentive Plan Compensation" include amounts earned in fiscal 2012 by all the NEOs under the PfR Plan for fiscal 2012. The narrative description of the remaining information in the Summary Compensation Table is provided in the narrative to the other compensation tables.

Grants of Plan-Based Awards in Fiscal 2012

              The following table provides information on awards granted under the PfR Plan for fiscal 2012 and awards of PRUs, RSUs and PCSOs granted as part of fiscal 2012 long-term incentive compensation:

									All Other Option Awards: Number of Securities Underlying Options (#)	All Other Option Awards: Exercise or Base Price of Option Awards ($)
								All Other Stock Awards: Number of Shares of Stock or Units(4) (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)						Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Margaret C. Whitman
PfR	11/1/2011	24,000	2,400,000	6,000,000
PRU	12/14/2011				21,229	212,283	424,566				2,840,063
RSU	12/14/2011							159,212			4,200,013
PCSO	12/14/2011					636,847				26.38	6,414,249
Catherine A. Lesjak
PfR	11/1/2011	10,313	1,031,250	2,578,125
CCC	6/1/2012		85,938
PRU	12/12/2011				7,316	73,153	146,306				978,689
RSU	12/12/2011							54,865			1,500,009
PCSO	12/12/2011					219,459				27.34	2,308,503
David A. Donatelli
PfR	11/1/2011	10,313	1,031,250	2,578,125
CCC	6/1/2012		85,938
PRU	12/12/2011				10,242	102,415	204,830				1,370,176
RSU	12/12/2011							168,253			4,600,037
PCSO	12/12/2011					307,243				27.34	3,231,909
John M. Hinshaw
PfR	11/15/2011	7,818	781,769	1,954,422
CCC	6/1/2012		67,708
PCSO(6)	11/15/2011					164,000				28.24	1,926,183
RSU	11/15/2011							54,000			1,524,960
PRU	12/12/2011				2,561	25,604	51,208				342,547
RSU	12/12/2011							19,203			525,010
PCSO	12/12/2011					76,811				27.34	807,980
R. Todd Bradley
PfR	11/1/2011	10,625	1,062,500	2,656,250
CCC	6/1/2012		88,452
PRU	12/12/2011				8,779	87,784	175,568				1,174,432
RSU	12/12/2011							65,838			1,800,011
PCSO	12/12/2011					263,351				27.34	2,770,206
Vyomesh I. Joshi
PfR	11/1/2011	10,625	1,062,500	2,656,250
PRU	12/12/2011				8,779	87,784	175,568				1,174,432
RSU	12/12/2011							65,838			1,800,011
PCSO	12/12/2011					263,351				27.34	2,770,206
Giovanni G. Visentin
PfR	11/1/2011	9,063	906,250	2,265,625
CCC	6/1/2012		30,208
PRU	12/12/2011				5,853	58,523	117,046				782,959
RSU	12/12/2011							43,892			1,200,007
PCSO	12/12/2011					175,567				27.34	1,846,801

(1)
Amounts represent the range of possible cash payouts for fiscal 2012 awards under the PfR Plan and the possible cash payouts at target for fiscal 2012 awards under the CCC Plan.

(2)
PRU award amounts represent the range of shares that may be released at the end of the three-year performance period applicable to the PRU award assuming achievement of threshold, target and maximum performance. If HP's cash flow or revenue growth performance is below threshold for each year during the performance period, no shares will be released at the end of the period. See the discussion of PRU awards under "Compensation Discussion and

    Analysis—Analysis of Elements of Fiscal 2012 Executive Compensation—Long-Term Incentive Pay—Performance-Based Restricted Units."

(3)
Except as otherwise noted, PCSO awards vest as follows: For the first half of the award to vest, HP's stock price must increase by at least 20% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and the recipient's service to HP must continue for at least two years from the date of grant. For the remainder of the award to vest, HP's stock price must increase by at least 40% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and the recipient's service to HP must continue for at least three years from the date of grant. All PCSO awards have an eight-year term.

(4)
RSUs vest as to one-third of the units on each of the first three anniversaries of the grant date.

(5)
See footnote (3) to the Summary Compensation Table for a description of the method used to determine the grant date fair value of stock awards.

(6)
Represents an in-hire PCSO award granted to Mr. Hinshaw in connection with the commencement of his employment with HP. This PCSO vests as follows: For the first half of the award to vest, HP's stock price must increase by at least 20% over the grant date stock price for at least 20 consecutive trading days within eight years from the date of grant and Mr. Hinshaw's service to HP must continue for at least one year from the date of grant. For the remainder of the award to vest, HP's stock price must increase by at least 40% over the grant date stock price for at least 20 consecutive trading days within eight years from the date of grant and Mr. Hinshaw's service to HP must continue for at least two years from the date of grant.

Outstanding Equity Awards at 2012 Fiscal Year-End

              The following table provides information on stock and option awards held by the NEOs as of October 31, 2012:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2) (#)	Option Exercise Price(3) ($)	Option Expiration Date(4)	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
Margaret C. Whitman	100,000	200,000	1,600,000	23.59	9/27/2019	163,197	2,260,278	162,001	2,243,714
			636,847	26.38	12/14/2019
Catherine A. Lesjak	35,000			31.50	1/23/2014	169,284	2,344,583	55,826	773,190
	100,000			42.27	1/18/2015
			219,459	27.34	12/12/2019
David A. Donatelli	112,500	37,500		34.47	5/26/2017	234,672	3,250,207	78,157	1,082,474
			307,243	27.34	12/12/2019
John M. Hinshaw			164,000	28.24	11/15/2019	75,036	1,039,249	19,540	270,629
			76,811	27.34	12/12/2019
R. Todd Bradley	200,000			42.27	1/18/2015	203,651	2,820,566	66,991	927,825
			263,351	27.34	12/12/2019
Vyomesh I. Joshi	500,000			21.77	4/14/2013	136,165	1,885,885	3,529	48,877
	340,000			31.50	1/23/2014
	200,000			42.27	1/18/2015
			27,433	27.34	12/12/2019
Giovanni G. Visentin			175,567	27.34	12/12/2019	69,714	965,539	44,661	618,555

(1)
The option held by Ms. Whitman vests as to one-third of the shares on each of the first, second and third anniversaries of September 27, 2011, the date of grant. The option held by Mr. Donatelli vests as to one-fourth of the shares on each of the first, second, third and fourth anniversaries of May 26, 2009, the date of grant.

(2)
Option awards in this column, other than the 1,600,000 share option and the 636,847 share option held by Ms. Whitman and the 164,000 share option held by Mr. Hinshaw, vest as to one-half of the shares on each of the second and third anniversaries of December 12, 2011, the date of grant, subject to the satisfaction of certain stock price performance conditions. The 1,600,000 share option held by Ms. Whitman vests as to one-half of the shares on each of the first and second anniversaries of September 27, 2011, the date of grant, subject to the satisfaction of certain stock price performance conditions. The 636,847 share option held by Ms. Whitman vests as to one-half of the shares on each of the second and third anniversaries of December 14, 2011, the date of grant, subject to the satisfaction of certain stock price performance conditions. The 164,000 share option held by Mr. Hinshaw vests as to one-half of the shares on each of the first and second anniversaries of November 15, 2011, the date of grant, subject to the satisfaction of certain stock price performance conditions.

(3)
Option exercise prices are the fair market value of HP common stock on the date of grant.

(4)
All options have an eight-year term.

(5)
The amounts in this column include shares underlying dividend equivalent units granted with respect to outstanding stock awards through October 31, 2012. The release dates and release amounts for all unvested stock awards are as follows, assuming any applicable performance conditions are satisfied in full:

•
Ms. Whitman: December 14, 2012 (53,070 shares plus accrued dividend equivalent shares); December 14, 2013 (53,071 shares plus accrued dividend equivalent shares); and December 14, 2014 (53,071 shares plus accrued dividend equivalent shares);

•
Ms. Lesjak: December 10, 2012 (23,817 shares plus accrued dividend equivalent shares); June 27, 2015 (85,764 shares plus accrued dividend equivalent shares); December 12, 2012 (18,288 shares plus accrued dividend equivalent shares); December 12, 2013 (18,288 shares plus accrued dividend equivalent shares); and December 12, 2014 (18,289 shares plus accrued dividend equivalent shares);

•
Mr. Donatelli: December 10, 2012 (10,000 shares plus accrued dividend equivalent shares); June 27, 2015 (28,588 shares plus accrued dividend equivalent shares); April 30, 2013 (21,441 shares plus accrued dividend equivalent shares); December 12, 2012 (25,603 shares plus accrued dividend equivalent shares); December 12, 2013 (25,604 shares plus accrued dividend equivalent shares); December 12, 2014 (25,604 shares plus accrued dividend equivalent shares); December 12, 2012 (30,480 shares plus accrued dividend equivalent shares); December 12, 2013 (30,481 shares plus accrued dividend equivalent shares); and December 12, 2014 (30,481 shares plus accrued dividend equivalent shares);

•
Mr. Hinshaw: November 15, 2012 (18,000 shares plus accrued dividend equivalent shares); November 15, 2013 (18,000 shares plus accrued dividend equivalent shares); November 15, 2014 (18,000 shares plus accrued dividend equivalent shares); December 12, 2012 (6,401 shares plus accrued dividend equivalent shares); December 12, 2013 (6,401 shares plus accrued dividend equivalent shares); and December 12, 2014 (6,401 shares plus accrued dividend equivalent shares);

•
Mr. Bradley: December 10, 2012 (17,717 shares plus accrued dividend equivalent shares); June 27, 2015 (114,352 shares plus accrued dividend equivalent shares); December 12, 2012 (21,946 shares plus accrued dividend equivalent shares); December 12, 2013 (21,946 shares plus accrued dividend equivalent shares); and December 12, 2014 (21,946 shares plus accrued dividend equivalent shares);

•
Mr. Joshi: December 10, 2012 (17,717 shares plus accrued dividend equivalent shares); and June 27, 2015 (114,352 shares plus accrued dividend equivalent shares); and

•
Mr. Visentin: All unvested stock awards vested or lapsed in connection with the termination of Mr. Visentin's employment with HP effective on November 1, 2012.

(6)
Value calculated based on the $13.85 closing price of HP common stock on October 31, 2012.

(7)
The amounts in this column include the amounts of PRUs granted in fiscal 2011 and fiscal 2012, adjusted for actual achievement during those periods on the annual metric of cash flow from operations as a percentage of revenue and, for PRUs granted in fiscal 2012, the annual metric of revenue growth with respect to the portion of each award attributable to fiscal 2012 performance. For PRUs granted in fiscal 2011, performance on the annual cash flow metric was 88.2% of target for fiscal 2011 and was 35.4% of target for fiscal 2012. For PRUs granted in fiscal 2012, performance on the annual cash flow metric was 17.0% of target and performance on the annual revenue growth metric was 56.8% of target for fiscal 2012. For the PRUs granted in fiscal 2011, the 88.2% multiplier applies to the first one-third of the PRUs and the 35.4% multiplier applies to the second one-third of the PRUs. For the PRUs granted for fiscal 2012, the 17.0% cash flow multiplier and the 56.8% revenue growth multiplier apply to the first one-third of the PRUs granted for fiscal 2012, weighted at 70% cash flow and 30% revenue growth. For both types of awards, the remaining units are reported at target and will be adjusted based on actual cash flow performance during the remaining portion of the applicable performance periods. For the PRUs granted in fiscal 2011, total PRUs credited at the conclusion of each three-year period will be adjusted by HP's TSR performance, which will determine the number of shares, if any, released at the end of the period. The amounts in this column also include the number of SIPRUs granted in fiscal 2011, adjusted for actual achievement during fiscal 2011 and fiscal 2012 on the metric of earnings per share. Performance on the earnings per share metric was below threshold for both fiscal 2011 and fiscal 2012, so no units were earned for the first performance period. The remaining units are reported at target and will be adjusted based on actual earnings per share performance during the second performance period. Total SIPRUs credited at the conclusion of the second performance period will be adjusted by HP's TSR performance for the three-year performance period as compared to the S&P 500, which will determine the number of shares, if any, released at the end of the entire three-year period of the award. For purposes of this table, we have assumed that HP's TSR performance for the PRUs and SIPRUs granted in fiscal 2011 will be below the 25th percentile and will result in a TSR modifier of 0% for those awards.

Option Exercises and Stock Vested in Fiscal 2012

              The following table provides information about options exercised and stock awards vested for the NEOs during the fiscal year ended October 31, 2012:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Margaret C. Whitman(4)	—	—	3,455	85,788
Catherine A. Lesjak	—	—	35,560	992,124
David A. Donatelli	—	—	63,954	1,168,291
John M. Hinshaw	—	—	—	—
R. Todd Bradley	—	—	34,293	956,775
Vyomesh I. Joshi(5)	300,000	1,541,390	96,337	2,393,506
Giovanni G. Visentin	—	—	26,475	475,425

(1)
Does not include the PRU awards granted for the three-year period that ended on October 31, 2012 because none of those awards vested.

(2)
Represents the amounts realized based on the difference between the market price of HP stock on the date of exercise and the exercise price.

(3)
Represents the amounts realized based on the fair market value of HP stock on the vesting date for restricted stock or restricted stock units. Fair market value is determined based on the closing price of HP's common stock on the applicable date.

(4)
The vested award for Ms. Whitman was granted in April 2011 in connection with her service as a non-employee member of the Board before she became CEO.

(5)
The number of shares acquired upon vesting by Mr. Joshi does not include an additional 769 shares accrued as dividend equivalent units during a six-month delay in delivery of the vested shares. The value realized by Mr. Joshi upon delivery of the shares, including the additional 769 shares, was $1,840,187.

 Fiscal 2012 Pension Benefits Table

              The following table provides information about the present value of accumulated pension benefits payable to each NEO:

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Margaret C. Whitman(3)	—	—	—	—
	—	—	—	—
Catherine A. Lesjak	RP	21.3	310,890	—
	EBP	21.3	2,156,145	—
David A. Donatelli(3)	—	—	—	—
	—	—	—	—
John M. Hinshaw(3)	—	—	—	—
	—	—	—	—
R. Todd Bradley	CAPP	0.6	12,131	—
	CARP	0.6	8,336	—
Vyomesh I. Joshi(4)	RP	27.2	380,506	—
	EBP	27.2	—	6,107,301
Giovanni G. Visentin(3)	—	—	—	—
	—	—	—	—

(1)
The "CAPP" and the "CARP" are the qualified HP Cash Account Pension Plan and the nonqualified HP Cash Account Restoration Plan, respectively. The "RP" and the "EBP" are the qualified HP Retirement Plan and the nonqualified HP Excess Benefit Plan, respectively. All benefits are frozen under these plans. The CAPP and the RP have been merged into the HP Pension Plan, although benefits continue to be determined under the separate formulas.

(2)
The present value of accumulated benefits is shown at the age 65 unreduced retirement age for the RP and the EBP using the assumptions under Accounting Standards Codification (ASC) Topic 715-30 Defined Benefit Plans—Pension for 2012 fiscal year end measurement (as of October 31, 2012). The present value is based on a discount rate of 4.14% for the RP and 3.28% for the EBP, lump sum interest rates of 1.02% for the first 5 years, 3.71% for the next 15 years and 4.67% thereafter, and applicable mortality. As of October 31, 2011 (the prior measurement date), the ASC Topic 715-30 assumptions included a discount rate of 4.85% for the RP and 4.04% for the EBP, lump sum interest rates of 1.98% for the first 5 years, 4.49% for the next 15 years and 5.80% thereafter, and applicable mortality. Since there are no early retirement reductions in the CAPP or the CARP and the account balances are vested, the CAPP and the CARP account balances are used as the present value of the accumulated benefit.

(3)
Ms. Whitman, Mr. Donatelli, Mr. Hinshaw and Mr. Visentin are not eligible to receive benefits under any defined benefit pension plan, as HP ceased benefit accruals under all of its U.S. defined benefit pension plans prior to the commencement of their employment with HP.

(4)
Consistent with the terms of the EBP, as described below, upon the termination of Mr. Joshi's employment, the lump sum value of his accrued benefit under the EBP, less amounts withheld for payroll taxes, was transferred to his account balance under the EDCP and will become payable to him in accordance with applicable distribution rules. The total lump sum value of his accrued benefit under the EBP, without deducting the amounts withheld for payroll taxes, is reported in this table as a payment made during fiscal 2012.

    Narrative to the Fiscal 2012 Pension Benefits Table

                  No NEO currently accrues a benefit under any qualified or non-qualified defined benefit pension plan, as HP ceased benefit accruals in all of its U.S. qualified defined benefit pension plans (and their non-qualified plan counterparts) in prior years. Benefits previously accrued by the NEOs under HP pension plans are payable to them following termination of employment, subject to the terms of the applicable plan.

    Terms of the HP Retirement Plan

                  Ms. Lesjak and Mr. Joshi earned benefits under the RP and the EBP based on their pay and service prior to 2008. The RP is a traditional defined benefit plan that provided a benefit based on years of service and the participant's "highest average pay rate," reduced by a portion of Social Security earnings. "Highest average pay rate" was determined based on the 20 consecutive fiscal quarters when pay was the highest. Pay for this purpose included base pay and bonus, subject to applicable IRS limits. Benefits under the RP may be taken in one of several different annuity forms or in an actuarially equivalent lump sum. Benefits calculated under the RP are offset by the value of benefits earned under the HP Deferred Profit Sharing Plan (the "DPSP") before 1993. Together, the RP and the DPSP constitute a "floor-offset" arrangement for periods before 1993.

                  Benefits not payable from the RP and the DPSP due to IRS limits are paid from the nonqualified EBP under which benefits are unfunded and unsecured. When an EBP participant terminates employment, the benefit liability is transferred to the EDCP, where an account is established for the participant. That account is then credited with hypothetical investment earnings (gains or losses) based upon the investment election made by participants from among investment options similar to those offered under the HP 401(k) Plan. There is no formula that would result in above-market earnings or payment of a preferential interest rate on this benefit.

                  At the time of distribution, amounts representing EBP benefits are paid from the EDCP in a lump sum or installment form, according to pre-existing elections made by those participants, except that participants with a small benefit or who have not qualified for retirement status (age 55 with at least 15 years of service) are paid their EBP benefit in January of the year following their termination, subject to any delay required by Section 409A of the Code.

    Terms of the HP Cash Account Pension Plan

                  Prior to 2006, Mr. Bradley earned benefits under the CAPP, which is a cash balance plan that provides pension benefits determined by reference to a hypothetical account balance.

                  Prior to this plan being frozen, participants received "pay credits" equal to four percent of base pay credited quarterly to their accounts and "interest credits" credited daily. Currently, participants who have not taken a distribution receive interest credits at the rate equal to the one-year rate for Treasury securities plus one percent; the "interest credit" rate is adjusted annually. Benefits under the CAPP may be taken in one of several different annuity forms or in a lump sum equal to the hypothetical account balance.

                  Prior to 2006, Mr. Bradley also received pay and interest credits to a hypothetical account balance established for CARP participants on base pay in excess of certain IRS limits at the same rates as had been credited under the CAPP. Benefits under the CARP are unfunded and unsecured. Upon termination of employment, a CARP participant is paid his or her account balance in the form of a lump sum in January of the year following termination, subject to any delay required by Section 409A of the Code.

                  HP does not sponsor any other supplemental pension plans or special retiree medical benefit plans for executive officers.

Fiscal 2012 Nonqualified Deferred Compensation Table

                  The following table provides information about contributions, earnings, withdrawals, distributions and balances under the EDCP:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at FYE ($)
Margaret C. Whitman	—	—	—	—	—
Catherine A. Lesjak	10,400	9,800	591,389	(414,493)	4,609,077
David A. Donatelli	—	—	—	—	—
John M. Hinshaw	8,340	—	173	—	8,513
R. Todd Bradley	14,000	9,800	83,019	(2,177,172)	452,119
Vyomesh I. Joshi(4)	656,437	9,800	712,475	—	9,529,265
Giovanni G. Visentin	10,280	9,700	1,842	—	29,411

(1)
The amounts reported here as "Executive Contributions" and "Registrant Contributions" are reported as compensation to such NEO in the Summary Compensation Table above.

(2)
The contributions reported here as "Registrant Contributions" were made in fiscal 2012 with respect to calendar year 2011 participant base-pay deferrals. During fiscal 2012, the NEOs were eligible to receive a 4% matching contribution on base-pay deferrals that exceeded the IRS limit that applies to the qualified HP 401(k) Plan up to a maximum of two times that limit.

(3)
The distributions reported here were made pursuant to participant elections made prior to the time that the amounts were deferred in accordance with plan rules.

(4)
As reported in footnote (4) to the Fiscal 2012 Pension Benefits Table above, upon the termination of Mr. Joshi's employment, the lump sum value of his accrued benefit under the EBP, less amounts withheld for payroll taxes, was transferred to his account balance under the EDCP. That total lump sum value, less the amounts withheld for payroll taxes, is included in the balance shown for Mr. Joshi in the "Aggregate Balance at FYE" column of this table.

Narrative to the Fiscal 2012 Nonqualified Deferred Compensation Table

              HP sponsors the EDCP, a nonqualified deferred compensation plan that permits eligible U.S. employees to defer base pay in excess of the amount taken into account under the qualified HP 401(k) Plan and bonus amounts of up to 95% of the annual incentive bonus payable under the PfR Plan. In addition, a matching contribution is available under the plan to eligible employees. The matching contribution applies to base-pay deferrals on compensation above the IRS limit that applies to the qualified HP 401(k) Plan up to a maximum of two times that compensation limit (for fiscal 2012, on base pay from $250,000 to $500,000). During fiscal 2012, the NEOs were eligible for a matching contribution of up to 4%.

              At the time participation is elected, employees must specify the amount of base pay and/or the percentage of bonus to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined as at least age 55 with 15 years of service), distribution is made in the form of a lump sum in January of the year following the year of termination, subject to any delay required under Section 409A of the Code. At retirement (or earlier, if properly elected), benefits are paid according to the distribution election made by the participant at the time of the deferral election subject to any delay required under Section 409A of the Code. No withdrawals are permitted prior to the previously elected distribution date, other than "hardship" withdrawals as permitted by applicable law.

              Amounts deferred or credited under the EDCP are credited with hypothetical investment earnings based on participant investment elections made from among the investment options available under the HP 401(k) Plan. Accounts maintained for participants under the EDCP are not held in trust, and all such accounts are subject to the claims of general creditors of HP. No amounts are credited with above-market earnings.

Potential Payments Upon Termination or Change in Control

              The amounts in the following table assume that the NEOs terminated HP employment effective October 31, 2012. The closing price of HP common stock was $13.85 on that date. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from the retirement plans and the HP 401(k) Plan and payment of accrued vacation.

				Long-Term Incentive Programs(3)
Name	Termination Scenario	Total(1) ($)	Severance(2) ($)	Stock Options ($)	Restricted Stock ($)	PRU/SIPRU Program ($)
Margaret C. Whitman	Voluntary/For Cause	—	—	—	—	—
	Disability	2,488,720	—	—	2,205,086	283,634
	Retirement	—	—	—	—	—
	Death	957,423	—	—	673,789	283,634
	Not for Cause	3,489,377	2,531,954	—	673,789	283,634
	Change in Control	6,980,754	2,531,954	—	2,205,086	2,243,714
Catherine A. Lesjak	Voluntary/For Cause	—	—	—	—	—
	Disability	2,375,316	—	—	2,277,577	97,739
	Retirement	—	—	—	—	—
	Death	1,053,015	—	—	955,276	97,739
	Not for Cause	5,968,281	2,917,514	—	2,277,577	773,190
	Change in Control	8,518,966	2,917,514	—	2,277,577	3,323,875
David A. Donatelli	Voluntary/For Cause	—	—	—	—	—
	Disability	3,298,544	—	—	3,161,706	136,838
	Retirement	—	—	—	—	—
	Death	1,143,096	—	—	1,006,258	136,838
	Not for Cause	4,172,248	3,029,152	—	1,006,258	136,838
	Change in Control	7,273,332	3,029,152	—	3,161,706	1,082,474
John M. Hinshaw	Voluntary/For Cause	—	—	—	—	—
	Disability	1,048,072	—	—	1,013,862	34,210
	Retirement	—	—	—	—	—
	Death	364,782	—	—	330,572	34,210
	Not for Cause	2,122,544	1,757,762	—	330,572	34,210
	Change in Control	3,042,253	1,757,762	—	1,013,862	270,629
R. Todd Bradley	Voluntary/For Cause	—	—	—	—	—
	Disability	2,858,308	—	—	2,741,012	117,296
	Retirement	—	—	—	—	—
	Death	1,181,793	—	—	1,064,497	117,296
	Not for Cause	3,805,096	2,623,303	—	1,064,497	117,296
	Change in Control	6,292,140	2,623,303	—	2,741,012	927,825

(1)
Total does not include amounts earned or benefits accumulated due to continued service by the NEO through October 31, 2012, including vested stock options, accrued retirement benefits, and vested balances in the EDCP, as those amounts are detailed in the preceding tables. Total also does not include amounts an NEO was eligible to receive under the annual PfR Plan with respect to fiscal 2012 performance.

(2)
For Ms. Whitman, the amounts reported represent the cash benefits payable under Ms. Whitman's employment offer letter, as discussed under "Executive Compensation—Compensation Discussion and Analysis—Analysis of Elements of Fiscal 2012 Executive

Compensation—Employment Offer Letter for Margaret C. Whitman as President and CEO." For Ms. Lesjak, the amounts reported represent the cash benefits payable under Ms. Lesjak's December 15, 2010 letter agreement. For the other NEOs, the amounts reported are the cash benefits payable in the event of a qualifying termination under the SPEO.

(3)
Effective for terminations occurring after November 1, 2011, the SPEO was amended to provide that covered executives will receive pro-rata vesting on unvested equity awards, so long as they have worked at least 25% of the applicable vesting or performance period, as discussed under "Executive Compensation—Compensation Discussion and Analysis—Severance Plan for Executive Officers." With respect to the treatment of equity in the event of a change in control of HP, the information reported assumes that the Board or the Committee would exercise its discretion to accelerate vesting of equity awards in the case of not for cause terminations. Pro-rata vesting of PRUs and SIPRUs based on actual performance applies in the event of a termination due to retirement, death or disability for all grant recipients. To calculate the value of unvested PRUs and SIPRUs for purposes of this table, actual performance is used for the portions of the awards where the performance is known, and target performance is used for the portions of the awards where actual performance has not yet been determined, except that we have assumed that HP's TSR performance for the PRUs granted in fiscal 2011 will be below the 25th percentile and will result in a TSR modifier of 0% for those awards. Ms. Lesjak's awards have been valued assuming a qualifying termination under her December 15, 2010 letter agreement, where applicable.

HP Severance Plan for Executive Officers

              An executive will be deemed to have incurred a qualifying termination for purposes of the SPEO if he or she is involuntarily terminated without cause and executes a full release of claims in a form satisfactory to HP promptly following termination. For purposes of the SPEO, "cause" means an executive's material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to HP or conduct (including action or failure to act) that is not in the best interest of, or is injurious to, HP. The material terms of the SPEO are described under "Executive Compensation—Compensation Discussion and Analysis—Severance Plan for Executive Officers."

Voluntary or "For Cause" Termination

              In general, an NEO who remained employed through October 31, 2012 (the last day of the fiscal year) but voluntarily terminated employment immediately thereafter, or was terminated immediately thereafter as a "for cause" termination, would be eligible (1) to receive his or her annual incentive amount earned for fiscal 2012 under the PfR Plan (subject to any downward adjustment or elimination by the Committee prior to actual payment), (2) to exercise his or her vested stock options on or before the last day of employment, (3) to receive a distribution of vested amounts deferred or credited under the EDCP, and (4) to receive a distribution of his or her vested benefits under the HP 401(k) and pension plans. An NEO who terminated employment before October 31, 2012, either voluntarily or in a "for cause" termination, would generally not have been eligible to receive any amount under the PfR Plan with respect to the fiscal year in which the termination occurred, except that the Committee has the discretion to make payment of prorated bonus amounts to individuals on leave of absence or in non-pay status, as well as in connection with certain voluntary severance incentives, workforce reductions and similar programs.

"Not for Cause" Termination

              A "not for cause" termination would qualify the NEO for the amounts described above under a "voluntary" termination and benefits under the SPEO if the NEO signs the required release of claims in favor of HP.

              In addition to the cash severance benefits and pro-rata equity awards payable under the SPEO, the NEO would be eligible to exercise vested stock options up to one year after termination and receive distributions of vested, accrued benefits from HP deferred compensation and pension plans.

Termination Following a Change in Control

              In the event of a change in control of HP, the Board is authorized (but not required) to accelerate the vesting of stock options and to release restrictions on awards issued under HP stock plans. In addition, Ms. Lesjak is covered by an agreement which provides her with certain additional protections in the event of a change in control. For the purposes of this table, the amounts reported for each NEO in the rows marked "Change in Control" assume that the Board would exercise its discretion in this manner, resulting in fully accelerated vesting of stock options and a release of all restrictions on all stock-based awards. In addition, an executive terminated on October 31, 2012 following a change in control would be eligible for benefits under the SPEO, as described above.

HP Severance Policy for Senior Executives

              Under the HP Severance Policy for Senior Executives adopted by the Board in July 2003 (the "HP Severance Policy"), HP will seek stockholder approval for future severance agreements, if any, with certain senior executives that provide specified benefits in an amount exceeding 2.99 times the sum of the executive's current annual base salary plus annual target cash bonus, in each case as in effect immediately prior to the time of such executive's termination. Individuals subject to this policy consist of the Section 16 officers designated by the Board. In implementing this policy, the Board may elect to seek stockholder approval after the material terms of the relevant severance agreement are agreed upon.

              For purposes of determining the amounts subject to the HP Severance Policy, benefits subject to the limit generally include cash separation payments that directly relate to extraordinary benefits that are not available to groups of employees other than the Section 16 officers upon termination of employment. Benefits that have been earned or accrued, as well as prorated bonuses, accelerated stock or option vesting and other benefits that are consistent with HP practices applicable to employees other than the Section 16 officers, are not counted against the limit. Specifically, benefits subject to the HP Severance Policy include: (a) separation payments based on a multiplier of salary plus target bonus, or cash amounts payable for the uncompleted portion of employment agreements; (b) any gross-up payments made in connection with severance, retirement or similar payments, including any gross-up payments with respect to excess parachute payments under Section 280G of the Code; (c) the value of any service period credited to a Section 16 officer in excess of the period of service actually provided by such Section 16 officer for purposes of any employee benefit plan; (d) the value of benefits and perquisites that are inconsistent with HP practices applicable to one or more groups of employees in addition to, or other than, the Section 16 officers ("Company Practices"); and (e) the value of any accelerated vesting of any stock options, stock appreciation rights, restricted stock or long-term cash incentives that is inconsistent with Company Practices. The following benefits are not subject to the HP Severance Policy, either because they have been previously earned or accrued by the employee or because they are consistent with Company Practices: (i) compensation and benefits earned, accrued, deferred or otherwise provided for employment services rendered on or prior to the date of termination of employment pursuant to bonus, retirement, deferred compensation or other benefit plans, e.g., 401(k) Plan distributions, payments pursuant to retirement plans, distributions under deferred compensation plans or payments for accrued benefits such as unused vacation days, and any amounts earned with respect to such compensation and benefits in accordance with the terms of the applicable plan; (ii) payments of prorated portions of bonuses or prorated long-term incentive payments that are consistent with Company Practices; (iii) acceleration of the vesting of stock options, stock appreciation rights, restricted stock, restricted stock units or long-term cash incentives that is consistent with Company Practices; (iv) payments or benefits required to be provided by law; and (v) benefits and perquisites provided in accordance with the terms of any benefit plan, program or arrangement sponsored by HP or its affiliates that are consistent with Company Practices.

              For purposes of the HP Severance Policy, future severance agreements include any severance agreements or employment agreements containing severance provisions that HP may enter into after the adoption of the HP Severance Policy by the Board, as well as agreements renewing, modifying or extending such agreements. Future severance agreements do not include retirement plans, deferred compensation plans, early retirement plans, workforce restructuring plans, retention plans in connection with extraordinary transactions or similar plans or agreements entered into in connection with any of the foregoing, provided that such plans or agreements are applicable to one or more groups of employees in addition to the Section 16 officers.

HP Retirement Arrangements

              Upon retirement on or after age 55 with at least 15 years of qualifying service, HP employees in the United States receive full vesting of options granted under HP common stock plans with a three-year post-termination exercise period. Restricted stock and restricted stock units granted prior to November 1, 2011 continue to vest in accordance with their normal vesting schedule, subject to certain post-employment restrictions, and all restrictions on restricted stock and restricted stock units granted on or after November 1, 2011 lapse upon retirement. Awards under the PRU Program, if any, are paid on a prorated basis to participants at the end of the performance period based on actual results, and bonuses, if any, under the PfR Plan may be paid in prorated amounts at the discretion of management based on actual results. In accordance with Section 409A of the Code, certain amounts payable upon retirement of (or other termination by) the NEOs and other key employees will not be paid out for at least six months following termination of employment.

              HP sponsors two retiree medical programs in the United States, one of which provides subsidized coverage for eligible participants based on years of service. Eligibility for this program requires that participants have been employed by HP before January 1, 2003 and have met other age and service requirements.

              The other U.S. retiree medical program sponsored by HP provides eligible retirees with access to coverage at group rates only, with no direct subsidy provided by HP. In addition, beginning at age 45, eligible U.S. employees may participate in the HP Retirement Medical Savings Account Plan (the "RMSA"), under which participants are eligible to receive HP matching credits of $1,200 per year, beginning at age 45, up to a lifetime maximum of $12,000, which can be used to cover the cost of such retiree medical coverage (or other qualifying medical expenses) if the employee retires from HP on or after age 55 with at least 10 years of qualifying service. All of the NEOs could be eligible for the HP Retiree Medical Plan and the employer credits accumulated under the RMSA if they retire from HP on or after age 55 with at least 10 years of qualifying service.

Separation Agreement with Vyomesh I. Joshi

              Mr. Joshi retired from HP effective April 2, 2012 under circumstances making him eligible for benefits under the SPEO. Under the agreement entered into in connection with his retirement, which included a release of claims and re-affirmation of certain protective covenants, Mr. Joshi is entitled to receive a total cash payment of $3,257,087 in four equal installments, payable in May and October of 2012 and April and October of 2013. Payment of each installment is subject to continued compliance with the protective covenants. Consistent with the terms of the SPEO, Mr. Joshi was also eligible for a pro-rata annual bonus based on actual performance results in fiscal 2012. In addition, HP agreed to reimburse Mr. Joshi for legal fees he incurred in connection with negotiation of that agreement.

              Because Mr. Joshi's employment terminated after he reached the age of 55 and after he had accumulated 15 years of service with HP, Mr. Joshi qualified for "retirement" treatment on his outstanding equity awards, which included full vesting on time-vested stock options with a three-year post-termination exercise period, continued vesting on RSUs granted prior to November 1, 2011, and immediate vesting of RSUs granted on or after November 1, 2011 (in each case subject to a six-month delay in delivery due to Mr. Joshi's status as a "specified employee" under Section 409A of the Code). Mr. Joshi also received pro-rata vesting of any outstanding PRUs and performance-contingent stock options based on the number of whole months that he was employed by HP during the applicable performance periods, with any release of shares or exercise of options continuing to be subject to satisfaction of the applicable performance conditions. In addition, based on his prior service, Mr. Joshi was eligible to enroll in the HP Pre-2003 Retiree Medical Plan.

Separation Agreement with Giovanni G. Visentin

              Mr. Visentin's employment with HP terminated effective November 1, 2012 under circumstances making him eligible for benefits under the SPEO. Under the agreement entered into in connection with the termination of his employment, which included a release of claims and re-affirmation of certain protective covenants, Mr. Visentin is entitled to receive a total cash payment of $1,759,500 in four equal installments, payable in November of 2012, April and October of 2013, and April of 2014. Payment of each installment is subject to continued compliance with the protective covenants. Consistent with the terms of the SPEO, Mr. Visentin was also eligible for a pro-rata annual bonus based on actual performance results in fiscal 2012. In addition, HP agreed to reimburse Mr. Visentin for legal fees he incurred in connection with negotiation of that agreement.

              Consistent with the terms of the SPEO, Mr. Visentin received prorated vesting on all unvested equity awards where he had worked at least 25% of the applicable performance period, subject to the satisfaction of the performance conditions applicable to performance-based awards and subject to delayed delivery of vested shares for six months following his termination date due to his status as a "specified employee" under Section 409A of the Code. Mr. Visentin also received pro-rata vesting of outstanding PRUs based on the number of whole months that he was employed by HP during the applicable performance periods, with any release of shares continuing to be subject to satisfaction of the applicable performance conditions.

              Under this agreement, Mr. Visentin also received a cash payment of $18,500 to cover the cost of continued medical coverage for himself and his family for approximately two years, continued financial counseling for a period of three months after his termination date, and outplacement assistance for a period of six months. In addition, HP confirmed that it would not seek to recoup the $2,000,000 bonus paid to him in connection with his promotion to Executive Vice President, Enterprise Services and relocation to California. Furthermore, HP agreed to reimburse Mr. Visentin for the deposit he made in connection with the purchase of a residence that was subsequently forfeited and for other incidental expenses he incurred in anticipation of moving to California, plus reimbursement for the taxes incurred in connection with his receipt of such reimbursements.

EQUITY COMPENSATION PLAN INFORMATION

              The following table summarizes our equity compensation plan information as of October 31, 2012.

Plan Category	Common shares to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights(2)	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by HP stockholders	98,567,587	(3)	$31.1412	152,837,143	(4)
Equity compensation plans not approved by HP stockholders	—		—	—

Totals	98,567,587		$31.1412	152,837,143

(1)
This column does not reflect awards of options and restricted stock units assumed in acquisitions where the plans governing the awards were not available for future awards as of October 31, 2012. As of October 31, 2012, individual awards of options and restricted stock units to purchase a total of 19,093,316 shares were outstanding pursuant to awards assumed in connection with acquisitions and granted under such plans at a weighted-average exercise price of $21.7572.

(2)
This column does not reflect the exercise price of shares underlying the assumed options referred to in footnote (1) to this table or the purchase price of shares to be purchased pursuant to the ESPP or the legacy HP Employee Stock Purchase Plan (the "Legacy ESPP"). In addition, the weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units and PRUs, which have no exercise price.

(3)
Includes awards of options and restricted stock units outstanding under the ESPP, the 2004 Plan, the HP 2000 Stock Plan and the HP 1995 Incentive Stock Plan. Also includes awards of PRUs representing 5,808,722 shares that may be issued under the 2004 Plan. Each PRU award reflects a target number of shares that may be issued to the award recipient. HP determines the actual number of shares the recipient receives at the end of a three-year performance period based on results achieved versus company performance goals and stockholder return relative to the market. The actual number of shares that a grant recipient receives at the end of the period may range from 0% to 200% of the target number of shares.

(4)
Includes (i) 56,698,650 shares available for future issuance under the 2004 Plan, (ii) 92,046,502 shares available for future issuance under the ESPP, (iii) 2,725,611 shares available for future issuance under the Legacy ESPP, a plan under which employee stock purchases are no longer made, and (iv) 1,366,380 shares available for future issuance under the HP Service Anniversary Award Plan, a plan under which awards are no longer granted. Taking into account these adjustments, 148,745,152 shares were available for future grants as of October 31, 2012.

 PRINCIPAL ACCOUNTANT FEES AND SERVICES

              The Audit Committee has appointed Ernst & Young LLP ("EY") as HP's independent registered public accounting firm for the fiscal year ending October 31, 2013. Stockholders are being asked to ratify the appointment of EY at the annual meeting pursuant to Proposal No. 2. Representatives of EY are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Incurred by HP for Ernst & Young LLP

              The following table shows the fees paid or accrued by HP for audit and other services provided by EY for fiscal 2012 and 2011.

	2012	2011
	In millions
Audit Fees(1)	$30.6	$30.5
Audit-Related Fees(2)	14.8	13.9
Tax Fees(3)	3.2	3.0
All Other Fees(4)	2.2	0.0

Total	$50.8	$47.4

              The Audit Committee has approved all of the fees above.

              The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by HP's independent registered public accounting firm and associated fees up to a maximum for any one service of $250,000, provided that the chair shall report any decisions to pre-approve services and fees to the full Audit Committee at its next regular meeting.

(1)
Audit fees represent fees for professional services provided in connection with the audit of HP's financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)
Audit-related fees consisted primarily of service organization control examinations, accounting consultations, employee benefit plan audits, services related to business acquisitions and divestitures and other attestation services.

(3)
For fiscal 2012, tax fees included primarily tax advice and tax planning fees of $2.6 million and tax compliance fees of $0.6 million. For fiscal 2011, tax fees included primarily tax advice and tax planning fees of $1.9 million and tax compliance fees of $1.1 million.

(4)
All other fees included reimbursement of approximately $2.0 million in costs relating to responding to a request for EY information from, and EY providing testimony before, the U.S. Senate Permanent Subcommittee on Investigations relating to taxation of earnings generated outside of the United States as well as fees for advisory services relating to HP's services business.

 REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

              The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of HP's financial statements, HP's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of HP's internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages HP's relationship with its independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from HP for such advice and assistance.

              HP's management is primarily responsible for HP's internal control and financial reporting process. HP's independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of HP's consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of HP's internal control over financial reporting. The Audit Committee monitors HP's financial reporting process and reports to the Board on its findings.

              In this context, the Audit Committee hereby reports as follows:

    1.
    The Audit Committee has reviewed and discussed the audited financial statements with HP's management.

    2.
    The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB").

    3.
    The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

    4.
    Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in HP's Annual Report on Form 10-K for the fiscal year ended October 31, 2012, for filing with the Securities and Exchange Commission.

              The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

AUDIT COMMITTEE
G. Kennedy Thompson, Chair Shumeet Banerji Rajiv L. Gupta Gary M. Reiner

Annex A

PROPOSED AMENDMENTS TO SECTION 2.2 OF HP'S AMENDED AND RESTATED BYLAWS

2.2
Annual Meeting

              (c)   For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of HP and such other business must be a proper subject for stockholder action. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of HP not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the previous year's annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to the annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to the annual meeting and (y) the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. For purposes of this Section 2.2, a "public announcement" will mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by HP with the Securities and Exchange Commission, or in a notice pursuant to the applicable rules of an exchange on which the securities of HP are listed. In no event will the public announcement of an adjournment or postponement of a stockholders meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. Notwithstanding the foregoing, to be timely, a stockholder's notice of a nomination in accordance with the procedures set forth in paragraph (h) of this Section 2.2 must be delivered to or mailed and received at the principal executive offices of HP not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the first anniversary of the preceding year's annual meeting.

              (e)   Only persons who are nominated in accordance with the procedures set forth in this paragraph (e) and either the following paragraph (f) or paragraph (h) of this Section 2.2 will be eligible for election as directors. Nominations of persons for election to the Board of Directors of HP may be made at an annual meeting of stockholders, or at a special meeting of stockholders at which directors are to be elected pursuant to the notice for such meeting, by or at the direction of the Board of Directors or by any stockholder of record of HP at the time of giving notice provided for in these Bylaws, who is entitled to vote in the election of directors at the meeting and who complies with the notice procedures set forth in this Section 2.2.

              (f)    Nominations, other than those made by or at the direction of the Board of Directors, will be made pursuant to timely notice in writing to the secretary of HP in accordance with the time periods described in paragraph (c) of this Section 2.2 in the case of an annual meeting and paragraph (c) of Section 2.3 in the case of a special meeting. Such stockholder's notice will set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of HP which are owned by such person, including shares beneficially owned and shares held of record, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected), and (E) a written statement executed by such nominee acknowledging that, as a director of such corporation, such person will owe a fiduciary duty, under the General Corporation Law of the State of Delaware, exclusively to HP and its stockholders; (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made: (A) the name and address, as they appear on HP's books, of the stockholder giving the notice, and the name and address of the beneficial owner, (B) the class and number of shares of HP which are owned of record by the stockholder and the beneficial owner as of the date of the notice, and the stockholder's agreement to notify HP in writing within five (5) business days after the record date for the annual meeting of the class and number of shares of HP owned of record by the stockholder and the beneficial owner as of the record date for the meeting, and (C) a representation that the stockholder intends to appear in person or by proxy at the meeting to present the nomination, and (iii) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is being made, as to the beneficial owner: (A) the class and number of shares of HP which are beneficially owned by the stockholder or beneficial owner as of the date of the notice, and the stockholder's agreement to notify HP in writing within five (5) business days after the record date for the meeting of the class and number of shares of HP beneficially owned by the stockholder or beneficial owner as of the record date for the meeting, (B) a description of any agreement, arrangement or understanding with respect to the nomination between or among the stockholder or beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner) and the stockholder's agreement to notify HP in writing within five (5) business days after the record date for the annual meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (C) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder's notice by, or on behalf of, the stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of shares of HP, or increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of HP, and the stockholder's agreement to notify HP in writing within five (5) business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting. At the request of the Board of Directors or the chairman of the Board of Directors, if any, any person nominated by a stockholder for election as a director will furnish to the secretary of HP that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee and such other information as HP may reasonably require to determine the eligibility of the proposed nominee to serve as a director of HP. No person will be eligible for election as a director of HP unless nominated in accordance with the procedures set forth in this paragraph (f).

              Notwithstanding the foregoing provisions of this Section 2.2, unless otherwise required by law, if the stockholder does not provide the information required under clauses (ii)(B) and (iii)(A) through (iii)(C) of this Section 2.2(f) to HP within five (5) business days following the record date for an annual or special meeting of stockholders or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by HP.

              (h)   HP shall include in its proxy statement for an annual meeting of stockholders the name, together with the Required Information (defined below), of any person nominated for election (the "Stockholder Nominee") to the Board of Directors by a stockholder that satisfies, or by a group of no more than 20 stockholders that satisfy, the requirements of this Section 2.2(h) (the "Eligible

Stockholder"), and who expressly elects at the time of providing the notice required by this Section 2.2(h) to have its nominee included in HP's proxy materials pursuant to this Section 2.2(h).

              For purposes of this Section 2.2(h), the "Required Information" that HP will include in its proxy statement is (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in HP's proxy statement by the regulations promulgated under the 1934 Act; and (ii) if the Eligible Stockholder so elects, a Statement (defined below).

              HP shall not be required to include, pursuant to this Section 2.2(h), any Stockholder Nominees in its proxy materials for any meeting of stockholders for which the secretary of HP receives a notice that a stockholder has nominated a person for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 2.2(f) of these Bylaws.

              The number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in HP's proxy materials pursuant to this Section 2.2(h) but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Director nominees) appearing in HP's proxy materials with respect to an annual meeting of stockholders shall not exceed 20% of the number of directors in office as of the last day on which notice of a nomination in accordance with the procedures set forth in this Section 2.2(h) may be delivered pursuant to Section 2.2(c) of these Bylaws, or if such amount is not a whole number, the closest whole number below 20%. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.2(h) exceeds this maximum number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in HP's proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of common stock of HP each Eligible Stockholder disclosed as owned in the written notice of the nomination submitted to HP. If the maximum number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

              For purposes of this Section 2.2(h), an Eligible Stockholder shall be deemed to "own" only those outstanding shares of common stock of HP as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of HP, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder's or affiliates' full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall "own" shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder's ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. The terms "owned," "owning" and other variations of the word "own" shall have correlative meanings. Whether outstanding shares of the common stock of HP are "owned" for these purposes shall be determined by the Board of Directors.

              An Eligible Stockholder must have owned (as defined above) 3% or more of HP's outstanding common stock continuously for at least three years (the "Required Shares") as of both the date the written notice of the nomination is delivered to or mailed and received by HP in accordance with Section 2.2(c) of these Bylaws and the record date for determining stockholders entitled to vote at the annual meeting. Within the time period specified in Section 2.2(c) of these Bylaws for providing notice of a nomination in accordance with the procedures set forth in this Section 2.2(h), an Eligible Stockholder must provide the following information in writing to the secretary of HP: (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the written notice of the nomination is delivered to or mailed and received by HP, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder's agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder's continuous ownership of the Required Shares through the record date; (ii) the information required to be set forth in the stockholder's notice of nomination pursuant to Section 2.2(f) of these Bylaws, together with the written consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected; (iii) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the 1934 Act, as may be amended; (iv) a representation that the Eligible Stockholder (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at HP, and does not presently have such intent, (B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.2(h), (C) has not engaged and will not engage in, and has not and will not be a "participant" in another person's, "solicitation" within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board of Directors, and (D) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by HP; and (v) an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder's communications with the stockholders of HP or out of the information that the Eligible Stockholder provided to HP, (B) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting, and (C) with respect to any shares held or controlled by the Eligible Stockholder, not cumulate votes in favor of the election of any Stockholder Nominee nominated by the Eligible Stockholder and to provide to HP prior to the election of directors such additional information as necessary with respect thereto. The inspector of elections shall not give effect to the Eligible Stockholder's votes with respect to the election of directors if the Eligible Stockholder does not comply with the undertaking in clause (iv)(C) above.

              The Eligible Stockholder may provide to the secretary of HP, at the time the information required by this Section 2.2(h) is provided, a written statement for inclusion in HP's proxy statement for the annual meeting, not to exceed 500 words, in support of the Stockholder Nominee's candidacy (the "Statement"). Notwithstanding anything to the contrary contained in this Section 2.2(h), HP may omit from its proxy materials any information or Statement that it, in good faith, believes would violate any applicable law or regulation.

              Within the time period specified in Section 2.2(c) of these Bylaws for providing notice of a nomination in accordance with the procedures set forth in this Section 2.2(h), a Stockholder Nominee must deliver to the secretary of HP a written representation and agreement that such person (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of HP, will act or vote on any issue or question that has not been disclosed to HP, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than HP with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to HP, and (iii) will comply with all HP corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other HP policies and guidelines applicable to directors. At the request of HP, the Stockholder Nominee must submit all completed and signed questionnaires required of HP directors and officers. HP may request such additional information as necessary to permit the Board of Directors to determine if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the common stock of HP is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of HP's directors. If the Board of Directors determines that the Stockholder Nominee is not independent under any of these standards, the Stockholder Nominee will not be eligible for inclusion in HP's proxy materials.

              Any Stockholder Nominee who is included in HP's proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Stockholder Nominee's election, will be ineligible to be a Stockholder Nominee pursuant to this Section 2.2(h) for the next two annual meetings.

Annex B

SECOND AMENDED AND RESTATED

HEWLETT-PACKARD COMPANY 2004 STOCK INCENTIVE PLAN

1.                                      Purposes of the Plan.

The purpose of this Plan is to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the shareholders’ interest and share in the Company’s success and to provide an opportunity for cash awards to incentivize or reward employees.

2.                                      Definitions.

As used herein, the following definitions shall apply:

(a)                                 “Administrator” means the Board, any Committees or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

(b)                                 “Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator provided that the entity is one with respect to which Common Stock will qualify as “service recipient stock” under Code Section 409A.

(c)                                  “Annual Equity Retainer” shall mean the amount which a Non-Employee Director will be entitled to receive in the form of equity for serving as a director in a relevant Director Plan Year, but shall not include reimbursement for expenses, fees associated with service on any committee of the Board, any cash compensation (whether or not payable in Shares at the election of the Non-Employee Director), or fees with respect to any other services to be provided to HP or the Board, including but not limited to Board leadership services.

(d)                                  “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(e)                                  “Award” means a Cash Award, Stock Award, Stock Appreciation Right, or Option granted in accordance with the terms of the Plan.

(f)                                   “Awardee” means an individual who has been granted an Award under the Plan.

(g)                                  “Award Agreement” means a Cash Award Agreement, Stock Award Agreement, SAR Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan. An Award Agreement may be in the form of either (i) an agreement to be either executed by both the Awardee and the Company or offered and accepted electronically as the Administrator shall determine or (ii) certificates, notices or similar instruments as approved by the Administrator.

(h)                                 “Board” means the Board of Directors of the Company.

(i)                                     “Cash Award” means a bonus opportunity awarded under Section 12 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

(j)                                    “Change in Control” means any of the following, unless the Administrator provides otherwise:

i.                                          any merger or consolidation (other than a merger or consolidation in which 50% of the voting power of the voting securities of the surviving entity is controlled by the shareholders of the Company immediately prior to the transaction) in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

ii.                                       the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary),

iii.                                    the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act),

iv.                                   the dissolution or liquidation of the Company, or

v.                                      a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board.

(k)                                 “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(l)                                     “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.  The HR and Compensation Committee of the Board shall be deemed a “Committee” for purposes of the Plan.

(m)                             “Common Stock” means the common stock of the Company.

(n)                                 “Company” means Hewlett-Packard Company, a Delaware corporation, or its successor.

(o)                                 “Conversion Award” has the meaning set forth in Section 4(b)(xi) of the Plan.

(p)                                 “Director” means a member of the Board who is not a Non-Employee Director.

(q)                                 “Director Option” shall mean any option granted under Section 13 of the Plan.

(r)                                     “Director Plan Year” shall mean the year beginning the day after HP’s annual meeting and ending on the day of HP’s next annual meeting, as the case may be, for any relevant year.

(s)                                    “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or Director. The Administrator shall determine whether or not the chairman of the Board qualifies as an “Employee.” Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Awardee’s status from an employee to a consultant or Director, and (v) at the request of the Company or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

(t)                                    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(u)                                 “Fair Market Value” means, unless the Administrator determines otherwise, as of any date, the closing sales price for such Common Stock on the New York Stock Exchange (the “NYSE”) as of such date (or if no sales were reported on such date, the closing sales price on the last preceding day on which a sale was made), as reported in such source as the Administrator shall determine.

(v)                                 “Full-Value Award” means any Award under the Plan other than a Cash Award, an Option or a Stock Appreciation Right.  For avoidance of doubt, Stock Awards settled in cash are not Full-Value Awards.

(w)                                “Grant Date” means the date upon which an Award is granted to an Awardee pursuant to this Plan or such later date as specified in advance by the Administrator.

(x)                                 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(y)                                 “Non-Employee Director” shall mean each member of the Board who is not an employee of HP or any of its Subsidiaries or Affiliates and who is eligible only for Awards granted pursuant to Section 13 of the Plan.

(z)                                   “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa)                          “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)                          “Option” means a right granted under Section 8 to purchase a number of Shares or Stock Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

(cc)                            “Participant” means an individual who has been granted an Award or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(dd)                          “Plan” means this Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan.

(ee)                            “Qualifying Performance Criteria” shall have the meaning set forth in Section 13(b) of the Plan.

(ff)                           “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(gg)                            “Stock Appreciation Right” or “SAR” means a right granted under Section 8 which entitles the recipient to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the exercise price thereof on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “SAR Agreement”).  The Administrator shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares. Stock Appreciation Rights may be granted in tandem with another Award or freestanding and unrelated to another Award.

(hh)                          “Stock Award” means an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(ii)                                  “Stock Unit” means a bookkeeping entry representing an amount equivalent to the value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(jj)                                “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(kk)                          “Termination of Employment” shall mean ceasing to be an Employee. However, for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

(ll)                                   “Total and Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

3.                                      Stock Subject to the Plan.

(a)                                 Aggregate Limits.  Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares subject to Awards granted under the Plan is 417,500,000(1) Shares, of which 172,500,000 Shares were added in 2013. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares. Shares issued in respect of any Full-Value Award granted under the Plan after March 20, 2013 shall be counted against the share limit set forth in the foregoing sentence as 2.32 for every one Share actually issued in connection with such Award.  (For example, if 100 Shares are issued with respect to a Stock Unit, 232 shares will be counted against the share limit in connection with that Award.)  Shares issued in respect of any other Award (not a Full-Value Award) shall be counted against the share limit as one Share.

(1)  180,000,000 shares originally approved at the annual meeting March 17, 2004; 65,000,000 additional shares approved at the annual meeting March 17,  2010; 172,500,000 additional shares to be approved at the annual meeting in 2013.

(b)                                 Issuance of Shares.  For purposes of Section 3(a), the aggregate number of Shares issued under the Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award.  If any Shares subject to an Award granted under the Plan are forfeited or such Award is settled in cash or otherwise terminates without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture, settlement or termination, shall again be available for grant under the Plan.  Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares delivered to or withheld by the Company to pay the exercise price of an Option, (ii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iii) Shares repurchased by the Company on the open market with the proceeds of an Award paid to the Company by or on behalf of the Participant.  For the avoidance of doubt, when SARs are exercised and settled in Shares the full number of Shares exercised will no longer be available for issuance under the Plan.

(c)                                  Code Section 162(m) and 422 Share Limits.  Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares subject to Awards intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code granted under this Plan during any calendar year to any one Awardee shall not exceed 4,000,000, except that in connection with his or her initial service, an Awardee may be granted Awards intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code covering up to an additional 4,000,000 Shares. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 417,500,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(c) shall be subject to adjustment under Section 15(a) of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m) or the ability to grant or the qualification of Incentive Stock Options under the Plan.

4.                                      Administration Of The Plan.

(a)                                 Procedure.

i.                                          Multiple Administrative Bodies. The Plan shall be administered by the Board, one or more Committees and/or their delegates.

ii.                                       Section 162. To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

iii.                                    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

iv.                                   Other Administration. Subject to applicable law, the Board or a Committee may delegate to an authorized officer or officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

v.                                      Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)                                 Powers of the Administrator.  Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

i.                                          to select the Awardees to whom Awards are to be granted hereunder;

ii.                                       to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

iii.                                    to determine the type of Award to be granted to the selected Awardees;

iv.                                   to approve forms of Award Agreements for use under the Plan;

v.                                      to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised or settled (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

vi.                                   to suspend the right to exercise Awards during any blackout period that is necessary or desirable to comply with the requirements of Applicable Laws and/or to extend the Award exercise period for an equal period of time in a manner consistent with Applicable Law;

vii.                                to correct defects and supply omissions in the Plan and any Award Agreement and to correct administrative errors;

viii.                             to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

ix.                                   to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

x.                                      to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

xi.                                   to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 15 of the Plan and may not materially impair any outstanding Award unless agreed to in writing by the Participant;

xii.                                to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or SAR, or vesting or settlement of a Stock Award that number of Shares having a value not in excess of the amount required to be withheld. The value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

xiii.                             to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity; provided, however, that with respect to the conversion of stock appreciation rights in the acquired entity, the Conversion Awards shall be Nonstatutory Stock Options, unless otherwise determined by the Administrator. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

xiv.                            to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xv.                               to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xvi.                            to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

xvii.                         to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c)                                  Effect of Administrator’s Decision.  All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants or other persons claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.                                      Eligibility.

Awards may be granted to Directors and/or Employees; provided that Non-Employee Directors are eligible only for awards granted under Section 13 of the Plan.

6.                                      Term of Plan.

The Plan shall become effective upon its approval by shareholders of the Company. It shall continue in effect for a term of ten (10) years from the later of the date the Plan or any amendment to add shares to the Plan is approved by shareholders of the Company unless terminated earlier under Section 15 of the Plan.

7.                                      Term of Award.

The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option or SAR, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that the term may be ten and one-half (10 1/2) years in the case of Options granted to Awardees in certain jurisdictions outside the United States as determined by the Administrator.

8.                                      Options and Stock Appreciation Rights.

The Administrator may grant an Option or SAR, or provide for the grant of an Option or SAR, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition whether or not within the control of the Awardee.

(a)                                 Option or SAR Agreement.  Each Option or SAR Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option or SAR, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option or SAR, (v) such terms and conditions on the vesting and/or exercisability of an Option or SAR as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option or SAR and forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)                                 Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option or SAR shall be determined by the Administrator, subject to the following:

i.                                          The per Share exercise price of an Option or SAR shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

ii.                                       Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options or stock appreciation rights of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion if such exercise price is based on a formula set forth in the terms of such options/stock appreciation rights or in the terms of the agreement providing for such acquisition.

(c)                                  No Option or SAR Repricings.  Other than in connection with a change in the Company’s capitalization (as described in Section 15(a) of the Plan), the exercise price of an Option or SAR may not be reduced without shareholder approval (including canceling previously awarded Options or SARs in exchange for cash, other Awards, Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR).

(d)                                 Vesting Period and Exercise Dates.  Options or SARs granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s or SAR’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Option or SAR granted under this Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option or SAR, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option or SAR.

(e)                                  Form of Consideration for Exercising an Option.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

i.                                          cash;

ii.                                       check or wire transfer (denominated in U.S. Dollars);

iii.                                    subject to any conditions or limitations established by the Administrator, other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

iv.                                   subject to any conditions or limitations established by the Administrator, withholding of Shares deliverable upon exercise, which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

v.                                      consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

vi.                                   such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

vii.                                any combination of the foregoing methods of payment.

9.                                      Incentive Stock Option Limitations/Terms.

(a)                                 Eligibility.  Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

(b)                                 $100,000 Limitation.  Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c)                                  Effect of Termination of Employment on Incentive Stock Options.  Generally. Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment, any outstanding Incentive Stock Option granted to such Awardee, whether vested or unvested, to the extent not theretofore exercised, shall terminate immediately upon the Awardee’s Termination of Employment.

(d)                                 Leave of Absence.  For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary is not so guaranteed, an Awardee’s employment with the Company shall be deemed terminated on the ninety-first (91st) day of such leave for Incentive Stock Option purposes and any Incentive Stock Option granted to the Awardee shall cease to be treated as an Incentive Stock Option and shall terminate upon the expiration of the three month period following the date the employment relationship is deemed terminated.

(e)                                  Transferability.  The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.

(f)                                   Other Terms.  Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10.                               Exercise of Option or SAR.

(a)                                 Procedure for Exercise; Rights as a Shareholder.

i.                                          Any Option or SAR granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement. Unless the Administrator provides otherwise: (A) no Option or SAR may be exercised during any leave of absence other than an approved personal or medical leave with an employment guarantee upon return, (B) an Option or SAR shall continue to vest during any authorized leave of absence and such Option or SAR may be exercised to the extent vested and exercisable upon the Awardee’s return to active employment status.

ii.                                       An Option or SAR shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option or SAR; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options or SARs, satisfaction of all applicable withholding taxes.

iii.                                    Shares issued upon exercise of an Option or SAR shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option or SAR, notwithstanding the exercise of the Option or SAR.

iv.                                   The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option or SAR is exercised. An Option or SAR may not be exercised for a fraction of a Share.

(b)                                 Effect of Termination of Employment on Nonstatutory Stock Options or SARs.  Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment, upon an Awardee’s Termination of Employment, any outstanding Nonstatutory Stock Option or SAR granted to such Awardee, whether vested or unvested, to the extent not theretofore exercised, shall terminate immediately upon the Awardee’s Termination of Employment.

11.                               Stock Awards.

(a)                                 Stock Award Agreement.  Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)                                 Restrictions and Performance Criteria.  The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than the earlier of ninety (90) days after the commencement, or within the first 25%, of the period of service to which the performance goals relates, provided that the outcome is substantially uncertain at that time.

(c)                                  Forfeiture.  Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment, upon the Awardee’s Termination of Employment, the Stock Award and the Shares subject thereto shall be forfeited, provided that to the extent that the Awardee purchased any Shares, the Company shall have a right to repurchase the unvested Shares at the original price paid by the Awardee.

(d)                                 Rights as a Shareholder.  Unless otherwise provided by the Administrator, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. Unless otherwise provided by the Administrator, a Participant holding Stock Units shall be entitled to receive dividend or dividend equivalent rights payable in cash or Shares subject to the same vesting conditions as the underlying Stock Units.

12.                               Cash Awards.

Each Cash Award will confer upon the Awardee the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one (1) year.

(a)                                 Cash Award.  Each Cash Award shall contain provisions regarding (i) the target and maximum amount payable to the Awardee as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable in any fiscal year pursuant to that portion of a Cash Award granted under this Plan to any Awardee that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed U.S. $15,000,000.

(b)                                 Performance Criteria.  The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance and /or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of any Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than the earlier of 90 days after the commencement, or within the first 25% of the period of service to which the performance goals relate, provided that the outcome is substantially uncertain at that time.

(c)                                  Timing and Form of Payment.  The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect (in a manner consistent with Section 409A of the Code) for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d)                                 Termination of Employment.  Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment, upon the Awardee’s Termination of Employment, any Cash Awards issued hereunder shall be forfeited.

13.                               Non-Employee Director Awards.

(a)                                 Eligibility.  Each member of the Board who is a Non-Employee Director and who is providing service to HP as a member of the Board at the beginning of the Director Plan Year shall be eligible to receive an Annual Equity Retainer (as defined in Section 2 above) under the Plan. The value of the Annual Equity Retainer granted to a Non-Employee Director for any Director Plan Year (which shall be converted into a number of shares subject to a Director RSU Award (as provided in Section 13(b)(ii)) or Director Option Award (as provided in Section 13(b)(iii)) shall not exceed $550,000.

Any member of the Board who enters into service after the beginning of the Director Plan Year (as defined in Section 2 above) may be eligible to receive a prorated Annual Equity Retainer under the Plan as the Board or the Committee determines in its discretion.

(b)                                 Terms and Conditions.

(i)                                     Compensation Alternatives. Within (i) 25 days after the beginning of the Director Plan Year, or (ii) if the Non-Employee Director elects to participate in the Hewlett-Packard Company 2005 Executive Deferred Compensation Plan (the “EDCP”) then in the calendar year preceding the first day of the Director Plan Year, each Non-Employee Director may elect to receive his Annual Equity Retainer in the form of restricted stock units (a “Director RSU Award”) and or in the form of an option to purchase shares of Common Stock (a “Director Option Award”).  If any Non-Employee

Director fails to make such an election, then he shall be deemed to have elected a Director RSU Award for the value of his Annual Equity Retainer. Any such election, or any modification or termination of such an election, shall be filed with HP on a form prescribed by HP for this purpose.  If a Non-Employee Director does not elect to participate in the EDCP and does not select his or her means of payment within the prescribed time, then such Non-Employee Director shall not be permitted to participate in the EDCP for the applicable Director Plan Year.

(ii)                                Director RSU Award.

A.                                  Date of Grant. The Director RSU Award shall be granted automatically one month after the beginning of each Director Plan Year (or, if such date is not a business day, on the next succeeding business day) (the “Director Grant Date”).

B.                                  Number of Shares Subject to a Director RSU Award. The total number of shares of Common Stock included in each Director RSU Award shall be determined by dividing the amount of the Annual Equity Retainer that is to be paid in RSUs by the Fair Market Value of a share of Common Stock on the Director Grant Date. It shall be rounded up to the largest number of whole shares.

C.                                  Vesting Period for Director RSU Award. If the Committee does not expressly exercise its discretion to change the vesting of the Director RSU Award for a Director Plan Year, then the vesting of such Director RSU Award shall be the same as the last Director Plan Year in which the Committee exercised its discretion to set the vesting terms.  Unless deferred under the EDCP, Shares subject to Director RSU Awards shall be delivered promptly upon satisfaction of the vesting conditions, but no later than March 15 of the calendar year following the calendar year in which the vesting conditions are satisfied.

(iii)                            Director Option Award. Subject to Section 13(b)(i) above, each Non-Employee Director may specify the amount of his Annual Equity Retainer to be received in the form of a Nonstatutory Stock Option. Each Director Option Award granted under this Plan shall comply with and be subject to the terms of the Plan and the following terms and conditions including such additional terms and conditions as may be determined by the Board or Committee:

A.                                  Date of Grant. The Director Option Award shall be granted automatically on the Director Grant Date.

B.                                  Number of Shares Subject to Director Option Award. The number of shares to be subject to any Director Option Award shall be an amount necessary to make such option equal in value, using a modified Black-Scholes option valuation model, to that portion of the Annual Equity Retainer that the Non-Employee Director elected to receive in the form of an option. The value of the option will be calculated by assuming that the value of an option to purchase one share of Common Stock equals the product of (i) a fraction determined by dividing 1 by the Multiplier, as defined below, and (ii) the Fair Market Value of a share of Common Stock on the Director Grant Date.

The number of shares represented by a Director Option Award shall be calculated by multiplying the number of shares determined above by a multiplier determined using a modified Black-Scholes option valuation method (the “Multiplier”). The Board or the Committee shall determine the Multiplier prior to the beginning of the Director Plan Year by considering the following factors: (i) the Fair Market Value of the Common Stock on the date the Multiplier is determined; (ii) the average length of time that Company stock options are held by optionees prior to exercise; (iii) the risk-free rate of return based on the term determined in (ii) above and U.S. government securities rates; (iv) the annual dividend yield for the Common Stock; and (v) the volatility of the Common Stock over the previous ten-year period. The number of shares to be subject to the option shall be rounded up to the largest number of whole shares determined as follows:

Amount of Annual Equity Retainer to be paid as options	x Multiplier = Number of Shares
Fair Market Value on the Director Grant Date

C.                                      Price of Options. The exercise price of the Director Option Award will be the Fair Market Value of the Common Stock on the Director Grant Date.

D.                                      Period of Director Option Award. The Committee shall have the discretion to determine the exercisability of Shares subject to the Director Option Award.  If the Committee does not expressly exercise its discretion to change the exercisability (including the vesting schedule and/or the term of an option) of the Director Option Award for a Director Plan Year, then the exercisability of such options shall be the same as the last Director Plan Year in which the Committee expressly exercised its discretion to determine the exercisability of Shares subject to the Director Option Award.

(iv)                              Termination.  Any Non-Employee Director who terminates service prior to the end of the Director Plan Year may have his Annual Retainer prorated, including a forfeiture of options, restricted stock units or cash payment, if any, as the Board or the Committee determines in its discretion.

14.                                 Other Provisions Applicable to Awards.

(a)                                 Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. The Administrator may make an Award transferable to an Awardee’s “family member” (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners. If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b)                                 Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow (including operating cash flow or free cash flow) or cash conversion cycle; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in: earnings or earnings per share, cash flow, revenue, gross margin, operating expense or operating expense as a percentage of revenue; (v) stock price; (vi) return on equity or average shareholder equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue (on an absolute basis or adjusted for currency effects); (xii) net profit or net profit before annual bonus; (xiii) income or net income; (xiv) operating income or net operating income; (xv) operating profit,  net operating profit or controllable operating profit; (xvi) operating margin or operating expense or operating expense as a percentage of revenue; (xvii) return on operating revenue; (xviii) market share or customer indicators; (xix) contract awards or backlog; (xx) overhead or other expense reduction; (xxi) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index or another index; (xxii) credit rating; (xxiii) strategic plan development and implementation, attainment of research and development milestones or new product invention or innovation; (xxiv) succession plan development and implementation; (xxv) improvement in productivity or workforce diversity, (xxvi) attainment of objective operating goals and employee metrics; and (xxvii) economic value added. To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

(c)                                  Certification.  Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(d)                                 Discretionary Adjustments Pursuant to Section 162(m).  Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options, SARs or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

15.                               Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)                                 Changes in Capitalization.  Subject to any required action by the shareholders of the Company, (i) the number and kind of Shares available for issuance under the Plan and/or covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award and (iii) the Share limitations set forth in Section 3 of the Plan, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property (other than regular, cash dividends)), combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)                                 Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide at any time for an Option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)                                  Change in Control.  In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Awards and terminate any restrictions on Awards; and (iii) provide for the cancellation of Awards for a cash payment to the Participant.

16.                                 Amendment and Termination of the Plan.

(a)                                 Amendment and Termination.  The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company, no such amendment shall be made that would:

i.                                          increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 15 of the Plan;

ii.                                       reduce the minimum exercise price for Options or SARs granted under the Plan;

iii.                                    reduce the exercise price of outstanding Options or SARs; or

iv.                                   materially expand the class of persons eligible to receive Awards under the Plan.

(b)                                 Effect of Amendment or Termination.  No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)                                  Effect of the Plan on Other Arrangements.  Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.                                 Designation of Beneficiary.

(a)                                 An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan pursuant to terms and conditions permitted by the Administrator. To the extent that Awardee has completed a designation of beneficiary while employed with Hewlett-Packard Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b)                                 Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.

18.                                 No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

19.                                 Legal Compliance.

Shares shall not be issued pursuant to the exercise of an Option, Stock Appreciation Right or Stock Award unless the exercise of such Option, Stock Appreciation Right or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

20.                                 Inability to Obtain Authority.

To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.                                 Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.                                 Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

23.                                 Governing Law; Interpretation of Plan and Awards.

(a)                                 This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.

(b)                                 In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)                                  The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)                                 The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e)                                  All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. In the event the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

(f)                                   Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by the Administrator. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Delaware. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24.                               Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a)                                 The Non-Issuance of Shares.  The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)                                 Tax Consequences.  Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

25.                               Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

IMPORTANT INFORMATION CONCERNING THE HP ANNUAL MEETING

Check-in begins: 12:30 p.m., local time	Meeting begins: 2:00 p.m., local time
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HP stockholders, including joint holders, as of the close of business on January 22, 2013, the record date for the annual meeting, are entitled to attend the annual meeting on March 20, 2013

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All stockholders and their proxies should be prepared to present photo identification for admission to the meeting

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If you are a record holder or a participant in the HP 401(k) Plan or the ESPP, your share ownership will be verified against a list of record holders or plan participants as of the record date prior to your being admitted to the meeting

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If you are a beneficial owner of your HP shares (i.e., you hold your shares through a broker, trustee or nominee), you will be asked to present proof of beneficial ownership of HP shares as of the record date, such as your most recent brokerage statement prior to January 22, 2013 or other evidence of ownership

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Persons acting as proxies must bring a valid proxy from a record holder who owns shares as of the close of business on January 22, 2013

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Failure to present identification or otherwise comply with the above procedures will result in exclusion from the meeting

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Meeting attendees will not be permitted to bring recording equipment, electronic devices or large bags, briefcases or packages to the meeting

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Please allow ample time for check-in

THANK YOU FOR YOUR INTEREST AND SUPPORT—YOUR VOTE IS IMPORTANT!

Directions to the Computer History Museum, 1401 N. Shoreline Boulevard, Mountain View, California

From San Francisco:

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  Take US-101 South toward San Jose.
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  Take Shoreline Boulevard exit.
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  Turn left onto Shoreline Boulevard.
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  Cross through intersection; Museum is on your right.

From San Jose:

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  Take US-101 North toward San Francisco.
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  Take Shoreline Boulevard exit.
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  Turn right onto Shoreline Boulevard.
  •
  Cross through intersection; Museum is on your right.

From Oakland:

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  Take I-880 South toward San Jose.
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  Merge onto CA-237 West toward Mountain View.
  •
  Merge onto US-101 North toward San Francisco.
  •
  Take Shoreline Boulevard exit.
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  Turn right onto Shoreline Boulevard.
  •
  Cross through intersection; Museum is on your right.

From Saratoga via CA-85 North:

  •
  Take CA-85 North towards San Francisco.
  •
  Take Shoreline Boulevard exit.
  •
  Turn right onto Shoreline Boulevard.
  •
  Cross through intersection; Museum is on your right.

Note: Parking will be in the front and on the side of the facility.

4AA4-4926ENW

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED HEWLETT-PACKARD COMPANY ANNUAL MEETING OF STOCKHOLDERS—MARCH 20, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Hewlett-Packard Company held of record or in an applicable plan by the undersigned at the close of business on January 22, 2013, at the Annual Meeting of Stockholders to be held at the Computer History Museum, 1401 N. Shoreline Boulevard, Mountain View, California, at 2:00 p.m., local time, on Wednesday, March 20, 2013, or any postponement or adjournment thereof. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof. This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in proposal 1, FOR proposals 2, 3, 4 and 5, and AGAINST proposals 6, 7 and 8. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by Hewlett-Packard Company, voting instructions with respect to such plan shares must be provided by 11:59 p.m. Eastern time on March 17, 2013, in the manner described in the proxy statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof. IMPORTANT—THIS PROXY CARD MUST BE SIGNED ON THE REVERSE SIDE. PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. P R O X Y HEWLETT-PACKARD COMPANY ANNUAL MEETING OF STOCKHOLDERS WEDNESDAY, MARCH 20, 2013 2:00 P.M., LOCAL TIME COMPUTER HISTORY MUSEUM 1401 N. SHORELINE BOULEVARD MOUNTAIN VIEW, CALIFORNIA PLEASE VOTE TODAY! YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE REVERSE SIDE OF THIS CARD FOR INSTRUCTIONS. Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Hewlett-Packard Company Annual Meeting of Stockholders, including the 2012 Annual Report and the proxy statement, are available over the Internet. To view the proxy materials, please have the reverse side of this notice available and visit www.eproxyaccess.com/hpq2013. Electronic Delivery of Future Proxy Materials: If you wish to receive all future proxy materials electronically by e-mail, please visit www.eproxyaccess.com/hpq2013 and follow the instructions there.

1. Election of directors: 01-M. L. Andreessen 02-S. Banerji 03-R. L. Gupta 04-J. H. Hammergren 05-R. J. Lane 06-A. M. Livermore Signature Signature Title Date NOTE: Please sign exactly as your name or names appear hereon. For joint accounts each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, FOR PROPOSALS 2, 3, 4 AND 5, AND AGAINST PROPOSALS 6, 7 AND 8. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED HEWLETT-PACKARD COMPANY YOUR VOTE IS IMPORTANT. Please take a moment now to vote your shares of Hewlett-Packard Company common stock for the upcoming Annual Meeting of Stockholders. PLEASE REVIEW THE 2013 PROXY STATEMENT AND ACCOMPANYING MATERIALS AND VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone—Call toll-free in the U.S. or Canada at 1-866-209-1711, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1340. Please follow the simple instructions. OR 2. Vote by Internet—Access www.proxyvotenow.com/hpq2013, and follow the simple instructions. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. OR 3. Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign and date the proxy card, and return it in the envelope provided or mail it to Hewlett-Packard Company, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156. Address change (make correction at left) 3. Advisory vote on executive compensation. 4. Amend HP’s Amended and Restated Bylaws to permit stockholder proxy access. 5. Approval of the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan. 6. Stockholder proposal relating to the formation of a human rights committee. 7. Stockholder proposal entitled “2013 Hewlett- Packard Resolution on Human Rights Policy.” 8. Stockholder Proposal entitled “Executives to Retain Significant Stock.” 07-G. M. Reiner 08-P. F. Russo 09-G. K. Thompson 10-M. C. Whitman 11-R. V. Whitworth 2. Ratification of the appointment of the independent registered public accounting firm for the fiscal year ending October 31, 2013. FOR AGAINST ABSTAIN